Exhibit 10.1

EXECUTION VERSION

FIRST amendment to SEVENTH Amended and Restated credit agreement

THIS FIRST AMENDMENT TO SEVENTH Amended and Restated Credit Agreement (this “Amendment”) is entered into as of August 6, 2020 by and among Middleby Marshall, Inc., a Delaware corporation (the “Company”), the Lenders (as defined below) signatory hereto and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

WHEREAS, The Middleby Corporation, a Delaware corporation (“Parent”), the Company, the other Borrowers from time to time party thereto, the various financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Seventh Amended and Restated Credit Agreement, dated as of January 31, 2020 (as amended, restated, amended and restated or supplemented from time to time prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Amendment, the “Amended Credit Agreement”; capitalized terms used but not defined herein have the meanings set forth in the Amended Credit Agreement); and

WHEREAS, the Company has requested from the Lenders certain amendments to the Existing Credit Agreement, and the Lenders party hereto have agreed to such amendments on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

SECTION 1        Amendments.

1.1              Amendments to Existing Credit Agreement. As of the First Amendment Effective Date (as defined below), the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Annex I hereto.

1.2              Amendments to Schedules. Effective as of the First Amendment Effective Date, Exhibit A to the Existing Credit Agreement is hereby amended and restated in its entirety as set forth on Annex II hereto.

1.3              Amendments to Schedules. Effective as of the First Amendment Effective Date, Schedule 1.1 to the Existing Credit Agreement is hereby amended and restated in its entirety as set forth on Annex III hereto.

SECTION 2        Signing Date Representations and Warranties. The Company represents and warrants to the Administrative Agent and the Lenders that, as of the Signing Date, (a) the representations and warranties of the Borrowers contained in Section 9 of the Existing Credit Agreement and of the Loan Parties in the other Loan Documents (deeming this Amendment as a Loan Document) are true and correct in all material respects, except (I) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (II) the representations and warranties contained in subsections (a) and (b) of Section 9.4 of the Existing Credit Agreement are deemed to refer to the most recent statements furnished pursuant to Section 10.1.1 and 10.1.2 of the Existing Credit Agreement and (b) no Event of Default or Unmatured Event of Default will exist.

SECTION 3        Binding Effect. This Amendment, other than Section 1 hereof, shall be binding on all the parties hereto as of the date hereof (the “Signing Date”) upon the satisfaction of the following conditions precedent:

3.1              The Administrative Agent shall have received counterparts of this Amendment executed by the Company and Lenders constituting at least the Required Lenders.

3.2              The Administrative Agent shall have received counterparts of a fee letter (the “First Amendment Fee Letter”) executed by the Company and the Administrative Agent.

3.3              The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to it, executed by the Company certifying that, as of the date hereof, before and after giving effect to the Amendment the representations and warranties set forth in Section 2 of this Amendment are true and correct.

3.4              Borrowers shall have paid, in accordance with the Existing Credit Agreement, the reasonable and documented out-of-pocket costs and expenses (including legal fees) of Administrative Agent incurred by it in connection with the transactions contemplated hereby to the extent invoiced at least one (1) Business Day prior to the date hereof.

SECTION 4        Effectiveness of Modifications to Credit Agreement. Section 1 of this Amendment shall become effective concurrently with the satisfaction of the following conditions precedent (the date on which such conditions are satisfied, the “First Amendment Effective Date”):

4.1              The Signing Date shall have occurred and each of the conditions in this Section 4 shall have been satisfied on or prior to September 30, 2020.

4.2              Proceeds of Permitted Junior Capital or equity in an aggregate amount of at least $400,000,000 shall have been applied to repay the Term Loans; provided that the terms of such Permitted Junior Capital, if issued in the form of Convertible Notes, shall provide for a stated maturity that is no earlier than the Term Loan Maturity Date in effect on the date such Convertible Notes are issued.

4.3              The Administrative Agent shall have received a certificate, in form and substance reasonably satisfactory to it, executed by the Company certifying that immediately both before and after giving effect to the amendments to the Existing Credit Agreement on the First Amendment Effective Date, (i) the representations and warranties of the Borrowers contained in Section 9 of the Amended Credit Agreement and of the Loan Parties in the other Loan Documents (deeming this Amendment as a Loan Document) are true and correct in all material respects, except (I) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (II) the representations and warranties contained in subsections (a) and (b) of Section 9.4 of the Amended Credit Agreement are deemed to refer to the most recent statements furnished pursuant to Section 10.1.1 and 10.1.2 of the Amended Credit Agreement and (b) no Event of Default or Unmatured Event of Default will exist and (ii) the Parent is in compliance (on a pro forma basis) with the covenants contained in Section 10.6 of the Amended Credit Agreement.

4.4              Borrowers shall have paid to the Administrative Agent (or its Affiliates) the fees set forth in the First Amendment Fee Letter, including the consent fee in accordance with the terms thereof for the ratable benefit of each Lender signatory hereto.

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The Administrative Agent shall notify the Company (which notice may be via email) upon the occurrence of the First Amendment Effective Date. For the avoidance of doubt, it is understood and agreed that if the First Amendment Effective Date does not occur on or before September 30, 2020, then the amendments set forth in Section 1 hereof shall not be effective and this Amendment shall automatically terminate.

SECTION 5        Miscellaneous.

5.1              Continuing Effectiveness, etc. As amended hereby on the First Amendment Effective Date, the Existing Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed, as of the First Amendment Effective Date, in all respects. After the effectiveness of this Amendment on the First Amendment Effective Date, all references in the Existing Credit Agreement and the other Loan Documents to “Credit Agreement” or similar terms shall refer to the Amended Credit Agreement. This Amendment shall be deemed a Loan Document.

5.2              Confirmation. The Company confirms to the Administrative Agent and the Lenders that after giving effect to the Amendment on the First Amendment Effective Date and the transactions contemplated thereby, each Loan Document to which the Company is a party continues in full force and effect (and hereby reaffirms its obligations thereunder, including any Liens granted therein) and is the legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms, subject to bankruptcy, insolvency, and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.3              Counterparts. This Amendment may be in the form of an Electronic Record and may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Amendment may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts are one and the same Amendment. The Agent and the Required Lenders hereby agree that the delivery of a fully compiled Amendment and the other documents required by Section 3 as Electronic Records (including, without limitation, facsimile and .pdf), shall be deemed sufficient for the purposes of Section 15.17(a) of the Amended Credit Agreement, notwithstanding anything in such section to the contrary. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

5.4              Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois without regard to principles of conflicts of law (except 725 Ill. Comp. Stat. §105/5-5).

5.5              Successors and Assigns. This Amendment shall be binding upon the Parent, the Borrowers, the Lenders and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Parent, the Borrowers, the Lenders and the Administrative Agent and the respective successors and assigns of the Lenders and the Administrative Agent.

5.6              Captions. The captions and headings of this Amendment are for convenience of reference only and shall not affect the interpretation of this Amendment.

5.7              Severability. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such

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prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

5.8              Entire Agreement. This Amendment, including all attachments and exhibits hereto, shall constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

MIDDLEBY MARSHALL INC.

By:	/s/ Martin M. Lindsay
Name: Martin M. Lindsay
Title: Treasurer

[Signature Page to First Amendment]

BANK OF AMERICA, N.A. as Administrative Agent

By:	/s/ Ronaldo Naval
Name: Ronaldo Naval
Title: Vice President

BANK OF AMERICA, N.A., as an Issuing Lender, as Swing Line Lender and as a Lender

By:	/s/ Michael J. Haas
Name: Michael J. Haas
Title: Senior Vice President

[Signature Page to First Amendment]

Bank of Montreal, as a Lender

By:	/s/ Sean P. Gallaway
Name: Sean P. Gallaway
Title: Director

[Signature Page to First Amendment]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

[Signature Page to First Amendment]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ana Gaytan
Name: Ana Gaytan
Title: Assistant Vice President

[Signature Page to First Amendment]

TRUIST BANK, successor by merger to
SUNTRUST BANK, as a Lender

By:	/s/ Sarah Salmon
Name: Sarah Salmon
Title: Assistant Vice President

[Signature Page to First Amendment]

Wells Fargo Bank, National Association as a Lender

By:	/s/ Peg Laughlin
Name: Peg Laughlin
Title: SVP

[Signature Page to First Amendment]

ANNEX I

Amended Credit Agreement

[See Attached]

EXECUTION VERSION

Published CUSIP Numbers:
Deal: 59628EAH0

Revolver: 59628EAJ6

Term:  59628EAK3

SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of January 31, 2020,

as amended by Amendment No. 1, dated as of August 6, 2020

among

THE MIDDLEBY CORPORATION,
as a Guarantor

MIDDLEBY MARSHALL INC.,
and certain other subsidiaries of The Middleby Corporation,
as Borrowers,

VARIOUS FINANCIAL INSTITUTIONS,
as Lenders,

and

BANK OF AMERICA, N.A.,
as Administrative Agent, Issuing Lender and Swing Line Lender

BOFA SECURITIES, INC.

JPMorgan Chase Bank, N.A.,

Wells Fargo securities, llc,

PNC Capital Markets LLC and

BMO Capital markets1

as Joint Lead Arrangers and Joint Book Managers

JPMorgan Chase Bank, N.A.,

Wells Fargo bank, national association,

PNC BANK, National association and

Bmo capital markets

as Co-Syndication Agents

TruIst Bank,
U.S. Bank National Association, and
Citizens Bank, National Association,

as Co-Documentation Agents

1 Bank of Montreal, acting under its trade name BMO Capital Markets, applicable to each such reference herein

TABLE OF CONTENTS

Page

Section 1	DEFINITIONS AND INTERPRETATION	1

1.1	Definitions	1
1.2	Other Interpretive Provisions	~~34~~35
1.3	Allocation of Loans and Percentages at the Effective Time	~~35~~36
1.4	Certain Accounting Matters	~~35~~36
1.5	Exchange Rates; Currency Equivalents	~~36~~37
1.6	Additional Alternative Currencies	~~36~~37
1.7	Change of Currency	~~37~~38
1.8	Letter of Credit Amounts	~~38~~39
1.9	Interest Rates	~~38~~39
Section 2	COMMITMENTS OF THE LENDERS; BORROWING AND CONVERSION PROCEDURES; LETTER OF CREDIT PROCEDURES; SWING LINE LOANS	~~38~~39

2.1	Commitments and Loans	~~38~~39
2.2	Loan Procedures	~~39~~40
2.3	Letter of Credit Procedures	~~41~~42
2.4	Swing Line Loans	~~46~~47
2.5	Commitments Several	~~48~~49
2.6	Failure to Satisfy Conditions Precedent	~~48~~49
2.7	Subsidiary Borrowers	~~48~~50
2.8	Currency Valuations	~~49~~50
2.9	Cash Collateral	~~49~~50
2.10	Defaulting Lenders	~~50~~51
Section 3	RECORDKEEPING	~~52~~54

Section 4	INTEREST	~~53~~54

4.1	Interest Rates	~~53~~54
4.2	Interest Payment Dates	~~54~~55
4.3	Setting and Notice of Eurocurrency Rates	~~54~~55
4.4	Computation of Interest	~~54~~55
4.5	Obligations Several	~~54~~56
Section 5	FEES	~~54~~56

5.1	Commitment Fee	~~54~~56
5.2	Letter of Credit Fees	~~55~~56
5.3	Up-Front Fees	~~55~~56
5.4	Administrative Agent’s and Lead Arrangers’ Fees	~~55~~57
Section 6	REPAYMENT OF LOANS; CHANGES IN COMMITMENTS; PREPAYMENTS; AND EXTENSION OF TERMINATION DATE	~~55~~57

6.1	Repayment of Loans	~~55~~57
6.2	Changes in the Commitments	~~56~~58
6.3	Extension of Termination Date and Term Loan Maturity Date	~~60~~61
6.4	Prepayments	~~61~~63
Section 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	~~63~~64

7.1	Making of Payments	~~63~~64
7.2	Application of Certain Payments	~~63~~65

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7.3	Due Date Extension	~~64~~65
7.4	Failure to Make Payments	~~64~~65
7.5	Setoff	~~64~~65
7.6	Proration of Payments	~~65~~66
7.7	Taxes	~~65~~66
7.8	Aga Liability	~~71~~72
Section 8	INCREASED COSTS; SPECIAL PROVISIONS FOR EUROCURRENCY LOANS	~~71~~72

8.1	Increased Costs	~~71~~72
8.2	Inability to Determine Rates	~~73~~74
8.3	Changes in Law Rendering Eurocurrency Loans Unlawful	~~76~~78
8.4	Funding Losses	~~77~~78
8.5	Right of Lenders to Fund through Other Offices	~~78~~79
8.6	Discretion of Lenders as to Manner of Funding	~~78~~79
8.7	Mitigation of Circumstances; Replacement of Lenders	~~78~~79
8.8	Conclusiveness of Statements; Survival of Provisions	~~78~~80
Section 9	REPRESENTATIONS AND WARRANTIES	~~79~~80

9.1	Organization, etc.	~~79~~80
9.2	Authorization; No Conflict	~~79~~80
9.3	Validity and Binding Nature	~~79~~80
9.4	Financial Condition	~~80~~81
9.5	No Material Adverse Change	~~80~~81
9.6	Litigation	~~80~~81
9.7	Ownership of Properties; Liens	~~80~~81
9.8	Subsidiaries	~~80~~81
9.9	Employee Benefit Plans	~~80~~82
9.10	Investment Company Act	~~81~~83
9.11	Regulation U; Etc.	~~81~~83
9.12	Taxes	~~81~~83
9.13	Solvency, etc.	~~82~~83
9.14	Environmental Matters	~~82~~84
9.15	Information	~~82~~84
9.16	No Default	~~83~~84
9.17	No Burdensome Restrictions	~~83~~84
9.18	Centre of Main Interests	~~83~~84
9.19	OFAC	~~83~~84
9.20	Anti-Corruption Laws and Sanctions	~~83~~85
9.21	Beneficial Ownership Certification	~~83~~85
Section 10	COVENANTS	~~83~~85

10.1	Reports, Certificates and Other Information	~~84~~85
10.2	Books, Records and Inspections	~~85~~87
10.3	Insurance	~~86~~87
10.4	Compliance with Laws; Material Contracts; Payment of Taxes and Liabilities	~~86~~87
10.5	Maintenance of Existence, etc.	~~86~~88
10.6	Financial Covenants	~~86~~88
10.7	Limitations on Debt	~~87~~88
10.8	Liens	~~88~~89
10.9	Restricted Payments	~~90~~91
10.10	Mergers, Consolidations, Sales	~~91~~93

10.11	Use of Proceeds; Restrictions on Margin Stock	~~92~~93
10.12	Further Assurances	~~92~~94
10.13	Transactions with Affiliates	~~94~~95
10.14	Employee Benefit Plans	~~94~~96
10.15	Environmental Laws	~~94~~96
10.16	Inconsistent Agreements	~~94~~96
10.17	Business Activities	~~96~~97
10.18	Advances and Other Investments	~~96~~98
10.19	Immaterial Subsidiaries	~~97~~99
10.20	Amendments to Certain Documents	~~97~~99
10.21	Sanctions	~~98~~99
10.22	Anti-Corruption Laws	~~98~~99
Section 11	EFFECTIVENESS; CONDITIONS OF LENDING, ETC	~~98~~99

11.1	Effectiveness	~~98~~99
11.2	Conditions to All Credit Extensions	~~99~~101
11.3	Initial Loans to a Subsidiary Borrower	102
Section 12	EVENTS OF DEFAULT AND THEIR EFFECT	~~101~~103

12.1	Events of Default	~~101~~103
12.2	Effect of Event of Default	~~104~~106
12.3	Application of Funds	~~104~~106
Section 13	PARENT/COMPANY GUARANTY	~~105~~107

13.1	The Guaranty	~~105~~107
13.2	Guaranty Unconditional	~~106~~107
13.3	Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances	~~106~~108
13.4	Waiver by the Parent and the Company	~~107~~108
13.5	Delay of Subrogation	~~107~~108
13.6	Stay of Acceleration	~~107~~109
13.7	Keepwell	~~107~~109
Section 14	THE ADMINISTRATIVE AGENT	~~107~~109

14.1	Appointment and Authorization	~~107~~109
14.2	Delegation of Duties	~~108~~110
14.3	Liability of Administrative Agent	~~108~~110
14.4	Reliance by Administrative Agent	~~108~~110
14.5	Notice of Default	~~109~~111
14.6	Credit Decision	~~109~~111
14.7	Indemnification	~~110~~111
14.8	Administrative Agent in Individual Capacity	~~110~~112
14.9	Successor Administrative Agent	~~110~~112
14.10	Collateral Matters	~~111~~112
14.11	Other Agents	~~111~~113
14.12	Certain ERISA Matters	~~111~~113
Section 15	GENERAL	~~112~~114

15.1	Waiver; Amendments	~~112~~114
15.2	Confirmations	~~114~~115
15.3	Notices; Effectiveness; Electronic Communication	~~114~~115
15.4	Payments Set Aside	~~115~~117
15.5	Regulation U	~~116~~117
15.6	Costs and Expenses	~~116~~117

15.7	Subsidiary References	~~116~~118
15.8	Captions	~~116~~118
15.9	Assignments; Participations	~~116~~118
15.10	Replacement of Lenders	~~119~~121
15.11	Governing Law; Severability	~~120~~122
15.12	Counterparts	~~120~~122
15.13	PATRIOT ACT NOTICE	~~120~~122
15.14	Indemnification by the Company	~~121~~122
15.15	Forum Selection and Consent to Jurisdiction	~~121~~123
15.16	Waiver of Jury Trial	~~122~~124
15.17	Electronic Execution of Assignments and Certain Other Documents	~~122~~124
15.18	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~123~~124
15.19	Confidentiality	~~123~~125
15.20	Judgment Currency	~~124~~126
15.21	Acknowledgment Regarding Any Supported QFCs	~~124~~126

SCHEDULES

SCHEDULE 1.1	Pricing Schedule
SCHEDULE 2.1	Lenders and Initial Commitments and Percentages
SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.14	Environmental Matters
SCHEDULE 10.7(h)	Existing Debt
SCHEDULE 10.8	Existing Liens
SCHEDULE 10.18	Existing Investments
SCHEDULE 15.3	Addresses for Notices

EXHIBITS

EXHIBIT A	Form of Compliance Certificate
EXHIBIT B-1	Form of U.S. Guaranty
EXHIBIT B-2	Form of Foreign Guaranty
EXHIBIT C	Form of Security Agreement
EXHIBIT D	Form of U.S. Pledge Agreement
EXHIBIT E	Form of Assignment Agreement
EXHIBIT F	Form of Subsidiary Borrower Supplement
EXHIBIT G	Form of Increase Request
EXHIBIT H	Form of U.S. Tax Compliance Certificate
EXHIBIT H-1	Forms of Foreign Tax Compliance Certificates
EXHIBIT H-2	Forms of Foreign Tax Compliance Certificates
EXHIBIT H-3	Forms of Foreign Tax Compliance Certificates
EXHIBIT H-4	Forms of Foreign Tax Compliance Certificates
EXHIBIT I	Form of Loan Notice
EXHIBIT J	Form of Swingline Loan Notice
EXHIBIT K	Form of Notice of Loan Prepayment
EXHIBIT L	Form of Lender UK Tax Status Certificate
EXHIBIT M	Form of Revolving Loan Note
EXHIBIT N	Form of Term Loan Note

SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

This SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 31, 2020 (this “Agreement”) is among MIDDLEBY MARSHALL INC., a Delaware corporation (the “Company”), the Initial Subsidiary Borrowers (as defined below), each Eligible Subsidiary (as defined below) that becomes a Subsidiary Borrower (as defined below), THE MIDDLEBY CORPORATION, a Delaware corporation (the “Parent”), each financial institution that from time to time becomes a party hereto as a lender (each a “Lender”) and BANK OF AMERICA, N.A. (in its individual capacity, “Bank of America”), as administrative agent for the Lenders.

WHEREAS, the Company, the Parent, certain Subsidiaries of the Parent, as subsidiary borrowers, various financial institutions and Bank of America, as administrative agent, are parties to a Sixth Amended and Restated Credit Agreement dated as of July 28, 2016 (as amended, restated, amended and restated or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement pursuant to this Agreement; and

WHEREAS, the parties hereto intend that this Agreement and the documents executed in connection herewith not effect a novation of the obligations of the Company and the Parent under the Existing Credit Agreement, but merely a restatement of and, where applicable, an amendment to the terms governing such obligations;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1            DEFINITIONS AND INTERPRETATION.

1.1               Definitions. When used herein the following terms shall have the following meanings:

AC Swing Line Loan means a Swing Line Loan denominated in an Alternative Currency (including Canadian Swing Line Loans and UK Swing Line Loans).

AC Swing Line Sublimit means an amount equal to the lesser of the Alternative Currency Sublimit and the Dollar Equivalent Amount of $25,000,000. The AC Swing Line Sublimit is part of, and not in addition to, the Alternative Currency Sublimit.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

Administrative Agent means Bank of America in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Administrative Questionnaire means an administrative questionnaire substantially in a form supplied by the Administrative Agent.

Affected Financial Institution means (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate of any Person means (i) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) with respect to the Parent and its Subsidiaries, any officer or director thereof.

Aga means Aga Rangemaster Group Limited (Co. No. 00354715, with its registered address at Juno Drive, Leamington Spa, Warwickshire CV31 3RG), a private company limited by shares incorporated under the laws of England and Wales.

Aga Group means Aga and its Subsidiaries.

Aga Outstandings means, at any time, the aggregate Dollar Equivalent Amount of the outstanding principal amount of all Loans made to Aga.

Aga Sublimit means an amount equal to the lesser of the Revolving Commitment Amount and the Dollar Equivalent Amount of $100,000,000. The Aga Sublimit is part of, and not in addition to, the Revolving Commitment Amount.

Agent-Related Persons means Bank of America in its capacity as an agent or any successor agent arising under Section 14.9, together with their respective Affiliates and branches (including, in the case of Bank of America, BoA Securities, Inc.) and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates and branches.

Agreement has the meaning given to such term in the Preamble.

Alternative Currency means each of Euro, Sterling, Danish Krone, Canadian Dollars, Australian Dollars, each other currency (other than Dollars) that is approved in accordance with Section 1.6 and, with respect to Letters of Credit, Polish Zloty.

Alternative Currency Outstandings means, at any time, the aggregate Dollar Equivalent Amount of the outstanding principal amount of all Alternative Currency Revolving Loans and AC Swing Line Loans plus the aggregate Stated Amount of all Letters of Credit denominated in Alternative Currencies.

Alternative Currency Sublimit means an amount equal to the lesser of the Revolving Commitment Amount and the Dollar Equivalent Amount of $1,000,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Commitment Amount.

AML Legislation has the meaning given to such term in Section 15.22.

Applicable Currency means, as to any particular Letter of Credit or Loan, Dollars or the Alternative Currency in which it is denominated or payable.

Applicable Time means, with respect to any borrowing or payment in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate or branch of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Sale means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction but excluding, for the avoidance of doubt, the granting of any Lien) of any property by any Domestic Loan Party or Domestic Subsidiary (other than an Excluded Domestic Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, other than (a) dispositions of inventory and goods held for sale, in each case, in the ordinary course of business; (b) dispositions of property to the Borrowers or any Subsidiary; provided, that if the transferor of such property is a Loan Party then (A) the transferee thereof must be a Loan Party or (B) to the extent such transaction constitutes an Investment, such transaction is permitted pursuant to Section 10.18; (c) dispositions of Receivables and Related Assets in connection with the settlement, collection or compromise thereof or any Permitted Securitization; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrowers and their Subsidiaries; (e) the sale or disposition of Cash Equivalent Investments for fair market value; (f) the sale, transfer, license, lease or other disposition in the ordinary course of business of used, surplus, obsolete or worn out property no longer used or useful in the conduct of business of the Parent and its Subsidiaries; (g) the sale, transfer, license, lease or other disposition of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property, or (B) the proceeds of such sale, transfer, license, lease or other disposition of property are promptly applied to the purchase price of such replacement property, (h) the unwinding of any Hedging Agreement and (i) for the avoidance of doubt, issuances of equity.

Assignee has the meaning given to such term in Section 15.9.1(b).

Assignment Agreement has the meaning given to such term in Section 15.9.1(b)(iii).

Australian Dollars means the lawful currency of Australia.

Australian Loan Party means each Borrower and each Subsidiary Guarantor that is incorporated in Australia.

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

Bail-In Legislation means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule. and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank Levy means the UK bank levy as set out in schedule 19 of the Finance Act 2011 as at the date of this Agreement or any equivalent and substantively similar bank levy in force in any other jurisdiction as at the date of this Agreement.

Bank of America has the meaning given to such term in the Preamble.

Basel III means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel

Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

Base Rate means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the sum of the Eurocurrency Rate plus 1.00%, subject to the zero percent interest rate floor set forth therein; provided that, if the Base Rate shall be less than zero, such rate shall be deemed zero percent for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.3 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

Base Rate Loan means a Loan that bears interest at or by reference to the Base Rate and is denominated in Dollars.

Base Rate Margin means the applicable margin set forth under the heading “Base Rate Margin” in the grid set forth on Schedule 1.1, as determined in accordance with such Schedule.

BBSY Rate has the meaning specified in the definition of Eurocurrency Rate.

Beneficial Ownership Certification means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Benefit Plan means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

BHC Act Affiliate of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Borrower Materials has the meaning given to such term in Section 10.1.8.

Borrowers means the Company and the Subsidiary Borrowers, and Borrower means any of them.

Borrowing has the meaning given to such term in Section 2.2.1.

Business Day means any day (other than a Saturday or Sunday) on which Bank of America is open for commercial banking business in Chicago, Charlotte, Dallas and New York and

(a)            if such day relates to a Eurodollar Loan, unless otherwise specified in clause (d) below, means a day on which dealings in Dollars are carried on in the London interbank market;

(b)           if such day relates to any interest rate setting for a Eurocurrency Loan denominated in Euro, any funding, disbursement, settlement or payment in Euro, or any other dealings in Euro to be carried out pursuant to this Agreement, means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (which utilizes a single shared platform and was launched on November 19, 2007) is open for the settlement of payments in Euro (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement);

(c)            if such day relates to any interest rate setting for a Eurocurrency Loan denominated in a currency other than Dollars or Euro, means a day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable relevant offshore interbank market (as determined by the Administrative Agent) for such currency;

(d)           if such day relates to any interest rate setting for a Canadian Prime Rate Loan, a Eurocurrency Loan quoted at the CDOR Rate and/or any Loan made to a Canadian Borrower, means a day on which dealings in deposits in the relevant currency are conducted by and between banks in Toronto, Ontario or other applicable offshore interbank market (as determined by the Administrative Agent) for such currency; and

(e)            if such day relates to any funding, disbursement, settlement or payment in a currency other than Dollars or Euro, or any other dealings in such a currency to be carried out pursuant to this Agreement (other than an interest rate setting), means a day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

Canadian Borrower means a Borrower that is organized under the laws of Canada or a province or territory thereof.

Canadian Dollars means the lawful money of Canada.

Canadian Prime Rate means, for any day a fluctuating rate of interest per annum equal to the greater of (a) the per annum rate of interest quoted or established as the “prime rate” of the Administrative Agent which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers; and (b) the average CDOR Rate for a 30-day term plus ½ of 1% per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person. Such prime rate is based on various factors including cost and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing or anything to the contrary contained herein, if the Canadian Prime Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Canadian Prime Rate Loan means a Loan that bears interest at or by reference to the Canadian Prime Rate and is denominated in Canadian Dollars.

Canadian Prime Rate Margin means the applicable margin set forth under the heading “Canadian Prime Rate Margin” in the grid set forth on Schedule 1.1, as determined in accordance with such Schedule.

Canadian Swing Line Loan means a Swing Line Loan denominated in Canadian Dollars.

Canadian Swing Line Sublimit means an amount equal to the lesser of the Alternative Currency Sublimit and the Dollar Equivalent Amount of $10,000,000. The Canadian Swing Line Sublimit is part of, and not in addition to, the Alternative Currency Sublimit.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property, or a combination thereof, by such Person that, in conformity with GAAP, is or should be accounted for as a capital or finance lease on the balance sheet of such Person.

Cash Collateralize means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or the Lenders, as collateral for LC Obligations or obligations of the Lenders to fund participations in respect of LC Obligations, cash or deposit account balances in Dollars pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender or, in the case of an Issuing Lender, such other credit support as such Issuing Lender shall agree in its sole discretion. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time issued or guaranteed by any member of the Organization for Economic Cooperation and Development; (b) securities, maturing not more than one year after such time issued or guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at the time of acquisition at least A-2 by Standard & Poor’s Ratings Group (“S&P”) or Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (“Fitch”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”); (c) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-2 by S&P or Fitch or P-2 by Moody’s; (d) bank deposits, time deposits, banker’s acceptances, certificates of deposit, guaranteed investment certificates, and eurodollar certificates of deposit with or issued by any Lender, in each case maturing not more than one year after such time; (e) overnight federal funds transactions or money market deposit accounts that are issued or sold by, or maintained with, any Lender; (f) any repurchase agreement entered into with any Lender that (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (e) of this definition and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender thereunder; (g) investments in short-term asset management accounts offered by any Lender for the purpose of investing in loans to any corporation (other than the Parent or an Affiliate of the Parent), state or municipality, in each case organized under the laws of any state of the United States or of the District of Columbia; (h) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender; (i) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (h) of this definition; (j) investments similar to any of the type described in clauses (a) through (h) of this definition denominated in foreign currencies approved by the board of directors of the Company or (k) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing (including investments that are denominated in currencies other than Dollars) and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

Cash Management Agreement means any agreement or other arrangement with a Borrower or any Loan Party that is a Domestic Subsidiary that gives rise to any Cash Management Obligation.

Cash Management Obligations means all obligations of a Borrower or any Loan Party that is a Domestic Subsidiary under or in connection with any deposit account, lockbox, overdraft protection, credit or debit card, credit card processing services, purchase cards, stored value cards, Automated Clearing House service or other cash management service provided to such Borrower or such Loan Party by a Lender Party.

CDOR Rate has the meaning specified in the definition of Eurocurrency Rate.

Change in Control means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Parent or any Subsidiary, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of outstanding shares of voting stock of the Parent in excess of 35%.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

CIBOR Rate has the meaning specified in the definition of Eurocurrency Rate.

Code means the Internal Revenue Code of 1986.

Collateral Access Agreement means an agreement, in form and substance reasonably acceptable to the Administrative Agent, between the Administrative Agent and a third party relating to inventory of any Borrower or any Subsidiary that has executed a Collateral Document located on the property of such third party.

Collateral Documents means each U.S. Pledge Agreement, each Security Agreement and any other agreement pursuant to which any Loan Party grants collateral to the Administrative Agent for the benefit of the Lenders.

Commitment means a Term Commitment or a Revolving Commitment, as the context may require.

Commitment Fee Rate means the applicable fee rate set forth under the heading “Commitment Fee Rate” in the grid set forth on Schedule 1.1, as determined in accordance with such Schedule.

Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Company has the meaning given to such term in the Preamble.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Connection Income Taxes means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated Net Income means, with respect to the Parent and its Subsidiaries for any period, the net income (or loss) of the Parent and its Subsidiaries for such period, excluding (a) any extraordinary gains or losses during such period and (b) any foreign exchange translation gains or losses that might appear on or be reflected in the consolidated statement of earnings of the Parent and its Subsidiaries on a consolidated basis for such period.

Convertible Notes means debt securities, the terms of which provide for conversion into, or exchange for, common stock of the Parent, cash in lieu thereof and/or a combination of common stock of the Parent and cash in lieu thereof.

Contribution Notice means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004 (U.K.).

Covenant Holiday Period means a period of four consecutive Fiscal Quarters if, as of the last day of the first Fiscal Quarter of such period, the Company shall have consummated one or more Permitted Acquisitions during the two-quarter period then ending with an aggregate purchase price (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP, but excluding (x) any common stock of the Parent or (y) any cash received substantially concurrently with such Acquisition from the issuance of any common stock of the Parent) for all such acquisitions during such two-quarter period in excess of the Dollar Equivalent Amount of $150,000,000; provided that (i) a Covenant Holiday Period may not occur during the Elevated Covenant Period and (ii) following the termination of the Elevated Covenant Period, a new Covenant Holiday Period shall commence upon the satisfaction of the preceding conditions only if the Company delivers a written request therefor to the Administrative Agent; provided, further, that after the occurrence of a Covenant Holiday Period, a subsequent Covenant Holiday Period may only occur, in accordance with the terms of this definition, after the maximum Secured Leverage Ratio has returned to ~~4.00~~3.50 to 1.00 for at least one full Fiscal Quarter.

Covered Entity means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

Credit Extension means the making of any Loan or the issuance of, increase in the amount of or extension of the term of any Letter of Credit.

CTA means the Corporation Tax Act 2009 of the United Kingdom.

Danish Krone means the lawful currency of Denmark.

Daily Floating LIBOR Loan means a Loan that bears interest at a per annum rate equal to the Daily Floating LIBOR Rate. Notwithstanding anything to the contrary contained herein, only UK Swing Line Loans and Loans denominated in Dollars can be Daily Floating LIBOR Loans.

Daily Floating LIBOR Rate means, for any day, a fluctuating rate per annum equal to LIBOR, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on such day (if such day is a Business Day) or the immediately preceding Business Day (if such day is not a Business Day), for deposits in Dollars, with a term equivalent to one (1) month. If such rate is not available at such time for any reason, then the “Daily Floating LIBOR Rate” shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars in immediately available funds in the approximate amount of the Daily Floating LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market for Dollars or the applicable Alternative Currency at their request at approximately 11:00 a.m. (London time) on such day (if such day is a Business Day) or the immediately preceding Business Day (if such day is not a Business Day). Notwithstanding the foregoing or anything to the contrary contained herein, if the Daily Floating LIBOR Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Daily Floating LIBOR Margin means the applicable margin set forth under the heading “Daily Floating LIBOR Rate Margin” in the grid set forth on Schedule 1.1, as determined in accordance with such Schedule.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade accounts payable and similar obligations incurred in the ordinary course of business, (ii) deferred compensation accrued in the ordinary course of business, and (iii) earnouts and such earnout or contingent payments in respect of acquisitions except as and to the extent that the liability on account of any such earnout or contingent payment appears in the liabilities section of the balance sheet of such Person in accordance with GAAP), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person (including the Letters of Credit), (f) all net Hedging Obligations of such Person, (g) all Securitization Obligations of such Person, to the extent such obligations would be required to be included on the consolidated balance sheet of the Parent in accordance with GAAP, (h) all Suretyship Liabilities of such Person in respect of obligations of the types referred to in clauses (a) through (g) and (i) all Debt of any partnership in which such Person is a general partner unless such debt is made expressly non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date will be deemed to be the Termination Value thereof as of such date.

Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

Defaulting Lender means, subject to Section 2.10.2, any Lender that (a) has failed to (i) fund any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in reasonable detail in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the applicable Issuing Lender, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, the applicable Issuing Lender or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in reasonable detail in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or insolvency law, (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10.2) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the applicable Issuing Lender, the Swing Line Lender and each other Lender promptly following such determination.

Designated Jurisdiction means any country or territory to the extent that such country or territory itself is the subject of country-wide or territory-wide Sanctions.

Dollar and the sign “$” mean lawful money of the United States of America.

Dollar Equivalent Amount means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

Dollar Swing Line Loan means a Swing Line Loan denominated in Dollars.

Dollar Swing Line Sublimit means an amount equal to the lesser of the Revolving Commitment Amount and $25,000,000. The Dollar Swing Line Sublimit is part of, and not in addition to, the Revolving Commitment Amount.

Domestic Borrower means the Company and any other Borrower that is not a Foreign Borrower.

Domestic Loan Party means the Parent, each Domestic Borrower and each Domestic Subsidiary that is a Subsidiary Guarantor.

Domestic Subsidiary means any Subsidiary that is not a Foreign Subsidiary.

EBITDA means, for any period, Consolidated Net Income for such period plus to the extent deducted in determining such Consolidated Net Income and without duplication, (i) Interest Expense, non-cash foreign exchange losses, non-cash equity compensation and non-cash losses with respect to Hedging Obligations, income tax expense, depreciation and amortization for such period, (ii) all charges in connection with the refinancing or repayment of Debt under the Existing Credit Agreement, including the write-off of deferred financing costs; (iii) all other non-cash expenses and charges and (iv) an amount not to exceed ~~10~~20% of EBITDA for such period related to (A) facilities relocation or closing costs, (B) non-recurring restructuring costs, and (C) integration costs and fees, including cash severance costs, in connection with Permitted Acquisitions, and (D) COVID-19 pandemic related expenses incurred on or after January 1, 2020 and prior to the first day of the third Fiscal Quarter for Fiscal Year 2022 and (v) other fees, charges and expenses paid in connection with any Permitted Acquisition, permitted disposition of assets, recapitalization, Investment, issuance or repayment of Debt, issuance of equity interests, refinancing transaction or modification or amendment of any debt instrument, including any transaction undertaken but not completed, in each case incurred during such period and payable in cash, minus to the extent included in determining such Consolidated Net Income and without duplication, non-cash foreign exchange gains and non-cash gains with respect to Hedging Obligations.

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union from time to time, Iceland, Liechtenstein, Norway and any other country that the Lenders (acting reasonably) consider to be an EEA Member Country.

EEA Resolution Authority means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Effective Time has the meaning given to such term in Section 11.1.

Elevated Covenant Period means the period beginning on the first day of the fourth Fiscal Quarter of Fiscal Year 2020 and continuing through and including the earlier to occur of (x) last day of the second Fiscal Quarter of Fiscal Year 2021 and (y) the date the Administrative Agent receives delivery of (i) a certificate from the Company certifying to (and demonstrating) compliance by the Parent with a Leverage Ratio (calculated as of the last day of any 12-month period ending on or after the first day of the fourth Fiscal Quarter of Fiscal Year 2020) not to exceed 4.00 to 1.00 for such period, (ii) internally prepared financial statements evidencing such compliance for such period and (iii) a one-time, irrevocable written election by the Company terminating the Elevated Covenant Period.

Eligible Assignee means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary or (iii) a Person of which a Lender is a Subsidiary; and (d) any other Person approved by the Parent and the Administrative Agent, which approvals shall not be unreasonably withheld.

Eligible Jurisdiction means the United States of America, a state thereof or the District of Columbia, Canada (including each province and territory thereof), Sweden, the United Kingdom, Australia and Luxembourg.

Eligible Subsidiary means each Person (other than an Excluded Domestic Subsidiary) that is a wholly-owned Subsidiary of the Parent.

EMU means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

EMU Legislation means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of hazardous substances or injury to the environment.

Environmental Laws means all federal, state, provincial, territorial, municipal, local or foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed and enforceable duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental matters.

Environmental Liability means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract pursuant to which liability is assumed or imposed with respect to any of the foregoing.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event means (a) a Reportable Event with respect to a U.S. Pension Plan or Multiemployer Plan; (b) the withdrawal of the Parent or any ERISA Affiliate from a U.S. Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or receipt by the Parent or an ERISA Affiliate of notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate a U.S. Pension Plan or Multiemployer Plan, or the treatment of a U.S. Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a U.S. Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any U.S. Pension Plan or Multiemployer Plan; (g) the determination that any U.S. Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; provided that for purposes of this definition, a Reportable Event shall only be deemed to have occurred with respect to a Multiemployer Plan upon the receipt by Parent or an ERISA Affiliate of notice of such event.

EU Bail-In Legislation Schedule means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Euro and € mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Eurocurrency Loan means a Term Loan or a Revolving Loan that bears interest at a rate determined based on clause (a) of the definition of “Eurocurrency Rate”. Revolving Loans that are Eurocurrency Loans may be denominated in Dollars or in an Alternative Currency (and, for the avoidance of doubt, all Term Loans must be denominated in Dollars). All Revolving Loans denominated in an Alternative Currency (other than Canadian Prime Rate Loans to Domestic Borrowers or Canadian Borrowers) must be Eurocurrency Loans.

Eurocurrency Margin has the meaning given to such term in Schedule 1.1.

Eurocurrency Rate means,

(a)            with respect to any Credit Extension, for any Interest Period:

(i)                 denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (the “LIBOR Screen Rate”) at or about 11:00 am (London Time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(ii)               denominated in Canadian Dollars (other than Canadian Prime Rate Loans), the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) for a term comparable to the Eurocurrency Loan at or about 10:00 a.m. (Toronto, Ontario time), on the Rate Determination Date with a term equivalent to such Interest Period;

(iii)               denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, in each case as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (the “BBSY Rate") at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iv)              denominated in Danish Krone, the rate per annum equal to the Copenhagen Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as currently published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (the “CIBOR Rate”)at or about 11:00 a.m. (Copenhagen, Denmark time) on the Rate Determination Date with a term equivalent to such Interest Period;

(v)               denominated in any other currency, the rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.6; and

(b)           for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Screen Rate, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one (1) month commencing that day;

provided that the Eurocurrency Rate shall be subject to Section 8.2; provided, further if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

Eurodollar Loan means a Eurocurrency Loan denominated in Dollars.

Event of Default means any of the events described in Section 12.1.

Excluded Domestic Subsidiary means (i) any Domestic Subsidiary of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, (ii) any Domestic Subsidiary that has no material assets other than the equity interests or intercompany debt of one or more Foreign Subsidiaries, (iii) any Domestic Subsidiary that is classified as a disregarded entity for U.S. federal income tax purposes and directly or indirectly owns no material assets other than the equity interests or intercompany debt of a “controlled foreign corporation” within the meaning of Section 957 of the Code.

Excluded Swap Obligation means, with respect to any Loan Party, any Swap Obligation if, and only to the extent that, all or a portion of such Loan Party’s guarantee of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time such guarantee or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Loan Party.

Excluded Taxes means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes imposed on such Recipient (in lieu of net income Taxes), branch profits Taxes and amounts attributable to any Bank Levy, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax or Bank Levy, as applicable (or any political subdivision thereof), or any other jurisdiction with which the Recipient has a present or former connection, other than a connection arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document or (ii) that are Connection Income Taxes, and (iii) in the case of a Bank Levy, only to the extent that amounts in respect of the relevant Bank Levy are not charged by the relevant Lender to customers other than the Loan Parties as matter of ordinary course, (b) in the case of a Lender, any withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Company under Section 15.10) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 7.7.1 or 7.7.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) any withholding taxes imposed under FATCA, (d) any Taxes imposed on or by reference to any assignment, transfer, novation or other disposal by a Lender or any of its rights or obligations under a Loan or Commitment (other than pursuant to an assignment request by the Company under Section 15.10) and (e) Taxes attributable to such Recipient’s failure to comply with Section 7.7.5..

Existing Credit Agreement has the meaning given to such term in the Recitals.

Existing Letters of Credit means the letters of credit outstanding under the Existing Credit Agreement immediately prior to the amendment and restatement thereof pursuant hereto.

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Federal Funds Rate means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Financial Support Direction means a financial support direction issued by the Pensions Regulator under section 43 of the United Kingdom Pensions Act 2004.

First Amendment means that certain First Amendment to Seventh Amended and Restated Credit Agreement, dated as of August 6, 2020, among the Company, the Lenders party thereto and the Administrative Agent.

First Amendment Effective Date has the meaning given to such term in the First Amendment.

Fiscal Quarter means each 13-week period during a Fiscal Year, beginning with the first day of such Fiscal Year.

Fiscal Year means the fiscal year of the Parent and its Subsidiaries, which period shall be the 12-month period ending on the Saturday closest to December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2020”) refer to the Fiscal Year ending on the Saturday closest to December 31 of such calendar year.

Foreign Borrower means any Borrower that is a Foreign Subsidiary.

Foreign Guaranty means each guaranty issued by a Foreign Subsidiary of the Parent in favor of the Administrative Agent, substantially in the form of Exhibit B-2, or such other form as may be agreed by the Administrative Agent and such Foreign Subsidiary.

Foreign Lender means a Lender that is not a U.S. Person.

Foreign Plan means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Foreign Subsidiary with respect to employees employed outside the United States, but excluding a UK Pension Plan.

Foreign Subsidiary means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, a state thereof or the District of Columbia.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

Free Cash has the meaning given to such term in the definition of “Unrestricted Cash.”

Fronting Exposure means, at any time there is a Defaulting Lender, (a) with respect to each Issuing Lender, such Defaulting Lender’s Percentage of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funded Debt means all Debt of the Parent and its Subsidiaries, excluding (i) contingent obligations in respect of undrawn letters of credit and Suretyship Liabilities (except, in each case, to the extent constituting Suretyship Liabilities in respect of Debt of a Person other than the Company or any Subsidiary), (ii) Hedging Obligations, (iii) Debt of the Company to Subsidiaries and Debt of Subsidiaries to the Company or to other Subsidiaries and (iv) Debt of the Parent to the Company.

Funded Secured Debt means all Funded Debt of the Parent and its Subsidiaries that is secured by a Lien on any asset or property of the Parent or its Subsidiaries.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental Authority means the government of any nation, or any state, province, territory or other political subdivision thereof, any central bank (or similar monetary or regulatory authority), any entity exercising executive, legislative, judicial, regulatory or administrative functions of government (including any supra-national body such as the European Union or the European Central Bank).

Hazardous Materials means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or infectious or medical wastes and all other substances regulated as “hazardous”, “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law.

Hedging Agreements means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligations means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

Honor Date has the meaning given to such term in Section 2.3.3.

Immaterial Law means any provision of any Environmental Law the violation of which will not (a) violate any judgment, decree or order which is binding upon the Parent or any Subsidiary, (b) result in or threaten any material injury to public health or the environment or any material damage to the property of any Person or (c) result in any material liability or expense for the Parent or any Subsidiary; provided that no provision of any Environmental Law shall be an Immaterial Law if the Administrative Agent has notified the Parent or the Company that the Required Lenders have determined in good faith that such provision is material.

Immaterial Subsidiary means a Subsidiary (other than a Borrower) that (a) has (as of the date of determination) assets on its balance sheet of less than $5,000,000 and (b) had less than $5,000,000 of revenue during the most recently ended period of four consecutive Fiscal Quarters for which financial statements are available.

Impacted Loans has the meaning specified in Section 8.2(a).

Indemnified Taxes means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitee has the meaning given to such term in Section 15.14(a).

Initial Subsidiary Borrowers means Middleby Holding UK Ltd (Co. No: 07568995, with its registered address at c/o Lincat, Whisby Road, Lincoln LN6 3QZ), a limited liability company incorporated under the laws of England and Wales, Middleby UK Residential Holding Ltd (Co. No. 09679266, with its registered address at c/o Aga Rangemaster, Meadow Lane, Long Eaton, Nottingham, United Kingdom, NG10 2GD), a limited liability company incorporated under the laws of England and Wales, Middleby Sweden Holdings AB, a Swedish private limited liability company, Middleby Canada Company Inc., a corporation amalgamated under the laws of Ontario, and Aga.

Interest Coverage Ratio means, as of the last day of any Computation Period, the ratio of (a) Pro Forma EBITDA for such Computation Period to (b) Interest Expense to the extent payable in cash for such Computation Period; provided that in calculating Interest Expense, any Debt incurred or assumed in connection with any Acquisition shall be assumed to have been incurred or assumed on the first day of such period and any Debt assumed by any Person (other than the Parent or any of its Subsidiaries) in connection with the disposition of any Person (or division or similar business unit) disposed of by the Parent or any of its Subsidiaries during such period shall be assumed to have been repaid on the first day of such period.

Interest Expense means, for any Computation Period, the consolidated interest expense of the Parent and its Subsidiaries for such Computation Period (including all imputed interest on Capital Leases).

Interest Period means, as to any Eurocurrency Loan, the period commencing on the date such Loan is borrowed or is continued as, or converted into, a Eurocurrency Loan and ending on the date that is, in the case of Eurocurrency Loan bearing interest at (a) the LIBOR Rate, one, three, six or, if available to all relevant Lenders, twelve months and, solely for Eurocurrency Loans denominated in an Alternative Currency, one week, thereafter (in each case subject to availability for the applicable period and currency, it being understood that that the Administrative Agent will notify the applicable Borrower promptly after its receipt of a Loan Notice if the period or currency such Borrower selected is not available), (b) the BBSY Rate, one, two, three or six months, (c) the CDOR Rate, one, two, three, six or twelve months, or (d) the CIBOR Rate, one, two, three or six months, as selected by the applicable Borrower pursuant to Section 2.2.2 or 2.2.3; provided that:

(i)               if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)              any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii)             no Borrower may select any Interest Period that would extend beyond the scheduled Termination Date; and

(iv)             the Interest Periods for any Eurocurrency Loan denominated in an Alternative Currency other than those specifically listed in the definition of "Alternative Currency" shall be determined at the time such Alternative Currency is approved pursuant to Section 1.6.

Investment means, relative to any Person, (a) any loan or advance made by such Person to any other Person (excluding prepaid expenses in the ordinary course of business, accounts receivable arising in the ordinary course of business and commission, travel, relocation or similar loans or advances made to directors, officers and employees of the Parent or any of its Subsidiaries), (b) any Suretyship Liability of

such Person with respect to the obligations of another Person, (c) any ownership or similar interest held by such Person in any other Person and (d) deposits and the like made in connection with prospective Acquisitions.

ISP means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

Issuing Lender means Bank of America (including its Affiliates and branches) in its capacity as an issuer of Letters of Credit hereunder and any other Lender which, with the written consent of the Company and the Administrative Agent (such consents not to be unreasonably withheld), is the issuer of one or more Letters of Credit.

ITA means the Income Tax Act 2007 of the United Kingdom.

LC Application means, with respect to any request for the issuance or amendment of a Letter of Credit, a letter of credit application in the form being used by the applicable Issuing Lender at the time of such request for the type of letter of credit requested; provided that to the extent any such letter of credit application is inconsistent with any provision of this Agreement, the applicable provision of this Agreement shall control.

LC Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Base Rate Loan. All LC Borrowings shall be denominated in Dollars.

LC Fee Rate has the meaning given to such term in Schedule 1.1.

LC Obligations means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts.

Lead Arrangers means BoA Securities, Inc., JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, PNC Capital Markets LLC and BMO Capital Markets in their capacities as the joint arrangers of, and joint book managers for, the facilities hereunder.

Legal Reservation means (i) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors; (ii) the time barring of claims under the Limitations Act 1980 (UK) and Foreign Limitation Periods Act 1984 (UK) or any other similar laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defenses of set-off or counterclaim; and (iii) any general principles and other matters that are set out as qualifications or reservations as to matters of law of general application in any opinion letter with respect to a Foreign Subsidiary received by the Administrative Agent pursuant to the terms of any Loan Document.

Lender has the meaning given to such term in the Preamble. References to the “Lenders” shall include the Issuing Lenders and the Swing Line Lender; for purposes of clarification only, to the extent that Bank of America (or any other Issuing Lender or successor Swing Line Lender) may have rights or obligations in addition to those of the other Lenders due to its status as an Issuing Lender or as Swing Line Lender, its status as such will be specifically referenced.

Lender Party means (i) each Lender, or (ii) any Affiliate or branch of a Lender that is a party to a Hedging Agreement or a Cash Management Agreement with a Borrower and (iii) any other Person that was a Lender or an Affiliate or branch of a Lender at the time that it entered into a Hedging Agreement or Cash Management Agreement with a Borrower.

Lending Office means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

Letter of Credit has the meaning given to such term in Section 2.1.3.

Letter of Credit Fee has the meaning given to such term in Section 5.2(a).

Letter of Credit Sublimit has the meaning given to such term in Section 2.1.4.

Leverage Ratio means, as of the last day of any Fiscal Quarter, the ratio of (i) Funded Debt as of such day minus all Unrestricted Cash as of such day to (ii) Pro Forma EBITDA for the Computation Period ending on such day~~.~~; provided, for the purposes of determining whether the Company may terminate the Elevated Covenant Period, such ratio shall be calculated for the applicable 12-month period covered by the internally prepared financial statements delivered by the Company pursuant to definition of Elevated Covenant Period.

LIBOR has the meaning specified in the definition of Eurocurrency Rate.

LIBOR Quoted Currency means Dollars, Euro and Sterling, in each case as long as there is a published LIBOR Screen Rate with respect thereto.

LIBOR Screen Rate has the meaning specified in the definition of Eurocurrency Rate.

LIBOR Successor Rate has the meaning specified in Section 8.2(c).

LIBOR Successor Rate Conforming Changes has the meaning specified in Section 8.2(g)(i).

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, hypothec, encumbrance, charge, assignment by way of security or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Limited Condition Acquisition means a Permitted Acquisition, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

Limited Condition Acquisition Agreement Representations means each representation and warranty made by the seller, the target and their respective subsidiaries, as applicable, in the definitive documentation for a Limited Condition Acquisition that is material to the interests of the Lenders, but only to the extent that the Parent or any of its Subsidiaries, as applicable, has the right to terminate its obligations (or otherwise decline to consummate such Limited Condition Acquisition) under such definitive documentation as a result of a breach of the applicable representation or warranty (determined without regard as to whether any notice is required to be delivered by the Parent or any of its Subsidiaries, as applicable, pursuant to such documentation).

Loan means a Term Loan, Revolving Loan or a Swing Line Loan.

Loan Documents means this Agreement, each Subsidiary Guaranty, the LC Applications, the Collateral Documents, any Note issued pursuant to this Agreement and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.9.

Loan Notice means a notice of (a) a borrowing of Term Loans, (b) a borrowing of Revolving Loans, (c) a conversion of Revolving Loans or Term Loans in Dollars from one Type to the other or (d) a continuation of Eurocurrency Loans for a new Interest Period, in each case pursuant to Section 2.2.1, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

Loan Parties means the Parent, the Borrowers and each Subsidiary Guarantor, and “Loan Party” means any of them.

Local Time means, with respect to any disbursement, payment or notice hereunder, the time of the office of the Administrative Agent that would make such disbursement or receive such payment or notice.

Margin Stock means any “margin stock” as defined in Regulation U of the FRB.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations, or financial condition of the Parent and its Subsidiaries taken as a whole, or (b) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document (other than as a result of a Person ceasing to be a Loan Party as a result of a transaction permitted hereunder).

Material Foreign Subsidiary means any Foreign Subsidiary that (a) has (as of the date of determination) assets on its balance sheet that constitute 5% or more of the total assets of all Foreign Subsidiaries or (b) had revenues that constituted 5% or more of the total revenues of all Foreign Subsidiaries during the most recently ended period of four consecutive fiscal four quarters for which financial statements are available.

Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan means a U.S. Pension Plan that has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

Net Cash Proceeds means the aggregate cash or Cash Equivalent Investment proceeds received by any Domestic Loan Party or any Domestic Subsidiary (other than an Excluded Domestic Subsidiary) in respect of any Asset Sale, Restricted Debt Issuance or Recovery Event, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or reasonably estimated to be payable as a result thereof or in connection therewith, (c) in the case of any Asset

Sale or any Recovery Event, the amount necessary to retire any Debt secured by a Lien permitted hereunder (ranking senior to any Lien of the Administrative Agent) on the related property, (d) in the case of any Asset Sale, a reasonable reserve determined by the applicable Loan Party or Subsidiary in its reasonable business judgment for (i) any reasonably anticipated adjustment in sale price of such asset or assets and (ii) reasonably anticipated liabilities associated with such asset or assets and retained by any Loan Party or Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification payments (fixed or contingent) or purchase price adjustments attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by such Loan Party or such Subsidiary in connection with such Asset Sale (the “Asset Sale Reserves”); it being understood that the calculation of “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalent Investments received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Asset Sale, Restricted Debt Issuance or Recovery Event; provided, that (x) any amount of the purchase price in connection with any Asset Sale that is held in escrow shall not be deemed to be received by the Loan Party or any of its Subsidiaries until such amount is paid to the applicable Loan Party or Subsidiary out of escrow and (y) (i) Net Cash Proceeds received by a Loan Party or any wholly owned Subsidiary shall equal one hundred percent (100%) of the cash proceeds received by the Loan Party or such Subsidiary pursuant to the foregoing definition and (ii) Net Cash Proceeds received by any Subsidiary other than a wholly owned Subsidiary shall equal a percentage of the cash proceeds received by such Subsidiary pursuant to the foregoing definition equal to the percentage of such Subsidiary’s total outstanding equity interests owned by the Parent or its wholly owned Subsidiaries.

Non-Consenting Lender means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 15.1 and (ii) has been approved by the Required Lenders.

Non-Defaulting Lender means, at any time, each Lender that is not a Defaulting Lender at such time.

Note means a Term Loan Note or a Revolving Loan Note, as the context may require.

Notice of Loan Prepayment means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit K or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

Obligations means (i) all obligations of the Loan Parties to the Administrative Agent or any Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, which arise under this Agreement or any other Loan Document (including with respect to the obligations described in Section 2.3.3), (ii) all obligations of the Loan Parties under Qualified Hedging Agreements and (iii) all Cash Management Obligations of the Loan Parties; provided that “Obligations” shall not include any Excluded Swap Obligations.

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury.

Other Connection Taxes means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.7).

Overnight Rate means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Lender or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

Parent has the meaning given to such term in the Preamble.

Parent/Company Guaranty means the guaranty of the Parent and the Company set forth in Section 13.

Participant has the meaning given to such term in Section 15.9.2.

Participant Register has the meaning given to such term in Section 15.9.2.

Participating Member State means each state so described in any EMU Legislation.

Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272 (2001).

PBGC means the Pension Benefit Guaranty Corporation.

Pension Act means the Pension Protection Act of 2006.

Pension Funding Rules means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to U.S. Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pensions Regulator means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (U.K.).

Percentage means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Effective Time, such Term Lender’s Term Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving

Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.10. If the Commitment of all of the Revolving Lenders to make Revolving Loans and the obligation of the Issuing Banks to issue Letters of Credit have been terminated pursuant to Section 12.2, or if the Revolving Commitments have expired, then the Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Percentage of each Lender on the Effective Date in respect of each of the Revolving Facility and the Term Facility is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment Agreement pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to the terms and conditions contained herein, as applicable.

Permitted Acquisition means any Acquisition by the Company or any wholly-owned Subsidiary where:

(i)               the assets acquired are for use in, or the Person acquired is engaged in, business activities permitted under Section 10.17;

(ii)              subject to Section 6.2.2(d) in the case of a Limited Condition Acquisition, immediately before or after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall have occurred and be continuing;

(iii)             if the aggregate consideration paid by the Company or such Subsidiary in connection with such Acquisition (or any series of related Acquisitions) exceeds the Dollar Equivalent Amount of $150,000,000 (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP, but excluding (x) any common stock of the Parent and (y) any cash received substantially concurrently with such Acquisition from the issuance of any common stock of the Parent), the Company shall have delivered to the Administrative Agent pro forma financial statements giving effect to such Acquisition, which financial statements shall (A) detail any related acquisition adjustments and add-backs to be used to calculate Pro Forma EBITDA and (B) confirm compliance with clause (ii) above after giving effect to such Acquisition;

(iv)            both before, and on a pro forma basis after giving effect thereto, either (i) if the Elevated Covenant Period is not in effect, the Parent shall be in compliance with the financial covenant in Section 10.6.2 as then in effect (including after giving effect to any Covenant Holiday Period)~~; and~~ or (ii) if the Elevated Covenant Period is in effect, the Secured Leverage Ratio does not exceed 4.00 to 1.00 as of the last day of the Computation Period most recently ended, in each case, based on the most recently available quarterly financial statements of the Parent; and

(v)             the board of directors (or similar governing body) of the Person to be acquired shall have approved such Acquisition; provided that with respect to any Limited Condition Acquisition that is consummated within 270 days of the date of execution of the definitive agreement for such acquisition, the requirements of clauses (iii) and (iv) shall be tested only as of the time of the execution of the acquisition agreement relating to such Limited Condition Acquisition (or, solely in the case of clause (iii) above, on such later date on which the Parent receives the cash proceeds from the issuance of common stock that make clause (iii) inapplicable).

Permitted Debt means Debt permitted to be incurred by the Parent or any of its Subsidiaries pursuant to Section 10.7.

Permitted Junior Capital means any unsecured Debt (including, but not limited to, Convertible Notes) incurred by the Parent.

Permitted Capital Hedging Arrangement means (a) any agreement or arrangement pursuant to which the Parent acquires a bond hedge, call option, capped call option, forward or any similar derivative arrangement requiring the counterparty thereto to deliver to the Parent common stock of the Parent, the cash value of such common stock or cash representing the termination value of such option or a combination thereof from time to time upon settlement, exercise or early termination of such option, (b) an agreement or arrangement pursuant to which, among other things, the Parent issues to the counterparty thereto warrants to acquire common stock of the Parent, cash in lieu of delivering such common stock or cash representing the termination value of such option, or a combination thereof upon settlement, exercise or early termination thereof or (c) any share lending agreement, in each case, under clauses (a), (b) and (c), entered into by the Parent in connection with any issuance or refinancing of Permitted Junior Capital or issuance of any equity by the Parent or any Subsidiary (including in each case, without limitation, in connection with the exercise of any over-allotment or initial purchaser’s (or initial purchasers’) or underwriter’s (or underwriters’) option).

Permitted Securitization means any transaction or series of transactions that may be entered into by any Borrower or any Subsidiary pursuant to which it may sell, convey, contribute to capital or otherwise transfer (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables or such transactions, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”) (i) to a trust, partnership, limited liability company, limited company, corporation or other Person (other than any Borrower or any Subsidiary other than a SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Debt, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (ii) directly to one or more investors, purchasers or lenders (other than any Borrower or any Subsidiary), it being understood that a Permitted Securitization may involve (A) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein, e.g., a sale, conveyance or other transfer to an SPE Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Debt incurred by the SPE Subsidiary, and all such transfers, pledges and Debt incurrences shall be part of and constitute a single Permitted Securitization, and (B) periodic transfers or pledges of Receivables and Related Assets, or interests therein, and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged, provided that any such transactions shall provide for recourse to such Subsidiary (other than any SPE Subsidiary) or Borrower (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of other customary securitization undertakings in the jurisdiction relevant to such transactions. The “amount” of “principal amount” of any Permitted Securitization shall be deemed at any time to be (1) the aggregate principal or stated amount of the Debt, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or securities incurred or issued pursuant to such Permitted Securitization, in each case outstanding at such time, or (2) in the case of any Permitted Securitization in respect of which no such Debt, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer in connection with its purchase of Receivables less the amount of collections received in respect of such Receivables and paid to such buyer, excluding any amounts applied to fees or discount or in the nature of interest.

Person means any natural person, corporation, partnership, trust, limited liability company, limited company, unlimited liability company, association, Governmental Authority or unit, or other entity, whether acting in an individual, fiduciary or other capacity.

Platform has the meaning given to such term in Section 10.1.8.

Polish Zloty means the lawful currency of Poland.

Proceeds of Crime Act means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time and all regulations thereunder.

Pro Forma EBITDA means, for any period, EBITDA for such period adjusted as follows:

(i)               the consolidated net income of any Person (or business unit) acquired by the Company or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, interest expense, income tax expense, depreciation and amortization of such Person) shall be included on a pro forma basis for such period (assuming the consummation of each such Acquisition and the incurrence or assumption of any Debt in connection therewith occurred on the first day of such period) based upon (x) to the extent available, (I) the audited consolidated balance sheet of such acquired Person and its consolidated Subsidiaries (or such business unit) as at the end of the fiscal year of such Person (or business unit) preceding such Acquisition and the related audited consolidated statements of income, stockholders’ equity and cash flows for such fiscal year and (II) any subsequent unaudited financial statements for such Person (or business unit) for the period prior to such Acquisition so long as such statements were prepared on a basis consistent with the audited financial statements referred to above or (y) to the extent the items listed in clause (x) are not available, such historical financial statements and other information as is disclosed to, and reasonably approved by, the Required Lenders; and

(ii)              the consolidated net income of any Person (or division or similar business unit) disposed of by the Parent, the Company or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, interest expense, income tax expense, depreciation and amortization of such Person (or division or business unit)) shall be excluded on a pro forma basis for such period (assuming the consummation of such disposition occurred on the first day of such period).

PTE means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

QFC Credit Support has the meaning specified in Section 15.21.

Qualified ECP Guarantor means, in respect of any Swap Obligation, a Loan Party with total assets exceeding $10,000,000 at the time of such Loan Party’s guarantee of or grant of a Lien as security for such

Swap Obligation becomes effective with respect to such Swap Obligation, or such other Person that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Qualified Hedging Agreement means any Hedging Agreement between a Loan Party and a Lender Party.

Rate Determination Date means, in relation to any Interest Period (a) if the relevant currency is Sterling or Canadian Dollars, the first day of that Interest Period (or if such day is not a Business Day, then the immediately preceding Business Day), and (b) for all other currencies, two Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

Receivables means receivables (including all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of accounts, payment intangibles, chattel paper or promissory notes) and whether or not earned by performance).

Recipient means the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

Recovery Event means, with respect to any property, any loss of or damage to such property or taking of such property or condemnation thereof.

Related Assets has the meaning given to such term in the definition of “Permitted Securitization.”

Related Parties means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, attorneys and agents of such Person and of such Person’s Affiliates.

Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

Required Lenders means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the applicable Swing Line Lender or the applicable Issuing Bank, as the case may be, in making such determination.

Required Revolving Lenders means, at any time, Revolving Lenders having Total Revolving Credit Exposures representing more than 50% of the Total Revolving Credit Exposures of all Revolving Lenders. The Total Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Revolving Lender that is the applicable Swing Line Lender or the applicable Issuing Bank, as the case may be, in making such determination.

Required Term Lenders means, at any time, Term Lenders having Total Term Loan Exposures representing more than 50% of the Total Term Loan Exposures of all Term Lenders. The Total Term Loan Exposure of any Defaulting Lender shall be disregarded in determining Required Term Lenders at any time.

Resolution Authority means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Responsible Financial Officer means, as to any Person, the chief financial officer, the treasurer or the corporate controller of such Person.

Responsible Officer means, as to any Person, the chief executive officer, president, any vice president, corporate treasury manager or any Responsible Financial Officer of such Person and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party unless the Administrative Agent has received written notice from such Loan Party (which may be in the form of an updated incumbency certificate) that such Person is no longer a Responsible Officer.

Restricted Debt Issuance means the issuance by any Loan Party or any Subsidiary of any Debt other than Permitted Debt.

Restricted Margin Stock means all Margin Stock other than Unrestricted Margin Stock.

Revaluation Date means (a) with respect to any Loan, each of the following: (i) each date of a borrowing of Eurocurrency Loans denominated in an Alternative Currency, (ii) each date of a continuation of Eurocurrency Loans denominated in an Alternative Currency pursuant to Section 2.2.3 and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by an Issuing Lender under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require.

Revolving Commitment means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.1.2, (b) purchase participations in LC Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Revolving Commitment” or opposite such caption in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitment of all of the Revolving Lenders on the Effective Time shall be $2,750,000,000.00.

Revolving Commitment Amount means $2,750,000,000, as such amount may be changed from time to time pursuant to the terms hereof.

Revolving Credit Exposure means, with respect to any Lender, the sum of (a) the Dollar Equivalent Amount principal amount of all outstanding Revolving Loans of such Lender plus (b) such Lender’s

Percentage of the sum of (i) all outstanding Swing Line Loans and (ii) the aggregate Stated Amount of all Letters of Credit (subject, in the case of this clause (b), to any reallocation pursuant to Section 2.10.1(d)).

Revolving Facility means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

Revolving Lender means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in LC Obligations or Swing Line Loans at such time.

Revolving Loan Note means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Revolving Commitment made by such Revolving Lender, substantially in the form of Exhibit M.

Revolving Loans has the meaning given to such term in Section 2.1.2.

Sanction means any sanction administered or enforced by any Sanctions Authority.

Sanctions Authority means each of the United States Government (including OFAC and the US Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”), the Government of Canada, and other sanctions authority administering or enforcing Sanctions applicable to the Parent and any Subsidiary.

SEC means the Securities and Exchange Commission, or any governmental agency succeeding to any of its principal functions.

Secured Leverage Ratio means, as of the last day of any Fiscal Quarter, the ratio of (i) Funded Secured Debt as of such day minus all Unrestricted Cash as of such day to (ii) Pro Forma EBITDA for the Computation Period ending on such day.

Securitization Obligations means the aggregate investment or claim (as opposed to the value of the underlying assets subject to the applicable Permitted Securitization) held at any time by all purchasers, assignees or transferees of (or of interests in), or holders of obligations that are supported or secured by, Receivables in connection with Permitted Securitizations.

Security Agreement means each security agreement among any Loan Party and the Administrative Agent, substantially in the form of Exhibit C or such other form agreed between the Parent and the Administrative Agent.

Spanish Loan Party means each Subsidiary Guarantor that is incorporated in Spain.

Special Notice Currency means an Alternative Currency that is the currency of a country that is not (a) a member of the Organization for Economic Cooperation and Development and (b) located in North America or Europe.

Specified Loan Party means a Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 13.7).

Specified Representations mean the representations and warranties set forth in Sections 9.1, 9.2, 9.3, 9.10, 9.11, 9.13, 9.19 and 9.20.

SPE Subsidiary means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Permitted Securitizations and transactions directly related to Permitted Securitizations.

Spot Rate for a currency means the rate determined in good faith by the Administrative Agent or the applicable Issuing Lender to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (Local Time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Lender, as applicable, if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the applicable Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

Stated Amount means, with respect to any Letter of Credit at any date of determination, the maximum aggregate Dollar Equivalent Amount available for drawing thereunder at any time during the remaining term of such Letter of Credit under all circumstances (including after giving effect to any increase therein that may be required by the terms thereof), plus the aggregate Dollar Equivalent Amount of all unreimbursed payments and disbursements under such Letter of Credit.

Sterling and £ mean the lawful currency of the United Kingdom.

Subordinated Debt means Debt of the Borrowers or the Parent which has maturities and other terms, and which is subordinated to the obligations of the Borrowers and their Subsidiaries and the Parent, to the extent applicable, hereunder and under the other Loan Documents in a manner, approved in writing by the Required Lenders.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company, limited company, unlimited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Parent.

Subsidiary Borrower means each Initial Subsidiary Borrower and each Eligible Subsidiary that has become a borrower hereunder pursuant to Section 2.7 (and, in each case, that has not ceased to be a Subsidiary Borrower pursuant to Section 2.7(d)).

Subsidiary Borrower Supplement means a Subsidiary Borrower Supplement substantially in the form of Exhibit F.

Subsidiary Guarantor means, on any day, each Subsidiary that has executed a Subsidiary Guaranty on or prior to that day (or is required to execute a Subsidiary Guaranty on that date) and that has not been released therefrom in accordance with the terms hereof.

Subsidiary Guaranty means each U.S. Guaranty and each Foreign Guaranty.

Supported QFC has the meaning specified in Section 15.21.

Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement,

contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than (a) customary indemnification obligations arising in the ordinary course of business under leases and other contracts and (b) by endorsements of instruments for deposit or collection in the ordinary course of business), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the lesser of (i) the principal amount of the debt, obligation or other liability supported thereby and (ii) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Suretyship Liability, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Suretyship Liability shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

Swap Obligation means with respect to a Loan Party, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swedish Borrower means each Borrower that is incorporated in Sweden.

Swedish Borrower Outstandings means, at any time, the aggregate Dollar Equivalent Amount of the outstanding principal amount of all Loans made to the Swedish Borrowers.

Swedish Borrower Sublimit means an amount equal to the lesser of the Revolving Commitment Amount and the Dollar Equivalent Amount of $100,000,000. The Swedish Sublimit is part of, and not in addition to, the Revolving Commitment Amount.

Swing Line Lender means Bank of America (or any branch or affiliate of Bank of America) in its capacity as swing line lender hereunder, together with any replacement swing line lender arising under Section 14.9.

Swing Line Loan has the meaning given to such term in Section 2.4.1.

Swingline Loan Notice means a notice of a borrowing of Swing Line Loans pursuant to Section 2.4.2, which shall be substantially in the form of Exhibit J or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent pursuant), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

Tax Confirmation means a confirmation by a Lender that the Person beneficially entitled to interest payable to such Lender in respect of an advance under a Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom that carries on a trade in the United Kingdom through a permanent establishment and that brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (c) a company not so resident in the United Kingdom that carries on a trade in the United Kingdom through a permanent establishment and that brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of such company.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Termination Date means the earlier to occur of (a) January 31, 2025 or such later date established pursuant to Section 6.3 and (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 12.

Termination Value means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) of this definition, the amounts determined as the mark-to-market values for such Hedging Agreements as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement (which may include a Lender or any Affiliate or branch of a Lender) or any third party in the business of determining such values acceptable to the Administrative Agent.

Term Borrowing means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.1.1.

Term Commitment means, as to each Term Lender, its obligation to make Term Loans to the Borrowers pursuant to Section 2.1.1 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.1 under the caption “Term Commitment” or opposite such caption in the Assignment Agreement pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Term Commitment of all of the Term Lenders at the Effective Time shall be $750,000,000.

Term Facility means, at any time, (a) on or prior to the Effective Time, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

Term Lender means (a) at any time on or prior to the Effective Time, any Lender that has a Term Commitment at such time, (b) at any time after the Effective Time, any Lender that holds Term Loans at such time.

Term Loan means an advance made by any Term Lender under the Term Facility.

Term Loan Maturity Date means the earlier to occur of (a) January 31, 2025 or such later date established pursuant to Section 6.3 and (b) such other date on which the Term Loans are accelerated pursuant to Section 12.

Term Loan Note means a promissory note made by the Company in favor of a Term Lender evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit N.

Total Credit Exposure means, as to any Lender at any time, the Total Revolving Credit Exposure and Total Term Loan Exposure of such Lender at such time.

Total Revolving Credit Exposure means, as to any Revolving Lender at any time, the unused Commitments and Revolving Credit Exposure of such Revolving Lender at such time.

Total Revolving Outstandings means, at any time, the aggregate Dollar Equivalent Amount outstanding principal amount of all Revolving Loans and Swing Line Loans plus the aggregate Stated Amount of all Letters of Credit.

Total Term Loan Exposure means, as to any Term Lender at any time, the aggregate outstanding principal amount of all Term Loans of such Term Lender at such time.

Treaty Lender means a Lender that, for purposes of a Treaty (as defined in the definition of "Treaty State"), (a) is treated as a resident of a Treaty State, (b) does not carry on a business in the United Kingdom through a permanent establishment with which such Lender’s participation in the Credit Extensions is effectively connected and (c) meets all other conditions in the Treaty for full exemption from Tax imposed by the United Kingdom on interest that are required to be satisfied by such Lender (other than where the failure of such Lender to comply with those conditions arises as a result of the relevant Loan Party having failed to comply with its obligations under Section 7.7.5 or 7.7.6).

Treaty State means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom that makes provision for full exemption from tax imposed by the United Kingdom on interest.

Trigger Event means occurrence of any of the following events: (a) any Event of Default under Section 12.1.1; (b) any Event of Default or Unmatured Event of Default under Section 12.1.3; or (c) an Event of Default under Section 12.1.4(a) with respect to Section 10.6.2 and, in each case, such Event of Default or Unmatured Event of Default has not been waived.

Type means the character of a Loan or Borrowing under this Agreement as a Base Rate Loan, a Daily Floating LIBOR Loan or Borrowing, a Canadian Prime Rate Loan or Borrowing or a Eurocurrency Loan or Borrowing.

UK Borrower means each Borrower that is incorporated in England and Wales.

UK Financial Institution means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Loan Party means each UK Borrower and each Subsidiary Guarantor that is incorporated in England and Wales.

UK Non-Bank Lender means any Lender that is: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is (i) a company so resident in the United Kingdom or (ii) a company not so resident in the United Kingdom that carries on a trade in the United Kingdom through a permanent establishment and that brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (c) a company not so resident in the United Kingdom that carries on a trade in the United Kingdom through a permanent establishment and that brings into account interest payable in respect of such advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

UK Pension Plan means any pension plan, pension undertaking, supplemental pension, retirement savings or other retirement income plan, obligation or arrangement of any kind that is established, maintained or contributed to by any UK Loan Party or any of its Subsidiaries or Affiliates or in respect of which any UK Loan Party or any of its Subsidiaries or Affiliates has any liability, obligation or contingent liability.

UK Qualifying Lender means:

(a)           a Lender that is beneficially entitled to interest payable to such Lender in respect of an advance under a Loan Document and is:

(i)            a Lender (1) that is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA; or (2) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such advance was made and within the charge to United Kingdom corporation tax as respects any payment of interest made in respect of such advance; or

(ii)           a Lender that is (1) a company resident in the United Kingdom for United Kingdom tax purposes; (2) a partnership each member of which is (a) a company so resident in the United Kingdom or (b) a company not so resident in the United Kingdom that carries on a trade in the United Kingdom through a permanent establishment and that brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (3) a company not so resident in the United Kingdom that carries on a trade in the United Kingdom through a permanent establishment and that brings into account interest payable in respect of such advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)           a Treaty Lender; or

(b)          a Lender that is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Loan Document.

UK Resolution Authority means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

UK Swing Line Loan means a Swing Line Loan made to any UK Borrower denominated in Euros or Sterling.

UK Swing Line Sublimit means an amount equal to the lesser of the Alternative Currency Sublimit and the Dollar Equivalent Amount of $15,000,000. The UK Swing Line Sublimit is part of, and not in addition to, the Alternative Currency Sublimit.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or the giving of notice or both, constitute an Event of Default.

Unreimbursed Amount has the meaning given to such term in Section 2.3.3.

Unrestricted Cash means, as of any date, the positive remainder, if any, of:

(a)           the sum of:

(i)             100% of Free Cash (as defined below) of the Company and its Domestic Subsidiaries, plus

(ii)            60% of Free Cash of Foreign Subsidiaries in excess of Funded Debt of Foreign Subsidiaries, plus

(iii)          100% of Free Cash of Foreign Subsidiaries but not more than the amount of Funded Debt of Foreign Subsidiaries;

(b)           minus $20,000,000.

For purposes of the foregoing, “Free Cash” means cash and Cash Equivalent Investments on which no Person has a Lien (other than Liens permitted under clause (a), (g) or (h) of Section 10.8).

Unrestricted Margin Stock means treasury stock of the Parent.

U.S. Guaranty means each guaranty issued by a Domestic Subsidiary in favor of the Administrative Agent, substantially in the form of Exhibit B-1.

U.S. Pension Plan means any employee pension benefit plan (including a Multiple Employer Plan but not including any Multiemployer Plan, a UK Pension Plan or a Foreign Plan) that is maintained or is contributed to by the Company or any ERISA Affiliate (or with respect to which the Company or ERISA Affiliate would be deemed to be an “employer” if such plan was terminated) and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

U.S. Person means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Pledge Agreement means each pledge agreement among any Loan Party and the Administrative Agent, substantially in the form of Exhibit D.

U.S. Special Resolution Regime has the meaning specified in Section 15.21.

U.S. Tax Compliance Certificate has the meaning specified in Section 7.7.5(b)(ii)(3).

VAT means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.

Write-Down and Conversion Powers means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2           Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The term “including” is not limiting and means “including without limitation.”

(d)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)           Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement), other contractual instruments and organizational documents shall be deemed to include all amendments, restatements and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

(f)           This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g)           This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties hereto and thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or the Lenders’ involvement in their preparation.

(h)           Unless otherwise specified, each reference to a time of day means such time in Chicago, Illinois.

(i)            Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.3            Allocation of Loans and Percentages at the Effective Time.

(a)           The Parent, the Company and each Lender agree that, effective at the Effective Time, (i) this Agreement shall amend and restate in its entirety the Existing Credit Agreement and (ii) the outstanding Revolving Loans thereunder (and the participations in Letters of Credit and Swing Line Loans thereunder), shall be allocated among the Lenders in accordance with their respective Percentages in respect of the Revolving Facility.

(b)          To facilitate the allocation described in clause (a), at the Effective Time, (i) all “Revolving Loans” under the Existing Credit Agreement (“Existing Loans”) shall be deemed to be Revolving Loans, (ii) each Lender which is a party to the Existing Credit Agreement (an “Existing Lender”) shall transfer to the Administrative Agent an amount equal to the excess, if any, of such Lender’s pro rata share (according to its Percentage) of the outstanding Revolving Loans hereunder (including any Revolving Loans made at the Effective Time) over the amount of all of such Lender’s Existing Loans, (iii) each Lender which is not a party to the Existing Credit Agreement shall transfer to the Administrative Agent an amount equal to such Lender’s pro rata share (according to its Percentage) of the outstanding Revolving Loans hereunder (including any Revolving Loans made at the Effective Time), (iv) the Administrative Agent shall apply the funds received from the Lenders pursuant to clauses (ii) and (iii), first, on behalf of the Lenders (pro rata according to the amount of the applicable Existing Loans each is required to purchase to achieve the allocation described in clause (a)), to purchase from each Existing Lender which has Existing Loans in excess of such Lender’s pro rata share (according to its Percentage) of the outstanding Revolving Loans hereunder (including any Revolving Loans made at the Effective Time), a portion of such Existing Loans equal to such excess, second, to pay to each Existing Lender all interest, fees and other amounts (including amounts payable pursuant to Section 8.4 of the Existing Credit Agreement, assuming for such purpose that the Existing Loans were prepaid rather than allocated at the Effective Time) owed to such Existing Lender under the Existing Credit Agreement (whether or not otherwise then due) and, third, as the Company shall direct, and (v) all Revolving Loans shall commence new Interest Periods in accordance with elections made by the Company at least three Business Days prior to the date of the Effective Time pursuant to the procedures applicable to conversions and continuations set forth in Section 2.2.3 (all as if the Existing Loans were continued or converted at the Effective Time). To the extent the Company fails to make a timely election pursuant to clause (v) of the preceding sentence with respect to any Revolving Loans, such Loans shall be Base Rate Loans.

1.4           Certain Accounting Matters.

(a)          All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be made in accordance with, GAAP, consistently applied, and in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Parent and its Subsidiaries for the fiscal year ended December 31, 2018, except as specifically provided herein or as disclosed in the relevant financial statements; provided that if any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders); provided, further, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP consistently applied prior to such change and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.

(b)           Any financial ratio set forth herein shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(c)          Notwithstanding the foregoing provisions of this Section 1.4, (i) all calculations, ratios and computations with respect to leases existing as of the date hereof and entered into from time to time hereafter may continue to be calculated, classified and accounted for in conformity with GAAP as in effect on a basis consistent with that reflected in the audited financial statements of the Parent and its Subsidiaries for the fiscal year ended December 31, 2015; provided however, that the Company may elect, with notice to Administrative Agent, to treat operating leases as capital leases in accordance with GAAP as in effect from time to time and, upon such election, and upon any subsequent change to GAAP therefor, the parties will enter into negotiations in good faith in an effort to preserve the original intent of the financial covenants set forth herein; and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.5           Exchange Rates; Currency Equivalents. The Administrative Agent or the applicable Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent Amount of Credit Extensions and outstanding amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date. Except for purposes of financial statements delivered by the Parent hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent Amount as so determined by the Administrative Agent or the applicable Issuing Lender, as applicable.

1.6           Additional Alternative Currencies.

(a)           The Company may from time to time, on its own behalf or on behalf of another Borrower, request that Eurocurrency Loans be made and/or Letters of Credit be issued in a currency other than Dollars and those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Lenders.

(b)          Any such request shall be made to the Administrative Agent not later than ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Lender, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Lender thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Loans) or the applicable Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)           Any failure by a Lender or an Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Lender, as the case may be, to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowing of Eurocurrency Loans; and if the Administrative Agent and the applicable Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.6, the Administrative Agent shall promptly so notify the Company. In connection with any such consent, the Administrative Agent may, with the consent of the Parent only, amend, modify or supplement this agreement (including the definitions of Business Day, Eurocurrency Rate, Interest Period and LIBOR Quoted Currency) solely as necessary to reflect the addition of the applicable currency as an Alternative Currency hereunder.

1.7           Change of Currency.

(a)           Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the relevant interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           If a change with respect to Euro occurs pursuant to any applicable law, rule or regulation of any Governmental Authority, then this Agreement (including the definition of Eurocurrency Rate) will be amended to the extent reasonably determined by the Administrative Agent (and, to the extent an Event of Default does not exist, the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, as close as possible, that they would have been in if no change with respect to Euro had occurred.

(d)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency and will put the Lenders and the Borrowers in the same position, as close as possible, that they would have been in if no such change had occurred.

1.8           Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent Amount of the Stated Amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any LC Application or document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent Amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.9           Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

Section 2          COMMITMENTS OF THE LENDERS; BORROWING AND CONVERSION PROCEDURES; LETTER OF CREDIT PROCEDURES; SWING LINE LOANS.

2.1           Commitments and Loans. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make and/or participate in Credit Extensions to the Borrowers as follows:

2.1.1       Term Loans. Each Term Lender severally agrees to make a single loan to the Company, in Dollars, at the Effective Time in an aggregate amount not to exceed such Term Lender’s Percentage of the Term Facility. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Percentage of the Term Facility. Term Borrowings repaid or prepaid may not be reborrowed. Term Loans may be Daily Floating LIBOR Loans, Base Rate Loans or Eurodollar Loans, as further provided herein.

2.1.2       Revolving Borrowings. Each Revolving Lender will make loans on a revolving basis, in Dollars or any Alternative Currency (“Revolving Loans”), from time to time before the Termination Date in such Revolving Lender’s Percentage with respect to the Revolving Facility of such aggregate amounts as any Borrower may from time to time request from all Revolving Lenders (it being understood that effective at the Effective Time, and after giving effect to the transactions contemplated by Section 1.3, each Revolving Lender shall have outstanding Revolving Loans in an amount equal to its Percentage with respect to the Revolving Facility of the aggregate amount of all outstanding Revolving Loans). Amounts borrowed under this Section may be repaid and thereafter reborrowed until the Termination Date.

2.1.3        Letter of Credit Commitment. (a) The Issuing Lenders will issue standby and commercial letters of credit in Dollars or any Alternative Currency, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the applicable Issuing Lender and the Company (collectively with the Existing Letters of Credit, each a “Letter of Credit”), at the request of the Company and for the account of the Company or the Parent or a Subsidiary from time to time before the date which is 30 days prior to the scheduled Termination Date, and (b) as more fully set forth in Section 2.3, each Lender agrees to purchase a participation in each Letter of Credit.

2.1.4        Limitations. The obligations of the Lenders pursuant to Sections 2.1.2 and 2.1.3 are subject to the following limitations: (a) the Total Revolving Outstandings shall not at any time exceed the Revolving Commitment Amount; (b) the Alternative Currency Outstandings shall not at any time exceed the Alternative Currency Sublimit; (c) the Aga Outstandings shall not at any time exceed the Aga Sublimit; (d) the Swedish Borrower Outstandings shall not at any time exceed the Swedish Borrower Sublimit; (e) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the Dollar Equivalent Amount of $50,000,000 (the “Letter of Credit Sublimit”); and (f) the Revolving Credit Exposure of any Lender shall not at any time exceed such Lender’s Commitment.

2.1.5        Notes. Upon the request of any Lender made through the Administrative Agent, the applicable Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.2           Loan Procedures.

2.2.1       Various Types of Loans. Each Revolving Loan denominated in Dollars and each Term Loan may be a Base Rate Loan, a Daily Floating LIBOR Loan or a Eurodollar Loan, and each Revolving Loan denominated in any Alternative Currency shall be a Eurocurrency Loan; provided that (i) Revolving Loans in Canadian Dollars to Domestic Borrowers or Canadian Borrowers may be Canadian Prime Rate Loans, in each case as the applicable Borrower shall specify in the related notice of borrowing, continuation or conversion pursuant to Section 2.2.2 or 2.2.3 and (ii) notwithstanding anything to the contrary set forth herein, (x) no Canadian Borrower shall be permitted to request Revolving Loans denominated in Australian Dollars or Danish Krone and (y) no Swedish Borrower shall be permitted to request a Base Rate Loan. Loans made to the same Borrower, of the same Type, denominated in the same currency and, in the case of

Eurocurrency Loans, having the same Interest Period are sometimes called a “Borrowing”. Base Rate Loans, Canadian Prime Rate Loans, Daily Floating LIBOR Loans and Eurocurrency Loans may be outstanding at the same time; provided that (i) not more than twelve (12) different Borrowings of Eurocurrency Loans shall be outstanding at any one time, (ii) the aggregate principal amount of each Borrowing of Eurocurrency Loans consisting of Revolving Loans shall at all times be at least the Dollar Equivalent Amount of $3,000,000 and an integral multiple of 500,000 units of the Applicable Currency and (iii) each borrowing of Base Rate Loans, Daily Floating LIBOR Loans and Canadian Prime Rate Loans shall be in an aggregate amount of at least the Dollar Equivalent Amount of $1,000,000 and an integral multiple of 100,000 units of the Applicable Currency. All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a pro rata share (according to its Percentage) of all Borrowings of Revolving Loans and/or Term Loans, as applicable.

2.2.2       Borrowing Procedures. The applicable Borrower shall give notice to the Administrative Agent of each proposed borrowing of Revolving Loans (and the borrowing of Term Loans on the Effective Time), which may be given by: (A) telephone or (B) delivery of a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than (a) in the case of a borrowing of Base Rate Loans, 10:00 a.m. on the proposed date of such borrowing, (b) in the case of a borrowing of Canadian Prime Rate Loans, 10:00 a.m. on the proposed date of such borrowing, (c) in the case of a borrowing of Daily Floating LIBOR Loans, 10:00 a.m. (Local Time) on the proposed date of such borrowing, and (d) in the case of a borrowing of Eurocurrency Loans, 10:00 a.m. (Local Time) (i) at least three Business Days prior to the proposed date of such borrowing, in the case of a borrowing denominated in Dollars and (ii) at least four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the proposed date of such borrowing, in the case of a borrowing denominated in an Alternative Currency. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and Type of Borrowing and, in the case of a Borrowing of Eurocurrency Loans, the initial Interest Period and the Applicable Currency therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof and, if such borrowing is in an Alternative Currency, of the aggregate Dollar Equivalent Amount of such borrowing and the Spot Rate used by the Administrative Agent to determine such aggregate Dollar Equivalent Amount. Not later than 1:00 p.m. (Local Time) on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Percentage of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the requested amount to the applicable Borrower on the requested borrowing date. Each borrowing shall be on a Business Day.

2.2.3        Conversion and Continuation Procedures.

(a)           Subject to the provisions of Section 2.2.1, the applicable Borrower may, upon irrevocable notice to the Administrative Agent in accordance with clause (b) below:

(i)       elect, as of any Business Day, to convert any outstanding Revolving Loan denominated in Dollars or any outstanding Term Loan into a Revolving Loan or Term Loan, as applicable, of the other Type applicable thereto; or

(ii)      elect, as of the last day of the applicable Interest Period, to continue any Borrowing of Eurocurrency Loans having an Interest Period expiring on such day (or any part thereof in an aggregate amount not less than the Dollar Equivalent Amount of $3,000,000 or a higher integral multiple of 500,000 units of the Applicable Currency) for a new Interest Period.

(b)           The applicable Borrower shall give notice to the Administrative Agent of each proposed conversion or continuation, which may be given by: (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than (i) in the case of conversion into Base Rate Loans, 10:00 a.m. on the proposed date of such conversion; (ii) in the case of conversion into Canadian Prime Rate Loans, 10:00 a.m. on the proposed date of such conversion, (iii) in the case of conversion into Daily Floating LIBOR Loans, 10:00 a.m. (Local Time) on the proposed date of such conversion; and (iv) in the case of a conversion into or continuation of Eurocurrency Loans, 10:00 a.m. (Local Time) at least (x) three Business Days prior to the proposed date of such conversion or continuation, if the applicable Loans are to be converted into or continued as Eurodollar Loans or (y) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the proposed date of such conversion or continuation, if the applicable Loans are to be converted into or continued as Alternative Currency Loans, specifying in each case:

(1)            the proposed date of conversion or continuation;

(2)            the aggregate amount and currency of Loans to be converted or continued;

(3)            the Type of Loans resulting from the proposed conversion or continuation;

(4)            in the case of conversion into (in the case of Eurodollar Loans), or continuation of, Eurocurrency Loans, the duration of the requested Interest Period therefor; and

(5)            whether the conversion or continuation applies to Term Loans or Revolving Loans.

(c)            If upon expiration of any Interest Period applicable to any Borrowing of Eurocurrency Loans, the applicable Borrower has failed to timely select a new Interest Period to be applicable to such Borrowing, such Borrower shall be deemed to have elected to continue such Loans for a one-month Interest Period effective on the last day of such expiring Interest Period.

(d)            The Administrative Agent will promptly notify each Lender of its receipt of a Loan Notice pursuant to this Section 2.2.3 or, if no timely notice is provided by the applicable Borrower, of the details of any automatic conversion or continuation.

(e)            During the existence of any Event of Default or Unmatured Event of Default, if the Required Lenders elect to prohibit such Conversion or Continuation, no Borrower may elect to have (i) Base Rate Loans or Daily Floating LIBOR Loans converted into, or any Borrowing of Eurodollar Loans continued as, Eurodollar Loans; (ii) Canadian Prime Rate Loans converted into, or any Borrowing of Eurocurrency Loans denominated in Canadian Dollars continued as, Eurocurrency Loans; or (iii) any Borrowing of Eurocurrency Loans in an Alternative Currency (other than, with respect to Domestic Borrowers and Canadian Borrowers, Canadian Dollars) continued for an Interest Period longer than one month.

(f)             If (i) the Loans become due and payable pursuant to Section 12.2 or (ii) an Event of Default exists and has been continuing for 30 consecutive days, then the Required Lenders may require, by notice to the Borrowers and the Administrative Agent, that all outstanding Eurocurrency Loans in an Alternative Currency be redenominated into Dollars in the amount of the Dollar Equivalent Amount thereof on the last day of the then current Interest Period with respect thereto (unless repaid prior to such date).

(g)           No Borrower may submit a Loan Notice with respect to a Loan in a specified currency requesting a conversion or continuation of such Loan into a different currency; any such Loan must be prepaid in the original currency of such Loan and reborrowed in the other currency.

2.3           Letter of Credit Procedures.

2.3.1        LC Applications. Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable Issuing Lender (with a copy to the Administrative Agent) in the form of an LC Application, appropriately completed and signed by a Responsible Officer of the Company. Such LC Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Lender, by personal delivery or by any other means acceptable to such Issuing Lender. Such LC Application must be received by the applicable Issuing Lender and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the applicable Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such LC Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Lender, among other things, the date on which the proposed Letter of Credit is to be issued, the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated, which shall be Dollars or an Alternative Currency, the expiration date of such Letter of Credit (which shall not be later than seven days prior to the scheduled Termination Date unless the Company has Cash Collateralized such Letter of Credit or agreed that not less than 30 days prior to the scheduled Termination Date it will Cash Collateralize such Letter of Credit) and whether such Letter of Credit is to be transferable. So long as the applicable Issuing Lender has not received written notice from any party to this Agreement that (a) the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit have not been satisfied, or (b) any Revolving Lender is at that time a Defaulting Lender, unless the applicable Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Company or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.10.1(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion, such Issuing Lender shall issue such Letter of Credit on the requested issuance date. Each Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit by such Issuing Lender and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. Notwithstanding the foregoing or any other provision of this Agreement, no Issuing Lender shall be under any obligation to issue any Letter of Credit if:

(a)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect at the Effective Time, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense that was not applicable at the Effective Time and that such Issuing Lender in good faith deems material to it; or

(b)           the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.

2.3.2        Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit (or, in the case of the Existing Letters of Credit, at the Effective Time), the applicable Issuing Lender shall be deemed to have sold and transferred to each other Revolving Lender, and each other Revolving Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such other Revolving Lender’s Percentage with respect to the Revolving Facility, in such Letter of Credit and the applicable Borrower’s reimbursement obligations with respect thereto. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable Issuing Lender’s “participation” therein.

2.3.3        Reimbursement Obligations. In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the applicable Issuing Lender in such Alternative Currency, unless (A) such Issuing Lender (at its option) shall have notified the Company (either generally or with respect to a particular Letter of Credit) that such Issuing Lender will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified such Issuing Lender promptly following receipt of the notice of drawing that the Company will reimburse such Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Lender shall notify the Company of the Dollar Equivalent Amount of the amount of the drawing promptly following the determination thereof. Not later than (i) 11:00 a.m. on the date of any payment by an Issuing Lender under a Letter of Credit to be reimbursed in Dollars or (ii) the Applicable Time on the date of any payment by an Issuing Lender under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), or (in each case) not later than the time specified above on the Business Day immediately following the Honor Date if the Company does not receive notice of the applicable payment by 10:00 a.m. on the Honor Date (in which case the Company shall pay interest on the amount of the applicable payment for the period from the Honor Date to the date such payment is due at a rate per annum equal to (x) in the case of a payment in Dollars, the rate applicable to Base Rate Loans, and (y) in any other case, the rate reasonably determined by the applicable Issuing Lender to be its cost of funds in the applicable currency for such period plus the Eurocurrency Margin), the Company shall reimburse such Issuing Lender through the Administrative Agent for each payment or disbursement made by such Issuing Lender under any Letter of Credit issued for the account of the Parent, the Company or any Subsidiary of the Company honoring any demand for payment made by the beneficiary thereunder. If the Company fails to reimburse the applicable Issuing Lender by the date and time specified in the preceding sentence, the Administrative Agent shall promptly notify each Revolving Lender of the Dollar Equivalent Amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Revolving Lender’s Percentage thereof. In such event, the Company shall be deemed to have requested a borrowing of Revolving Loans to be disbursed on such date in an amount equal to such Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitment Amount and the conditions set forth in Section 11.2.1. Any Unreimbursed Amount not reimbursed on the date required above shall bear interest from the date such Unreimbursed Amount was due to the date such amount is paid (by the making of Base Rate Loans or otherwise) at a rate per annum equal to the Base Rate from time to time in effect plus the Base Rate Margin plus, beginning on the third Business Day after receipt of notice from such Issuing Lender of such payment or disbursement, 2%. The applicable Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of such Issuing Lender to so notify the Company shall not affect the rights of such Issuing Lender or the Lenders in any manner whatsoever.

2.3.4          Limitation on Obligations of Issuing Lenders. Each Revolving Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the applicable Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such Issuing Lender shall be liable or responsible for any of the matters described in clauses (a) through (i) of Section 2.3.10; provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the applicable Issuing Lender, and such Issuing Lender may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such Issuing Lender’s willful misconduct or gross negligence or the such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and an Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any applicable Issuing Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

2.3.5          Funding by Lenders to Issuing Lenders. If an Issuing Lender makes any payment or disbursement under any Letter of Credit and such payment or disbursement is not reimbursed (by the making of Base Rate Loans or otherwise) by the date and time specified in Section 2.3.3 or if any reimbursement received from the Company in respect of a payment or reimbursement under any Letter of Credit is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Revolving Lender shall be obligated to fund its participation in such Letter of Credit by paying to the Administrative Agent for the account of such Issuing Lender its pro rata share (according to its Percentage with respect to the Revolving Facility), in Dollars, of such payment or disbursement (but no such payment by any Lender shall diminish the obligations of the Company under Section 2.3.3), and upon notice from the applicable Issuing Lender, the Administrative Agent shall promptly notify each other Revolving Lender of such obligation. Each other Revolving Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent, in Dollars, in immediately available funds for the applicable Issuing Lender’s account the amount of such other Revolving Lender’s Percentage with respect to the Revolving Facility of such payment or disbursement. The Administrative Agent shall remit the funds so received to the applicable Issuing Lender in Dollars, or if requested by such Issuing Lender, the equivalent amount thereof in another Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined as of such funding date) for the purchase of such Alternative Currency with Dollars. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 p.m. on the Business Day on which such Revolving Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon on any Business Day shall be deemed to have been received on the next following Business Day), such Revolving Lender agrees to pay interest on such amount to the Administrative Agent for the applicable Issuing Lender’s account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Revolving Lender’s failure to make available to the Administrative Agent its Percentage with respect to the Revolving Facility of any such payment or disbursement shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent such other Revolving Lender’s Percentage with respect to the Revolving Facility of such payment, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent such other Revolving Lender’s Percentage with respect to the Revolving Facility of any such payment or disbursement.

2.3.6          Information regarding Letters of Credit. Each Issuing Lender agrees, upon request of the Administrative Agent, to deliver to the Administrative Agent a list of all outstanding Letters of Credit issued by such Issuing Lender, together with such information related thereto as the Administrative Agent may reasonably request. The Administrative Agent agrees, upon request of any Lender, to deliver to such Lender a list of all outstanding Letters of Credit, together with such information related thereto as such Lender may reasonably request.

2.3.7          Applicants. If the Company requests the issuance of any Letter of Credit for the account of the Parent or one of the Company’s Subsidiaries, the Parent or such Subsidiary shall be jointly and severally obligated with the Company to reimburse the applicable Issuing Lender (through the Administrative Agent) for any payment or disbursement in respect of such Letter of Credit (and references in this Section 2.3 to the Company shall, to the extent appropriate, be deemed to include the Parent or such Subsidiary with respect to such Letter of Credit).

2.3.8          Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Lender and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (a) the rules of the ISP shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits Publication No. 600 (the “UCP”) or such version of the UCP as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

2.3.9          Cash Collateral. If the Administrative Agent notifies the Company at any time that the outstanding amount of all LC Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the LC Obligations in an amount equal to the amount by which the outstanding amount of all LC Obligations exceeds the Letter of Credit Sublimit.

2.3.10      Obligations Absolute. The obligation of the Company to reimburse the applicable Issuing Lender for each drawing under each Letter of Credit and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)                any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b)                the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)                any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)                waiver by such Issuing Lender of any requirement that exists for such Issuing Lender protection and not the protection of the Company or any waiver by such Issuing Lender which does not in fact materially prejudice the Company;

(e)                honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(f)                 any payment made by such Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(g)                any payment by such Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any or insolvency law;

(h)                any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(i)                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary;

provided that the foregoing shall not excuse any Issuing Lender from liability to the applicable Borrower to the extent of any direct damages (as opposed to punitive or consequential damages or lost profits, claims in respect of which are waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by acts or omissions by Issuing Lender constituting gross negligence or willful misconduct on the part of Issuing Lender (as determined by a court of competent jurisdiction in a final non-appealable judgment).

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable Issuing Lender. The Company shall be conclusively deemed to have waived any such claim against the applicable Issuing Lender and its correspondents unless such notice is given as aforesaid.

2.4               Swing Line Loans.

2.4.1          Swing Line Loans. Subject to the terms and conditions of this Agreement, the Swing Line Lender shall from time to time make loans to (x) any Borrower in Dollars, (y) any Canadian Borrower in Canadian Dollars and (z) any UK Borrower in Euros or Sterling (each a “Swing Line Loan” and collectively the “Swing Line Loans”) in accordance with this Section 2.4 in an aggregate principal amount at any time outstanding not to exceed (a) in the case of Dollar Swing Line Loans, the Dollar Swing Line Sublimit, (b) in the case of AC Swing Line Loans, the AC Swing Line Sublimit, (c) in the case of UK Swing Line Loans, the UK Swing Line Sublimit and (d) in the case of Canadian Swing Line Loans, the Canadian Swing Line Sublimit. Amounts borrowed under this Section 2.4 may be borrowed, repaid and reborrowed until the Termination Date.

2.4.2          Swing Line Loan Procedures. The applicable Borrower shall give notice to the Administrative Agent (which shall promptly inform the Swing Line Lender) of each proposed Swing Line Loan, which may be given by: (A) telephone or (B) a Swingline Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Swingline Loan Notice. Each Swingline Loan Notice must be received by the Administrative Agent not later than (i) in the case of a Dollar Swing Line Loan, 1:00 p.m. on the proposed date of such Swing Line Loan, (ii) in the case of a UK Swing Line Loan, 1:00 p.m., London time, on the proposed date of such Swing Line Loan, (iii) in the case of a Canadian Swing Line Loan, 1:00 p.m., Toronto, Ontario time, on the proposed date of such Swing Line Loan or (iv) in each case, such later time as the Swing Line Lender may approve in its sole discretion. Each such notice shall be effective upon receipt by the Administrative Agent and shall specify the date (which shall be a Business Day), the Applicable Currency and the amount (which shall be an integral multiple of 100,000 units of the Applicable Currency) of such Swing Line Loan. So long as the Swing Line Lender has not received written notice that the conditions precedent set forth in Section 11 with respect to the making of such Swing Line Loan have not been satisfied, the Swing Line Lender shall make the requested Swing Line Loan. The Swing Line Lender shall pay over the requested amount to the applicable Borrower on the requested borrowing date. Concurrently with the making of any Swing Line Loan, the Swing Line Lender shall be deemed to have sold and transferred, and each other Revolving Lender shall be deemed to have purchased and received from the Swing Line Lender, an undivided interest and participation to the extent of such other Revolving Lender’s Percentage with respect to the Revolving Facility in such Swing Line Loan (but such participation shall remain unfunded until required to be funded pursuant to Section 2.4.3).

2.4.3          Prepayments of Swing Line Loans. Each Borrower may from time to time prepay without premium or penalty the Swing Line Loans of such Borrower in whole or in part, in a principal amount that is an integral multiple of 100,000 units of the Applicable Currency. The applicable Borrower will deliver a Notice of Loan Prepayment to be received by the Swing Line Lender and the Administrative Agent not later (a) in the case of Dollar Swing Line Loans, 1:00 p.m. on the Business Day of such prepayment, (b) in the case of AC Swing Line Loans, 1:00 p.m., Local Time on the Business Day of such prepayment or (c) in each case, such later time as the Swing Line Lender shall approve in its sole discretion, specifying the Swing Line Loans to be prepaid and the date and amount of such prepayment.

2.4.4          Refunding of, or Funding of Participations in, Swing Line Loans. The Swing Line Lender may at any time, in its sole discretion, on behalf of any applicable Borrower (each of which hereby irrevocably authorizes the Swing Line Lender to act on its behalf) deliver a notice to the Administrative Agent (with a copy to the applicable Borrower) requesting that each Revolving Lender (including the Swing Line Lender in its individual capacity) make a Revolving Loan (which shall be (i) in the case of a Dollar Swing Line Loan, a Base Rate Loan, (ii) in the case of an UK Swing Line Loan, a Daily Floating LIBOR Loan in the currency of such UK Swing Line Loan and (iii) in the case of a Canadian Swing Line Loan, a Canadian Prime Rate Loan) in such Revolving Lender’s Percentage with respect to the Revolving Facility of the amount of such Swing Line Loan for the purpose of repaying such Swing Line Loan (and, upon receipt of the proceeds of such Revolving Loans, the Administrative Agent shall apply such proceeds to repay the applicable Swing Line Loan); provided that if the conditions precedent to a borrowing of Revolving Loans are not then satisfied or for any other reason the Revolving Lenders may not then make Revolving Loans, then instead of making Revolving Loans, each Revolving Lender (other than the Swing Line Lender) shall become immediately obligated to fund its participation in the applicable Swing Line Loan and shall pay to the Administrative Agent for the account of the Swing Line Lender an amount in the Applicable Currency equal to such Revolving Lender’s Percentage with respect to the Revolving Facility of such Swing Line Loan. If and to the extent any Revolving Lender shall not have made such amount available to the Administrative Agent by 2:00 p.m. on the Business Day on which such Revolving Lender receives notice from the Administrative Agent of its obligation to fund its participation in Swing Line Loans (it being understood that any such notice received after 12:00 noon on any Business Day shall be deemed to have been received on the next following Business Day), such Revolving Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to the applicable Overnight Rate from time to time in effect plus, beginning on the third Business Day after demand, 1% per annum. Any Revolving Lender’s failure to make available to the Administrative Agent its Percentage of the amount of a Swing Line Loan shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent such other Revolving Lender’s Percentage with respect to the Revolving Facility of such amount, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent such other Revolving Lender’s Percentage with respect to the Revolving Facility of any such amount.

2.4.5          Repayment of Participations. Upon (and only upon) receipt by the Administrative Agent for the account of the Swing Line Lender of immediately available funds from or on behalf of the applicable Borrower (a) in reimbursement of any Swing Line Loan with respect to which a Revolving Lender has paid the Administrative Agent for the account of the Swing Line Lender the amount of such Revolving Lender’s participation therein or (b) in payment of any interest on such Swing Line Loan, the Administrative Agent will pay to such Revolving Lender its pro rata share (according to its Percentage with respect to the Revolving Facility) thereof (and the Swing Line Lender shall receive the amount otherwise payable to any Revolving Lender that did not so pay the Administrative Agent the amount of such Revolving Lender’s participation in such Swing Line Loan).

2.4.6          Participation Obligations Unconditional.

(a)                Each Revolving Lender’s obligation to make available to the Administrative Agent for the account of the Swing Line Lender the amount of its participation interest in any Swing Line Loan as provided in Section 2.4.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender or any other Person, (ii) the occurrence or continuance of an Event of Default or Unmatured Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Parent or any Subsidiary thereof, (iv) any termination of the Commitments or (v) any other circumstance, happening or event whatsoever.

(b)                Notwithstanding the provisions of clause (a) above, no Revolving Lender shall be required to purchase a participation interest in any Swing Line Loan if, prior to the making by the Swing Line Lender of such Swing Line Loan, the Swing Line Lender received written notice from such Revolving Lender specifying that one or more of the conditions precedent to the making of such Swing Line Loan were not satisfied and, in fact, such conditions precedent were not satisfied at the time of the making of such Swing Line Loan.

2.5               Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.6               Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to any Borrower by the Administrative Agent because the conditions to a Credit Extension are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

2.7               Subsidiary Borrowers.

(a)                The Company, from time to time by notice to the Administrative Agent (which shall identify the proposed Subsidiary Borrower and its jurisdiction of organization), may (i) add any Eligible Subsidiary in an Eligible Jurisdiction as a Subsidiary Borrower by delivery of an executed Subsidiary Borrower Supplement and (ii) request that any Eligible Subsidiary in any other jurisdiction become a Subsidiary Borrower. The Administrative Agent shall promptly forward a copy of any such notice to each Lender. Upon delivery of the notice and Subsidiary Borrower Supplement (in the case of clause (i) above) or, in the case of clause (ii) above, upon the consent to such designation from the Administrative Agent and each Lender that is a Lender under the tranche (or tranches) to which such Eligible Subsidiary is being designated as Subsidiary Borrower, which consent in each case shall not be unreasonably withheld or delayed, then such Eligible Subsidiary shall become a Borrower hereunder; provided that (x) such Eligible Subsidiary and the Company shall have delivered a Subsidiary Borrower Supplement to the Administrative Agent (which shall promptly deliver a copy thereof to each Lender) not later than five Business Days prior to the proposed effective date of such designation; (y) to the extent requested by the Administrative Agent (on behalf of itself or any Lender) in writing at least five Business Days prior to the proposed effective date of such designation, the Company shall have delivered all documents and information required by regulatory authorities under applicable “know-your-customer” rules and regulations with respect to the proposed Subsidiary Borrower; and (z) prior to the making of any Credit Extension to such Subsidiary Borrower, such Subsidiary Borrower shall have satisfied the conditions precedent set forth in Section 11.3.

(b)                In addition to the conditions set forth in Section 2.7(a), an Eligible Subsidiary that would qualify as a Foreign Borrower may not be a Borrower hereunder if the Administrative Agent reasonably determines that the addition of such Eligible Subsidiary would (i) violate any applicable law or (ii) have any material adverse effect on the Lenders.

(c)                Each Domestic Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations of each other Borrower. Subject to the provisions of each applicable Foreign Guaranty, the Obligations of all Subsidiary Borrowers that are Foreign Subsidiaries shall be several in nature. No Loan Party that is a Foreign Subsidiary shall be responsible for any Domestic Loan Party’s Obligations or such Domestic Loan Party’s failure to pay or perform its Obligations hereunder.

(d)                So long as the principal of and interest on all Loans made to any Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Subsidiary Borrower in such capacity (other than (a) contingent indemnification obligations not yet due and payable and as to which no claim has been made, (b) obligations and liabilities under Qualified Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Lender Party shall have been made and (c) Letters of Credit that have been cash collateralized in accordance with the provisions of this Agreement or with respect to which other arrangements have been made that are reasonably satisfactory to the applicable Issuing Lender) shall have been fully performed, the Company may, upon not less than two Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Subsidiary’s status as a “Subsidiary Borrower”.

2.8               Currency Valuations. The Administrative Agent will determine the Dollar Equivalent Amount of each Loan and Letter of Credit denominated in a currency other than Dollars on each Revaluation Date, and such determination shall be conclusive absent demonstrable error. The Administrative Agent will provide the Company with the amount so determined upon request and, in any event, promptly following the end of each month.

2.9               Cash Collateral.

2.9.1          Certain Credit Support Events. If (a) an Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in any Unreimbursed Amount, (b) as of the Termination Date, any LC Obligation for any reason remains outstanding which has not been cash collateralized pursuant to Section 2.3.1, (c) the Company shall be required to provide Cash Collateral pursuant to Section 12.2, or (d) there shall exist a Defaulting Lender and the applicable Fronting Exposure has not been Cash Collateralized pursuant to Section 2.3.1, the Company shall immediately (in the case of clause (c) above), or within one Business Day (in all other cases) following any written request by the Administrative Agent or the applicable Issuing Lender, provide Cash Collateral in an amount not less than 105% of the applicable LC Obligations or, in the case of clause (d) above, the applicable Fronting Exposure (determined in the case of Cash Collateral provided pursuant to clause (d) above, after giving effect to Section 2.10.1(d) and any Cash Collateral provided by the Defaulting Lender).

2.9.2          Grant of Security Interest. The Company and each Defaulting Lender that provides Cash Collateral hereunder hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each applicable Issuing Lender and the Lenders, and agrees to maintain, a first priority security interest in all Cash Collateral granted by it pursuant hereto, including all deposit accounts and balances therein, and all other property provided as Cash Collateral, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.9.3. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or each applicable Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the amount required pursuant to Section 2.3.9 or this Section 2.9, the Company or the applicable Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company or the applicable Defaulting Lender shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

2.9.3          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.9 or Sections 2.10, 6.4.2 or 12.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

2.9.4          Release. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligation giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 15.9.1(y))) or (ii) upon the Company’s request if there exists Cash Collateral in excess of the requirements of this Section 2.9 or Section 2.3.9, as applicable, provided that Cash Collateral furnished by or on behalf of the Company shall not be released during the continuance of an Event of Default.

2.10           Defaulting Lenders.

2.10.1      Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)                Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 15.1.

(b)                Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.5 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to an Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize each Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.9; fourth, as the Company may request (so long as no Event of Default or Unmatured Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.9; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default or Unmatured Event of Default exists, to the payment of any amounts owing to a Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or such Defaulting Lenders Percentage with respect to the Revolving Facility of any Unreimbursed Amounts in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 11.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.10.1(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post Cash Collateral pursuant to this Section 2.10.1(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                Certain Fees.

(i)       No Defaulting Lender shall be entitled to receive any fee payable under Section 5.1 for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)       Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage with respect to the Revolving Facility of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.9.

(iii)       With respect to any fee not required to be paid to any Defaulting Lender pursuant to the foregoing clauses (i) or (ii), the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to each applicable Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d)                Reallocation of Percentages to Reduce Fronting Exposure. All or any part of a Defaulting Lender’s participation in LC Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 11.2 are satisfied at the time of such reallocation (and, unless the Company shall have otherwise notified the Administrative Agent at such time, the Company shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting

Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 15.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)                Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in the foregoing clause (d) cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.9.

2.10.2      Defaulting Lender Cure. If the Company, the Administrative Agent, the Swing Line Lender and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender (or a Lender ceases to be a Defaulting Lender in accordance with the clause (c) of the definition of “Defaulting Lender”), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders (and to the extent requested by any other Lender, pay to such other Lender the amount that would be payable to such other Lender pursuant to Section 8.4 if the applicable Borrower prepaid the portion of the Loans purchased from such other Lender on the date of such purchase) or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Percentages (without giving effect to Section 2.10.1(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 3            RECORDKEEPING.

Each Lender and the Administrative Agent shall record in its records the date, currency and amount of each Loan made by such Lender, each repayment or conversion thereof and, in the case of each Eurocurrency Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount of the unpaid Loans made by such Lender. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder to repay the principal amount of the Loans made by such Lender together with all interest accruing thereon. In the event of any conflict between the accounts and records maintained by any Lender (including on any Note) and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

In addition to the accounts and records referred to in the paragraph above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 4            INTEREST.

4.1               Interest Rates.

4.1.1          Interest Rates for Term Loans and Revolving Loans. Subject to Section 4.1.3, each Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date such Loan is advanced until such Loan is paid in full as follows:

(a)                at all times such Revolving Loan or Term Loan, as applicable, is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Base Rate Margin;

(b)                at all times such Revolving Loan is a Canadian Prime Rate Loan, at a rate per annum equal to the Canadian Prime Rate plus the Canadian Prime Rate Margin;

(c)                at all times such Revolving Loan or Term Loan, as applicable, is a Eurocurrency Loan, at a rate per annum equal to the sum of the Eurocurrency Rate applicable to each Interest Period for such Loan plus the Eurocurrency Margin; and

(d)                at all times such Revolving Loan or Term Loan, as applicable, is a Daily Floating LIBOR Loan, at a rate per annum equal to the sum of the Daily Floating LIBOR Rate applicable for such Loan plus the Daily Floating LIBOR Margin.

4.1.2          Interest Rates on Swing Line Loans. Subject to Section 4.1.3, the applicable Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan made to it at a rate per annum equal to (i) in the case of a Dollar Swing Line Loan, the Base Rate plus the Base Rate Margin, (ii) in the case of UK Swing Line Loans, the Daily Floating LIBOR Rate plus the Daily Floating LIBOR Margin and (iii) in the case of Canadian Swing Line Loans, the Canadian Prime Rate plus the Canadian Prime Rate Margin.

4.1.3          Interest Rates upon Default. Notwithstanding Sections 4.1.1 and 4.1.2, (i) automatically if an Event of Default under Section 12.1.3 arising from any case or proceeding under any bankruptcy law (or similar insolvency law), or any dissolution or liquidation proceedings exists with respect to Parent or any Borrower and (ii) upon the written request of the Required Lenders at any time (and for so long as) any other Event of Default exists, the interest rate applicable to each Loan shall be increased by 2% per annum; provided that such increased interest rate shall not apply to obligations owed to a Defaulting Lender for so long as such Lender is a Defaulting Lender.

4.2               Interest Payment Dates. Accrued interest on each Base Rate Loan, Canadian Prime Rate Loan, Daily Floating LIBOR Loan and Swing Line Loan shall be payable in arrears on the last Business Day of each calendar quarter and at maturity. Accrued interest on each Eurocurrency Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurocurrency Loan with an Interest Period of more than three months, on each three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

4.3               Setting and Notice of Eurocurrency Rates. The applicable Eurocurrency Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender. Each determination of the applicable Eurocurrency Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing in reasonable detail the computations used by the Administrative Agent in determining any applicable Eurocurrency Rate hereunder.

4.4               Computation of Interest. All determinations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) and Dollar Swing Line Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.  All determinations of interest for Canadian Prime Rate Loans, CDOR Rate Loans and Loans denominated in Sterling or Australian Dollars, shall be made on the basis of a year of 365 days, and the actual number of days elapsed. All other computations of interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days, or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 7.1, bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.  For the purpose of complying with the Interest Act (Canada), it is expressly stated that where interest is calculated pursuant hereto at a rate based upon a 360-day period or any other period of time that is less than a calendar year (the “first rate”), the yearly rate or percentage of interest to which the first rate is equivalent is the first rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360, or such other number of days, as the case may be, and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.  Each Canadian Borrower confirms that they fully understand and are able to calculate the rate of interest applicable to loans, advances, liabilities and obligations under this Agreement based on the methodology for calculating per annum rates provided for in this Agreement.  Each Canadian Borrower hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or any Loan Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to them as required pursuant to Section 4 of the Interest Act (Canada).

4.5               Obligations Several. Subject to the provisions of each applicable Foreign Guaranty, no Foreign Subsidiary Borrower shall be responsible for any other Borrower’s failure to pay any interest due hereunder.

Section 5            FEES.

5.1               Commitment Fee. Subject to Section 2.10, the Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, for the period from the date on which the Effective Time occurs to the Termination Date, at a rate per annum equal to the Commitment Fee Rate in effect from time to time of the daily average of such Revolving Lender’s Percentage with respect to the Revolving Facility of the unused amount of the Revolving Commitment Amount. For purposes of calculating usage under this Section, the Revolving Commitment Amount shall be deemed used to the extent of the sum of the aggregate outstanding principal amount of all Revolving Loans (but not Swing Line Loans) and the Stated Amount of Letters of Credit at such time. Such commitment fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date for any period then ending for which such commitment fee shall not have theretofore been paid. The commitment fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2               Letter of Credit Fees.

(a)                Subject to Section 2.10, the Company agrees to pay to the Administrative Agent for the account of the Revolving Lenders pro rata according to their respective Percentages with respect to the Revolving Facility a letter of credit fee (the “Letter of Credit Fee”) for each Letter of Credit in an amount equal to the LC Fee Rate per annum in effect from time to time of the Dollar Equivalent Amount of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, (i) automatically if an Event of Default under Section 12.1.3 arising from any case or proceeding under any bankruptcy law (or similar insolvency law), or any dissolution or liquidation proceedings exists with respect to Parent or any Borrower and (ii) at the written request of the Required Lenders, at any time any other Event of Default exists, the rate applicable to each Letter of Credit shall be increased by 2% per annum. The Letter of Credit fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Termination Date (and, if any Letter of Credit remains outstanding on the Termination Date, thereafter on demand) for the period from the date of the issuance of each Letter of Credit to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)                The Company agrees to pay each Issuing Lender a fronting fee for each Letter of Credit issued by such Issuing Lender in the amount separately agreed to between the Company and such Issuing Lender.

(c)                In addition, with respect to each Letter of Credit, the Company agrees to pay to the applicable Issuing Lender, for its own account, such fees and expenses as such Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

5.3               Up-Front Fees. The Company agrees to pay to the Lead Arrangers for the account of the Lenders such up-front fees as have been previously agreed to by the Company, the Administrative Agent, the Lead Arrangers and the Lenders.

5.4               Administrative Agent’s and Lead Arrangers’ Fees. The Company agrees to pay to the Administrative Agent and each Lead Arranger such fees as are mutually agreed to from time to time by the Company and the applicable Person.

Section 6            REPAYMENT OF LOANS; CHANGES IN COMMITMENTS; PREPAYMENTS; AND EXTENSION OF TERMINATION DATE.

6.1               Repayment of Loans.

6.1.1          Term Loans. The Company shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 12.3), unless accelerated sooner pursuant to Section 12:

Date	Installment
June 30, 2020	$4,687,500
September 30, 2020	$4,687,500
December 31, 2020	$4,687,500

March 31, 2021	$4,687,500
June 30, 2021	$4,687,500
September 30, 2021	$4,687,500
December 31, 2021	$4,687,500

March 31, 2022	$4,687,500
June 30, 2022	$4,687,500
September 30, 2022	$4,687,500
December 31, 2022	$4,687,500

March 31, 2023	$4,687,500
June 30, 2023	$4,687,500
September 30, 2023	$4,687,500
December 31, 2023	$4,687,500

March 31, 2024	$4,687,500
June 30, 2024	$4,687,500
September 30, 2024	$4,687,500
December 31, 2024	$4,687,500

provided, however, that (a) the final principal repayment installment of the Term Loans shall be repaid on the Term Loan Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date, (b) if any principal repayment installment to be made by the Borrowers (other than principal repayment installments on Eurodollar Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (c) if any principal repayment installment to be made by the Borrower on a Eurodollar Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

6.1.2          Revolving Loans. All Revolving Loans shall be repaid in full on the Termination Date.

6.1.3          Swing Line Loans. All Swing Line Loans shall be repaid in full promptly following demand by the Swing Line Lender (and, in any event, on the Termination Date).

6.2               Changes in the Commitments.

6.2.1          Reductions and Termination of the Commitments.

(a)                Voluntary. The Company may from time to time on at least three Business Days’ prior written notice (or such lesser time as is approved by the Administrative Agent) received by the Administrative Agent (which shall promptly advise each Revolving Lender thereof) permanently reduce (subject to any subsequent permitted increase in the Revolving Commitment Amount pursuant to Section 6.2.2) the Revolving Commitment Amount to an amount not less than the Total Revolving Credit Exposure. Any such reduction shall be in an amount not less than $3,000,000 or a higher integral multiple of $1,000,000. The Company may at any time on like notice terminate the Commitments upon payment in full of all Revolving Loans and Swing Line Loans and all other obligations of the Borrowers hereunder in respect of such Loans and Cash Collateralization in full or the issuance of backstop letters of credit, pursuant to documentation in form and substance reasonably satisfactory to the Issuing Lenders, of all obligations arising with respect to the Letters of Credit (or other arrangements with respect to the Letters of Credit in form and substance reasonably satisfactory to the Issuing Lender). Each notice delivered by the Company pursuant to this Section 6.2.1 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All reductions of the Revolving Commitment Amount shall reduce the Revolving Commitments pro rata among the Revolving Lenders according to their respective Percentages with respect to the Revolving Facility.

(b)                Mandatory. The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

6.2.2          Increase in the Commitments.

(a)                Notwithstanding any other provision of this Agreement (including Section 15.1), the Company may, from time to time, by means of a letter delivered to the Administrative Agent substantially in the form of Exhibit G, request that the Commitments be increased (which increase may take the form of an increase in the Revolving Commitments, or new revolving tranches (each such increase in Revolving Commitments or additional revolving tranche, a “Tranche Increase”) or additional term loan tranches (each, an “Incremental Term Loan”)); provided that (i) the aggregate amount of all such increases during the term of this Agreement shall not exceed the sum of (x) $500,000,000 plus (y) the amount of Loans voluntarily prepaid (with respect to the prepayment of any Revolving Loans, solely to the extent any such prepayment thereof is accompanied by a permanent reductions of the Revolving Commitments) (clauses (x), and (y), collectively, the “Fixed Incremental Amount”), plus (z) an unlimited amount so long as, in the case of this clause (z), the Secured Leverage Ratio, based on the most recently available quarterly or annual, as applicable, financial statements of the Parent and determined on a pro forma basis, after giving effect to such Incremental Term Loan and/or Tranche Increase as of such date (and treating each such Incremental Term Loan and/or Tranche Increase as fully drawn with the proceeds thereof not being netted in calculating the Secured Leverage Ratio except to the extent the proceeds thereof are used to permanently prepay Funded Secured Debt), would not exceed 2.75:1.00, (ii) any such increase in the Commitments shall be in the amount of the Dollar Equivalent Amount of $25,000,000 or a higher integral multiple of $500,000 (or such other amount as the Administrative Agent may agree in any particular instance), (iii) the Company may make a maximum of 10 such requests and (iv) any such Tranche Increase or Incremental Term Loan may be denominated in Dollars or in any Alternative Currency. The amount of any Tranche Increase or Incremental Term Loans shall be deemed to have been incurred first under clause (z) above to the extent permitted and then, if clause (z) is unavailable, shall be deemed incurred under the Fixed Incremental Amount.

(b)                Any Tranche Increase or Incremental Term Loan may be effected by (i) increasing the Commitment of one or more Lenders which have agreed to such increase (each an “Increasing Lender”) and/or (ii) adding one or more commercial banks or other Persons as a party hereto (each an “Additional Lender”; provided that each Additional Lender shall be subject to the approval of the Company and, unless the Additional Lender is an Affiliate or branch of a Lender or an Approved Fund, the Administrative Agent and, if such Additional Lender will have a Commitment to make revolving loans, the Issuing Lenders and the Swing Line Lender (such consent not to be unreasonably withheld or delayed)) with a Commitment in an amount agreed to by any such Additional Lender. For the avoidance of doubt, it is understood and agreed, that no Commitment of any Lender shall be increased pursuant to this Section 6.2.2 without the consent of such Lender.

(c)                Any Tranche Increase or Incremental Term Loan shall be effective three Business Days (or such other period agreed to by the Administrative Agent, the Company and, as applicable, each Increasing Lender and each Additional Lender) after the date on which the Administrative Agent has received and acknowledged receipt of the applicable increase letters in the form of Annex 1 (in the case of an Increasing Lender) or Annex 2 (in the case an Additional Lender) to Exhibit G.

(d)                As a condition precedent to any Tranche Increase or Incremental Term Loan:

(i)       the Company shall have delivered to the Administrative Agent (A) a certificate of each Loan Party that will be a borrower under, or a guarantor of the obligations arising under, such Tranche Increase or Incremental Term Loan, signed by an authorized officer of such Loan Party, (x) certifying and attaching resolutions of such Loan Party approving or consenting to such Tranche Increase or Incremental Term Loan, and (y) certifying that, before and after giving effect to such increase or addition,

(1)                the representations and warranties of the Borrowers contained in Section 9 and of the Loan Parties in the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except (I) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (II) that for purposes of this clause (d)(i), the representations and warranties contained in subsections (a) and (b) of Section 9.4 shall be deemed to refer to the most recent statements furnished pursuant to Section 10.1.1 and 10.1.2 (to the extent that such financial statements are later than the financial statements delivered pursuant to Section 9.4);

(2)                no Event of Default or Unmatured Event of Default exists; and

(3)                the Parent is in compliance (on a pro forma basis) with the covenants contained in Section 10.6; and

(ii)       opinion letters consistent with those delivered on the date of this Agreement, to the extent reasonably requested by the Administrative Agent;

provided that, with respect to any Tranche Increase that constitutes a new tranche (and not an increase to an existing tranche) or Incremental Term Loan, in either case, incurred primarily to finance a Limited Condition Acquisition, so long as such Limited Condition Acquisition is consummated within 270 days of the date of execution of the definitive documentation for such Acquisition:

(A)       the reference to “representations and warranties” in clause (i)(1) above shall refer only to the representations and warranties that constitute Specified Representations and the Limited Condition Acquisition Agreement Representations or, in each case, other customary “SunGard” or “certain funds” representations as are agreed to by the applicable Increasing Lenders or Additional Lenders;

(B)              the condition set forth in clauses (i)(2) above shall be deemed satisfied so long as no payment or bankruptcy Event of Default or Unmatured Event of Default exists as of the date of the execution of the definitive agreement for such Limited Condition Acquisition;

(C)       the condition set forth in clause (i)(3) above will be tested as of the date of the execution of the definitive agreement for such Limited Condition Acquisition; and

(D)       any opinion letter to the extent required to be delivered pursuant to clause (ii) above will be delivered on the date of the execution of the definitive agreement for such Limited Condition Acquisition.

(e)                In the case of an Incremental Term Loan only, this Agreement shall have been amended, in form and substance reasonably satisfactory to the Company, the Administrative Agent and each Lender providing such term loan tranche, to include such terms as are customary for a term loan facility and such economic terms, including pricing, fees, original issue discount and premiums, as the Company and each Lender providing such term loans shall agree (without the consent of any other Lender). In the case of a Tranche Increase constituting a new revolving tranche only, this Agreement shall have been amended, in form and substance reasonably satisfactory to the Company, the Administrative Agent and each Lender providing such new revolving tranche, to include such terms as are customary for a revolving facility and to include such economic terms as agreed to by the Company and each Lender providing such Tranche Increase constituting a new revolving tranche.

(f)                 The Administrative Agent shall promptly notify the Company and the Lenders of any increase in the Commitments pursuant to this Section 6.2.2 and of the Commitment and Percentage of each Lender after giving effect thereto. The parties hereto agree that, notwithstanding any other provision of this Agreement (including Section 15.1), the Administrative Agent, the Company, each Additional Lender and each Increasing Lender, as applicable, may make arrangements to stage the timing of any such increase to the then existing Revolving Commitment, or to cause an Additional Lender or an Increasing Lender to temporarily hold risk participations in the outstanding Revolving Loans of the other Lenders (rather than fund its Percentage of all outstanding Revolving Loans concurrently with the applicable increase), in each case with a view toward minimizing breakage costs and transfers of funds in connection with any increase in the Revolving Commitment Amount. The Company acknowledges that if, as a result of a non-pro-rata increase in the Revolving Commitment Amount, any Revolving Loans are prepaid or converted (in whole or in part) on a day other than the last day of an Interest Period therefor, then such prepayment or conversion shall be subject to the provisions of Section 8.4.

(g)                Except as provided in clause (d) above, no increase in the Commitments may be effected if an Event of Default or an Unmatured Event of Default exists on the date of such proposed increase. Except as set forth in clause (b) above, no consent of any Lender not participating in any Tranche Increase or Incremental Term Loan shall be required for any such Tranche Increase or Incremental Term Loan pursuant to this Section 6.2 (and amendments to effect such increases may be made in accordance with Section 15.1).

6.3               Extension of Termination Date and Term Loan Maturity Date.

6.3.1          Requests for Extension. The Company may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not earlier than 120 days and not later than 45 days prior to the Termination Date and/or the Term Loan Maturity Date then in effect (as applicable, the “Existing Termination Date”), request that each Revolving Lender and/or each Term Lender, as applicable, extend the Termination Date or the Term Loan Maturity Date, as applicable, for an additional one year (such request, a “Termination Date Extension Request”). Such Termination Date Extension Request shall set forth (A) any changes to interest rate margins, fees or other pricing that will apply to the extensions of credit by each Revolving Lender and/or each Term Lender, as applicable, that elects to agree to such Termination Date Extension Request (which may be higher or lower than those that apply before giving effect to such Termination Date Extension Request) and (B) any covenants or other terms (including, without limitation, the designation of new Borrowers subject to and in accordance with Section 2.7), in each case of clauses (A) and (B), that will apply solely to any period after the applicable Existing Termination Date (if any) applicable to any Lenders that elect to agree to such Termination Date Extension Request.

6.3.2          Lender Elections to Extend. Each Revolving Lender or Term Lender, as applicable, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 30 days prior to the Existing Termination Date, advise the Administrative Agent whether such Lender agrees to such Termination Date Extension Request. Each Revolving Lender or Term Lender, as applicable, that determines not to so extend its Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date), it being understood that any Lender that does not so advise the Administrative Agent of its determination on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to an extension shall not obligate any other Lender to so agree. The Administrative Agent shall notify the Company of each Lender’s determination under this Section no later than 29 days prior to the Existing Termination Date (or, if such date is not a Business Day, on the immediately succeeding Business Day).

6.3.3          Additional Commitment Lenders. The Company shall have the right to replace any Non-Extending Lender with one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 15.9.1; provided that each such Additional Commitment Lender shall enter into an Assignment Agreement pursuant to which such Additional Commitment Lender shall, effective as of the Existing Termination Date, undertake a Revolving Commitment or outstanding Term Loans, as applicable (and, if any such Additional Commitment Lender is already a Lender, its Revolving Commitment or Term Loans, as applicable, shall be in addition to such Lender’s then-existing Revolving Commitment and/or Term Loans, as applicable, hereunder).

6.3.4          Minimum Extension Requirement. If (and only if) the Revolving Commitments of the Revolving Lenders or the outstanding Term Loans of the Term Lenders, as applicable, that have agreed so to extend the Termination Date (each, an “Extending Lender”) and the additional Revolving Commitments or extended Term Loans, as applicable, of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Commitments or outstanding Term Loans, as applicable, in effect immediately prior to the Existing Termination Date, then, effective as of the Existing Termination Date, the Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date one year after the Existing Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

6.3.5          Conditions to Effectiveness of Extensions. As a condition precedent to any extension, the Company shall (a) deliver to the Administrative Agent a certificate dated as of the Existing Termination Date (for delivery to each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of the Company certifying that immediately before and immediately after giving effect to such extension, (i) the representations and warranties of the Borrowers contained in Section 9 and of the Loan Parties contained in the other Loan Documents are true and correct on and as of the Existing Termination Date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (y) that for purposes of this Section 6.3.5, the representations and warranties contained in subsections (a) and (b) of Section 9.4 shall be deemed to refer to the most recent statements furnished pursuant to Section 10.1.1 and 10.1.2; and (ii) no Event of Default or Unmatured Event of Default exists; (b) to the extent reasonably requested by the Administrative Agent, deliver such documents as are necessary or appropriate to confirm that such extension has been approved or consented to by each Loan Party; and (c) pay all amounts payable hereunder to each Non-Extending Lender (other than contingent indemnification obligations). In addition, on the Existing Termination Date, the Borrowers shall make such other payments of Revolving Loans or Term Loans, as applicable, outstanding on such date (and pay any additional amounts required pursuant to Section 8.4) to the extent necessary to keep such outstanding Loans ratable with the respective Percentages of the Revolving Lenders or Term Lenders, as applicable, after giving effect to such extension, it being understood that such repayments may be funded with the proceeds of new Borrowings made simultaneously with such repayments by the Extending Lenders, which such Borrowings shall be made ratably by the Extending Lenders in accordance with their extended Revolving Commitments or Term Loans, as applicable. Except for those terms included in the Termination Date Extension Request or as otherwise agreed by each applicable Extending Lender and Additional Commitment Lender (with respect to terms that apply solely to any period after the applicable Existing Termination Date), the terms of the extended Revolving Commitments or extended Term Loans, as applicable, shall (x) be substantially identical to the terms set forth herein (except with respect to the extension of the Existing Termination Date) and (y) the extended Term Loans shall be subject to quarterly amortization consistent with Section 6.1.1 for the extended period.

6.3.6          Conflicting Provisions. Sections 6.2.2 and 6.3 shall supersede any provision in Section 7.6, 15.1 or 15.9 to the contrary. For the avoidance of doubt, it is understood and agreed that if the Company elects pursuant to Section 2.7 (or in a certificate delivered pursuant to Section 6.2.2(d)(i), but subject to the terms of Section 2.7) to designate an Eligible Subsidiary not organized in an Eligible Jurisdiction as a Subsidiary Borrower (x) under a Tranche Increase constituting a new revolving tranche or Incremental Term Loan or (y) in connection with a

Termination Date Extension Request, then only the consent of the Lenders (in addition to the Administrative Agent) that are Lenders under the applicable tranche (or tranches) to which the Company is electing to designate such Eligible Subsidiary as a Borrower shall be required.

6.4               Prepayments.

6.4.1          Voluntary Prepayments. Any Borrower may from time to time prepay any Loans in whole or in part, without premium or penalty; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) a Notice of Loan Prepayment not later than 11:00 a.m. (a) on the date of such prepayment (which shall be a Business Day) in the case of Base Rate Loans, (b) on the date of such prepayment (which shall be a Business Day) in the case of Canadian Prime Rate Loans, (c) (c) on the date of such prepayment (which shall be a Business Day) in the case of Daily Floating LIBOR Loans, (d) three Business Days prior to any date of prepayment of Eurocurrency Loans denominated in Dollars and (e) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Loans denominated in Alternative Currencies, in each case specifying the Type(s) of Loans to be prepaid and the date and amount of prepayment. Each partial prepayment of Loans shall be in a minimum Dollar Equivalent Amount of $500,000 or a higher integral multiple of 100,000 units of the Applicable Currency. Any prepayment of a Eurocurrency Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Swing Line Loans may be prepaid in accordance with Section 2.4.3. Unless otherwise directed by the Company, each prepayment of the outstanding Term Loans pursuant to this Section 6.4.1 shall be applied to the principal repayment installments thereof in direct order of maturity, including, without limitation, the final principal repayment installment on the Term Loan Maturity Date. Notwithstanding the foregoing, a Notice of Prepayment delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of other debt or equity issuances, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

6.4.2          Mandatory Prepayments.

(a)                Asset Sales and Recovery Events. Within five (5) Business Days following each date on or after the Effective Time upon which any Domestic Loan Party or any Domestic Subsidiary (other than an Excluded Domestic Subsidiary) receives any Net Cash Proceeds from any Asset Sale or Recovery Event (other than in respect of such Asset Sales or Recovery Events for which the Net Cash Proceeds do not exceed (x) $50,000,000 in respect of any individual Asset Sale or Recovery Event or (y) $75,000,000 in the aggregate during any Fiscal Year for all Asset Sales and Recovery Events that occurred during such Fiscal Year) the Company shall make a mandatory prepayment of the Term Loan in an amount equal to one-hundred percent (100%) of the Net Cash Proceeds therefrom in accordance with the requirements of this Section 6.4.2. Notwithstanding the foregoing, such Net Cash Proceeds shall not be required to be so applied to the extent the Company delivers to the Administrative Agent an officer’s certificate setting forth that portion of such Net Cash Proceeds that such Domestic Loan Party or such Domestic Subsidiary intends to (i) reinvest in the business of the Parent and its Domestic Subsidiaries or (ii) use to repurchase capital stock of the Parent within 12 months of such date of receipt (or a binding commitment to so reinvest such Net Cash Proceeds is entered into within 12 months of such date of receipt), and no prepayment of Term Loans with such Net Cash Proceeds shall be required under this Section 6.4.2 to the extent such Net Cash Proceeds are so reinvested or used to repurchase capital stock within 12 months of such date of receipt (or, if a binding commitment is entered into in accordance with the foregoing, such Net Cash Proceeds are so reinvested or used to repurchase capital stock within 6 months following such 12 month-period); provided, that any portion of such Net Cash Proceeds not actually reinvested or used to repurchase capital stock within such 12 month period (or, if applicable, within 6 months following such 12 month period) shall be used to prepay the Term Loans on or before the expiration of such 12 month period (or, if applicable, such 18 month period); provided further, in the case of the repurchase of common stock of the Parent, (A) such repurchase is not otherwise prohibited hereunder ~~and~~, (B) based on the most recently available quarterly financial statements of the Parent and determined on a pro forma basis after giving effect to such repurchase, the Secured Leverage Ratio shall be less than ~~3.50:~~3.50 to 1.00 and (C) the Elevated Covenant Period shall not then be in effect; provided, that any portion of such Net Cash Proceeds subsequently determined to not be applied or not actually applied as set forth in this clause (a) shall be promptly used to prepay the Term Loans.

(b)                Restricted Debt Issuance. Immediately upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Restricted Debt Issuance, the Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(c)                Each prepayment of Loans pursuant to this foregoing provisions of clauses (a) and (b) of this Section 6.4.2 shall be applied to the principal repayment installments of the Term Loan in direct order of maturity including, without limitation, the final principal repayment installment on the Term Loan Maturity Date. Such prepayments shall be paid to the Lenders in accordance with their Percentage in respect of the Term Facility.

(d)                Subject to Sections 2.7(c) and 6.4.2(f), if on any date the Total Revolving Outstandings exceed the Revolving Commitment Amount, the Borrowers shall immediately, and without notice or demand, prepay Loans and/or Unreimbursed Amounts and/or Cash Collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess.

(e)                Subject to Sections 2.7(c) and 6.4.2(f), if on any Revaluation Date the Alternative Currency Outstandings exceed 105% of the Alternative Currency Sublimit, the Borrowers shall, within two Business Days after receipt of notice thereof, prepay Alternative Currency Loans and/or Cash Collateralize Letters of Credit denominated in Alternative Currencies in an amount sufficient to cause the Alternative Currency Outstandings to be equal to or less than the Alternative Currency Sublimit.

(f)                 Subject to Section 2.7(c), if on any date the Aga Outstandings exceed 101% of the Aga Sublimit, Aga shall, within two Business Days after receipt of notice thereof, prepay Loans in an amount sufficient to cause the Aga Outstandings to be equal to or less than the Aga Sublimit.

(g)                Subject to Section 2.7(c), if on any date the Swedish Borrower Outstandings exceed 101% of the Swedish Borrower Sublimit, the Swedish Borrowers shall, within two Business Days after receipt of notice thereof, prepay Loans in an amount sufficient to cause the Swedish Borrower Outstandings to be equal to or less than the Swedish Borrower Sublimit.

6.4.3          Limitation. Notwithstanding anything in Section 6.4.2 to the contrary, in no event shall any payments under Section 6.4.2 by any Foreign Borrower, Foreign Subsidiary or Excluded Domestic Subsidiary be allocated to the repayment of any Obligation of a Domestic Loan Party or shall otherwise reduce the Obligations of a Domestic Loan Party.

Section 7            MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1               Making of Payments. All payments of principal of or interest on the Loans, and of all commitment fees and Letter of Credit Fees, shall be made by the applicable Borrower to the Administrative Agent in immediately available funds without (subject to the other provisions of this Agreement) setoff or counterclaim at the office specified by the Administrative Agent (a) in the case of principal and interest payments with respect to Eurocurrency Loans, in the Applicable Currency, and (b) in the case of any other amount, in Dollars or such other currency as shall be specified herein, in each case not later than noon (Local Time) on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day. The Administrative Agent shall promptly remit to each Lender its share (if any) of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under Section 8.1 shall be made by the applicable Borrower directly to the Lender entitled thereto.

7.2               Application of Certain Payments. Subject to the requirements of Section 6.4, each payment of principal shall be applied to such Loans as the applicable Borrower shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, as the Administrative Agent shall determine in its discretion, provided that no payment pursuant to this Section 7.2 by any Foreign Borrowers or Excluded Domestic Subsidiaries shall be applied to or otherwise reduce the Loans of any Domestic Loan Party and no payment pursuant to this Section 7.2 by any member of the Aga Group shall be applied to or otherwise reduce the Loans of any other Loan Party other than another member of the Aga Group. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3               Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of commitment fees or Letter of Credit Fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a Eurocurrency Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such date shall be the immediately preceding Business Day) and, in the case of a payment of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4               Failure to Make Payments. Unless a Lender or a Borrower, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If a Lender or a Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Rate until the third Business Day after demand by the Administrative Agent and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant obligation (or, if no interest rate is so specified, the Base Rate from time to time in effect). If and to the extent that a Borrower and a Lender shall both pay interest to the Administrative Agent for any period as a result of the foregoing provisions of this Section 7.4, the Administrative Agent shall promptly remit to the appropriate amount to the Person that made a payment pursuant to the immediately preceding sentence. Nothing in this Section 7.4 shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

7.5               Setoff. Each Borrower agrees that the Administrative Agent and each Lender have all rights of setoff and bankers’ lien provided by applicable law, and in addition thereto, each Borrower agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply all balances, credits, deposits, accounts or moneys of any Borrower then or thereafter with the Administrative Agent or such Lender to the payment of any Obligations of such Borrower (or, subject to the limitations on joint and several liability set forth in Section 2.7(c), to the Obligations of another Borrower) hereunder, whether or not then due, provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the other Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Issuing Lender and each other Lender and their respective Affiliates and branches under this Section are in addition to other rights and remedies (including other rights of setoff) that such Issuing Lender, such Lender or their respective Affiliates and branches may have. Each Issuing Lender and each other Lender agrees to notify the applicable Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

7.6               Proration of Payments. Except as otherwise provided in this Agreement, if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or 15.9 or any payment to the Swing Line Lender in respect of a Swing Line Loan) on account of principal of or interest on any of its Loans (or on account of its participation in any other Credit Extension) in excess of its pro rata share (in accordance with the terms of this Agreement) of payments and other recoveries obtained by all Lenders on account of principal of and interest on their respective Loans

(or such participations) then held by them, such Lender shall purchase from the other Lenders such participation in the Loans (or sub-participations in the other Credit Extensions) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them according to their respective Percentages; provided that if any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.7               Taxes.

7.7.1          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(a)                All payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by any applicable law. If any applicable law (as determined in the good faith discretion of any Borrower or the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by such Borrower or the Administrative Agent, then such Borrower or the Administrative Agent shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 7.7.5 or 7.7.6 below.

(b)                If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (i) the Borrowers or the Administrative Agent shall withhold or make such deductions as are determined by the Borrowers or Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 7.7.5 or 7.7.6 below, (ii) the Borrowers or Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 7.7) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)                If any Borrower or the Administrative Agent shall be required by any applicable law other than the Code to withhold or deduct any Taxes from any payment, then (i) such Borrower or the Administrative Agent, as required by such law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 7.7.5 or 7.7.6 below, (ii) such Borrower or the Administrative Agent, to the extent required by such law, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such law, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 7.7) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

7.7.2          Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 7.7.1, the Company or the applicable Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

7.7.3          Tax Indemnifications.

(a)                Each of the Domestic Borrowers shall, and does hereby indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7.7) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error. Each of the Domestic Borrowers shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 7.7.3(b) below.

(b)                Each Lender and each Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such Issuing Lender (but only to the extent that no Borrower has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (y) the Administrative Agent and any Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.9.2 relating to the maintenance of a Participant Register and (z) the Administrative Agent and any Borrower, as applicable, against any Excluded Taxes attributable to such Lender or such Issuing Lender, in each case, that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each Issuing Lender hereby authorizes the Administrative Agent to set off and apply any amount at any time owing to such Lender or such Issuing Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (b).

7.7.4          Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority as provided in this Section 7.7, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

7.7.5          Status of Lenders; Tax Documentation.

(a)                Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or by Governmental Authorities of the applicable jurisdiction or reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (i) set forth in Section 7.7.5(b)(i), (b)(ii) and (b)(iv) below or (ii) required by applicable law other than the Code or the Governmental Authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For purposes of determining withholding taxes imposed under the Foreign Account Tax Compliance Act (FATCA), from and after the Effective Time, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(b)                Without limiting the generality of the foregoing,

(i)       any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W 9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                executed copies of IRS Form W-8ECI;

(3)                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)                to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(iii)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)        Each Lender agrees that if any form, notification, confirmation (including Tax Confirmation) or certification it previously delivered or been treated as having given pursuant to this Section 7.7 expires or becomes obsolete or inaccurate in any respect, it shall update such form, notification, confirmation or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(vi)       If a Lender is not, or ceases to be, a UK Qualifying Lender, such Lender shall promptly notify the Administrative Agent and the Company for the benefit of the Loan Parties. Without prejudice to the foregoing, each Lender shall promptly provide to the Administrative Agent and the Company (if requested by the Administrative Agent or the Company) a written confirmation that it is or, as the case may be, is not a UK Qualifying Lender.

(vii)      Each Lender that becomes a party to this Agreement on or after the Effective Time and makes a Credit Extension to a UK Borrower shall indicate either by means of a certification delivered to the Administrative Agent substantially in the form of Exhibit L or in the Assignment Agreement, as appropriate, upon becoming a Lender, which of the following categories it falls in (in relation to UK Borrowers): (A) not a UK Qualifying Lender; (B) a UK Qualifying Lender (other than a Treaty Lender or a UK Non-Bank Lender); (C) a Treaty Lender; or (D) a UK Non-Bank Lender.

7.7.6        Treaty Lender Filings. Notwithstanding Section 7.7.5(a), each Treaty Lender and each Borrower that makes a payment to which any Treaty Lender is entitled under a Loan Document shall cooperate in completing any procedural formalities necessary for such Borrower to obtain authorization to make that payment without deduction or withholding for or on account of any Tax, including making and filing an application for relief under a double tax treaty.

Each Treaty Lender that holds a passport under the HMRC DT Passport Scheme and desires that such scheme apply to this Agreement shall (a) in relation to a Treaty Lender that is a Lender as of the Effective Time, confirm that it wishes such scheme to apply to its Loans under this Agreement by including that Treaty Lender’s scheme reference number and jurisdiction of tax residence in Schedule 2.1 and (b) in relation to a Treaty Lender that becomes a Lender after the Effective Time, confirm to the Administrative Agent and the Company, within five Business Days of the date it becomes a Lender under this Agreement, that it wishes such scheme to apply to its Loans under this Agreement and provide the Administrative Agent and the Company with its scheme reference number and its jurisdiction of tax residence and, having done so, such Treaty Lender shall be under no obligation pursuant to Section 7.7.5 (with respect to any UK Borrower) or this Section 7.7.6. Following the receipt of such confirmation, the UK Borrower will file Form DTTP 2 in respect of such Lender with UK HMRC promptly, and in all cases within 30 days of the date such Lender became a Lender under this Agreement, and shall promptly deliver a copy of such filed Form DTTP 2 to the relevant Lender (with a copy to the Administrative Agent).

7.7.7        Treatment of Certain Refunds.

(a)           Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuing Lender, or have any obligation to pay to any Lender or any Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 7.7, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 7.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax or other liability giving rise to the indemnification payments or additional amounts giving rise to such refund had never been incurred. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(b)           If any Borrower determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Lender or an Issuing Lender pursuant to this Section 7.7, it shall pay to the relevant Lender or Issuing Lender an amount equal to such refund, net of all out-of-pocket expenses incurred by such Borrower in obtaining such refund. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Borrower be required to pay any amount to a Lender or an Issuing Lender pursuant to this subsection if such payment would place such Borrower in a less favorable net after-Tax position than such Borrower would have been in if the Tax or other liability giving rise to the indemnification payments or additional amounts giving rise to such refund had never been incurred. This paragraph shall not be construed to require any Borrower to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

7.7.8        VAT.

(a)           All amounts expressed to be payable under any Loan Document by any Loan Party to any Recipient that (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT that is chargeable on such supply, and accordingly, subject to Section 7.7.8(b) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Loan Party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, such Loan Party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Recipient shall promptly provide an appropriate VAT invoice to such Loan Party).

(b)          If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “Customer”) under a Loan Document, and any party other than the Customer (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Customer in respect of that consideration):

(i)          Where the Supplier is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Customer must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Customer receives from the relevant tax authority which the Customer reasonably determines relates to the VAT chargeable on that supply; and

(ii)         Where the Customer is the Person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Customer, pay to the Customer an amount equal to the VAT chargeable on that supply but only to the extent that the Customer reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)           Where a Loan Document requires any Loan Party to reimburse or indemnify a Recipient for any cost or expense, such Loan Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)           Any reference in this Section 7.7.8 to any Loan Party shall, at any time when such Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom’s Value Added Tax Act 1994 or applicable legislation in other jurisdictions having a similar effect).

(e)            In relation to any supply made by a Recipient to any other Person under a Loan Document, if reasonably requested by such Recipient, such other Person must promptly provide such Recipient with details of such other Person’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

7.7.9        Survival. Each party’s obligations under this Section 7.7 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

7.7.10      Defined Terms. For purposes of this Section 7.7, the term “Lender” includes any Issuing Bank and the term “Applicable Law” includes FATCA.

7.8           Aga Liability. For the avoidance of doubt and notwithstanding anything contained herein or in any other Loan Document to the contrary, under no circumstance shall a Loan Party that is a member of the Aga Group (i) be liable for the Loans or other Obligations of any Loan Party that is not also member of the Aga Group or (ii) be responsible for the failure of any Loan Party that is not also a member of the Aga Group to pay any principal, interest, fees or other amounts payable hereunder.

Section 8            INCREASED COSTS; SPECIAL PROVISIONS FOR EUROCURRENCY LOANS.

8.1           Increased Costs.

8.1.1        Increased Costs Generally. If any Change in Law shall:

(a)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 8.1.5) or any Issuing Lender;

(b)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)           impose on any Lender or any Issuing Lender or the London or Canadian interbank market any other condition, cost or expense affecting this Agreement or

Eurocurrency Loans made by such Lender or any applicable Letter of Credit or participation of such Lender therein;

(d)           and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Lender, the Company will pay (or cause the applicable Subsidiary Borrower to pay) to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

8.1.2        Capital Requirements. If any Lender or any Issuing Lender reasonably determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Company will pay (or cause the applicable Subsidiary Borrower to pay) to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

8.1.3        Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in Section 8.1.1 and 8.1.2 (which certificate shall set forth the basis for such demand and a calculation of the amount thereof in reasonable detail) and delivered to the Company shall be conclusive absent demonstrable error. The Company shall pay (or cause the applicable Subsidiary Borrower to pay) such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

8.1.4        Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section 8.1 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an Issuing Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

8.1.5        Additional Reserve Requirements. The Company shall pay (or cause the applicable Subsidiary Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 15 days prior to the relevant date on which interest is payable, such additional interest or costs shall be due and payable 15 days from receipt of such notice.

8.2           Inability to Determine Rates.

(a)           If in connection with any request for a Eurocurrency Loan or a Daily Floating LIBOR Loan or a conversion to or continuation of a Eurocurrency Loan, (i) the Administrative Agent determines that (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period, if applicable, of such Eurocurrency Loan or Daily Floating LIBOR Loan, (B) (1) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan (whether denominated in Dollars or an Alternative Currency, as applicable) or in connection with an existing or proposed Base Rate Loan, Daily Floating LIBOR Loan or Canadian Prime Rate Loan and (2) the circumstances described in Section 8.2(c)(i) do not apply or (C) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans or Daily Floating LIBOR Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Loans, Daily Floating LIBOR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate or Canadian Prime Rate, the utilization of the

Eurocurrency Rate component in determining the Base Rate or Canadian Prime Rate, as applicable, shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 8.2(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company or the applicable Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans or Daily Floating LIBOR Loans, as applicable in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans, Daily Floating LIBOR Loans or Interest Periods) or, failing that, (A) with respect to a pending request for Loans denominated in Dollars, the Company will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein, (B) with respect to a pending request for Loans denominated in Canadian Dollars, the applicable Domestic Borrower or Canadian Borrower will be deemed to have converted such request into a request for a Borrowing of Canadian Prime Rate Loans (subject to the foregoing clause (y)) in the amount specified therein, and (C) with respect to Loans denominated in any Alternative Currency (other than Canadian Dollars as contemplated in the foregoing clause (B)), at the election of the Company, (1) such request shall be converted into a request for a Borrowing of Base Rate Loans denominated in Dollars (subject to the foregoing clause (y)) in the Dollar Equivalent Amount of the amount specified therein (and, in the case of any outstanding Eurocurrency Loans, regardless of whether such request is made, such Loans will automatically be deemed to be converted to Base Rate Loans denominated in Dollars in the Dollar Equivalent Amount of such Loans at the end of the applicable Interest Period) or (2) the applicable Borrower shall repay such Eurocurrency Loans (to the extent outstanding) in full at the end of the applicable Interest Period; provided, however that if no such election is made by the Company within three days after receipt of such notice, the Company shall be deemed to have elected clause (1) above.

(b)           Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section 8.2, the Administrative Agent in consultation with the Company, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section 8.2, (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

(c)           Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, but without limiting Sections 8.2(a) and (b) above, if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders

(as applicable) have determined (which determination likewise shall be conclusive and binding upon all parties hereto absent manifest error), that:

(i)            adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           the administrator of the LIBOR Screen Rate or a Governmental Authority having or purporting to have jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans in the applicable currency, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); ~~or~~

(iii)           syndicated loans currently being executed, or that include language similar to that contained in this Section 8.2, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR,; or

(iv)           the occurrence of a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that LIBOR is no longer representative,

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing LIBOR in accordance with this Section 8.2 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar (or, with respect to the benchmark of another applicable currency, such applicable currency) denominated syndicated credit facilities syndicated in the U.S. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar (or, with respect to the benchmark of another applicable currency, such applicable currency) denominated syndicated credit facilities syndicated in the U.S. which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBOR Successor Rate”) and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBOR with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBOR with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower.

(d)           If no LIBOR Successor Rate has been determined and the circumstances under clause (c)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended, (to the extent of the affected Eurocurrency Loans or Interest Periods), and (ii) the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods) or, failing that, (A) with respect to a pending request for Loans denominated in Dollars, the Company will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (ii)) in the amount specified therein and (B) with respect to Loans denominated in any Alternative Currency, at the election of the Company, (1) such request shall be converted into a request for a Borrowing of Base Rate Loans denominated in Dollars (subject to the foregoing clause (ii)) in the Dollar Equivalent Amount of the amount specified therein (and, in the case of any outstanding Eurocurrency Loans, regardless of whether such request is made, such Loans will automatically be deemed to be converted to Base Rate Loans denominated in Dollars in the Dollar Equivalent Amount of such Loans at the end of the applicable Interest Period) or (2) the applicable Borrower shall repay such Eurocurrency Loans (to the extent outstanding) in full at the end of the applicable Interest Period; provided, however that if no such election is made by the Company within three days after receipt of such notice, the Company shall be deemed to have elected clause (1) above.

(e)           Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

(f)            In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

(g)           For purposes hereof:

(i)          “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Company, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Company, is reasonably necessary in connection with the administration of this Agreement);

(ii)         “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBOR in loan agreements similar to this Agreement;

(iii)        “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website and that has been selected or recommended by the Relevant Governmental Body;

(iv)        “SOFR-Based Rate” means SOFR or Term SOFR; and

(v)        “Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent”) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

8.3           Changes in Law Rendering Eurocurrency Loans Unlawful. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurocurrency Loans, then such Lender shall promptly notify the Company and the Administrative Agent and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert into Eurocurrency Loans (but shall make a Base Rate Loan or Canadian Prime Rate Loan, as applicable) concurrently with the making of or conversion into Eurocurrency Loans by the Lenders that are not so affected, in each case in an amount equal to such Lender’s pro rata share, calculated using the Spot Rate on the date of borrowing or conversion, of the applicable Borrowing and (b) on the last day of the current Interest Period for each Eurocurrency Loan of such Lender (or, in any event, on such earlier date as may be required by the applicable Change in Law), such Eurocurrency Loan shall, unless then repaid in full, (i) in the case of Eurodollar Loans, automatically convert to a Base Rate Loan, (ii) in the case of Eurocurrency Loans denominated in

Canadian Dollars of Domestic Borrowers and Canadian Borrowers, automatically convert to a Canadian Prime Rate Loan and (iii) in the case of a Loan denominated in a currency other than Dollars (or with respect to Domestic Borrowers and Canadian Borrowers, Canadian Dollars), such Loan shall be redenominated in Dollars at the Spot Rate and (c) any Borrower may revoke any request for a borrowing of, conversion to or continuation of Eurocurrency Loans that was outstanding at the time the Company received notice of the applicable Change in Law from the applicable Lender as provided above. Subject to the following sentence, each Base Rate Loan or Canadian Prime Rate Loan made by a Lender that, but for the circumstances described in the foregoing sentence, would be a Eurocurrency Loan (an “Affected Loan”) shall remain outstanding as a Base Rate Loan or Canadian Prime Rate Loan, as applicable, for the same period as the Borrowing of Eurocurrency Loans of which such Affected Loan would be a part absent such circumstances; provided that upon request of the Company, the applicable Borrower or the affected Lender at least five days before any continuation of such a Borrowing that is in a currency other than Dollars, the amount of such Affected Loan shall be adjusted, if necessary, to be equal to such Lender’s pro rata share, calculated using the Spot Rate on the date of such continuation, of such Borrowing, and the applicable Borrower (if the amount of such Affected Loan decreases) or such Lender (if the amount of such Loan increases) shall remit the appropriate amount to the other party (through the Administrative Agent). Any Lender that has given a notice pursuant to the first sentence of this Section shall promptly notify the Administrative Agent and the Company if the circumstances giving rise to such notice cease to exist, at which time such Lender’s obligation to make Eurocurrency Loans shall be reinstated. If a relevant Change in Law affects one or more, but not all currencies available hereunder, then this Section 8.3 shall only apply with respect to the affected currencies.

8.4          Funding Losses. Upon demand by any Lender (which demand shall be accompanied by a written statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which will be furnished to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Borrower to compensate) such Lender for and hold such Lender harmless from any net loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurocurrency Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Daily Floating LIBOR Loan, Base Rate Loan or Canadian Prime Rate Loan on the date or in the amount notified by the Company or the applicable Subsidiary Borrower;

(c)           any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency in a different currency unless so requested at the option of the applicable Issuing Lender pursuant to Section 2.3.3(A); or

(d)           any assignment of a Eurocurrency Loan on a day other than the last day of the Interest Period, as applicable, therefor as a result of a request by the Company pursuant to

Section 8.7.2; including any net loss or expense arising from (x) the liquidation or reemployment of funds obtained by it to maintain such Loan and (y) fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay (or cause the applicable Subsidiary Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Subsidiary Borrower) to the Lenders under this Section 8.4, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Eurocurrency Rate, for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.

8.5           Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Eurocurrency Loan or Daily Floating LIBOR Loan by causing a domestic or foreign branch or affiliate of such Lender to make such Loan; provided that in such event, for purposes of this Agreement, such Loan shall be deemed to have been made by such Lender and the obligation of the applicable Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

8.6          Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of any part of its Loans in any manner it sees fit, it being understood, however, that for purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurocurrency Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurocurrency Rate for such Interest Period.

8.7           Mitigation of Circumstances; Replacement of Lenders.

8.7.1        Mitigation of Circumstances. Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by a Borrower to pay to any Lender or Governmental Authority any amount pursuant to Section 7.7 or 8.1 or (ii) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different Lending Office if such designation will avoid (or reduce the cost to the applicable Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender. Notwithstanding any provision of Section 7.7 or 8.1, no Lender shall be entitled to request payment of any amount pursuant to either such Section unless such amount is proportionate to the amounts that such Lender is generally requesting from similarly situated borrowers or account parties for similar additional costs or losses suffered in connection with substantially similar credit facilities.

8.7.2       Replacement of Lenders. If any Lender requests compensation under Section 8.1, or has given notice of the occurrence of a circumstance described in Section 8.3, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 7.7, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with the foregoing Section 8.7.1, the Company may replace such Lender in accordance with Section 15.10.

8.8           Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans cancellation or expiration of the Letters of Credit and any termination of this Agreement.

Section 9            REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue or participate in Letters of Credit hereunder, the Parent and the Company on behalf of itself and its Subsidiaries (and to the extent applicable thereto, each Subsidiary Borrower for itself) represent and warrant to the Administrative Agent and the Lenders that:

9.1           Organization, etc. Each Loan Party and each other Material Foreign Subsidiary is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization; and (except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect) each of the Parent and each Subsidiary (i) is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary and (ii) has full power and authority to own its property and conduct its business as presently conducted by it.

9.2          Authorization; No Conflict. The execution and delivery by each of the Parent and each Borrower of this Agreement and each other Loan Document to which it is a party, the borrowings hereunder, the execution and delivery by each other Loan Party of each Loan Document to which such Loan Party is a party, the performance by each Loan Party of its obligations under each Loan Document to which such Loan Party is a party are within the organizational powers of such Loan Party, have been duly authorized by all necessary organizational action on the part of such Loan Party (including any necessary shareholder, partner or member action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, injunction, decree or judgment of any court or other government agency which is binding on any Loan Party, (b) contravene or conflict with, or result in a breach of, (i) any provision of the certificate of incorporation, partnership agreement, by-laws or other organizational documents of such Loan Party or (ii) any material loan or credit agreement, indenture, or other material instrument or document which is binding on such Loan Party or any other Subsidiary or any property of any of the foregoing or (c) result in, or require, the creation or imposition of any Lien on any property of any Loan Party or any other Subsidiary (other than Liens arising under the Loan Documents).

9.3           Validity and Binding Nature.

(a)           Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization and similar laws affecting the enforceability of creditors’ rights generally, (ii) general principles of equity and (iii) the Legal Reservation.

(b)          Subject to the Legal Reservation, the choice of governing law provisions contained in this Agreement and each other Loan Document to which any UK Loan Party is party are enforceable in England. Subject to the Legal Reservation, any judgment obtained in connection with any Loan Document will be recognized and be enforceable in England.

(c)           Subject to the Legal Reservation, it is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of any Loan Document to which a UK Loan Party is a party that such Loan Document be filed, registered or recorded with, or executed or notarized before, any court or other authority in England and Wales or that any registration charge or stamp or similar Tax be paid on or in respect of such Loan Document or any related document, except for any such filing, registration, recording, execution or notarization that is not required to be made until enforcement of the applicable Loan Document or that is required under the United Kingdom’s Companies Act 2006.

9.4           Financial Condition. (a) The audited consolidated financial statements of the Parent and its Subsidiaries as at December 31, 2018, copies of which have been delivered to each Lender, were prepared in accordance with GAAP and present fairly the consolidated financial condition of the Parent and its Subsidiaries as at such date and the results of their operations for the period then ended in accordance with GAAP and (b) the unaudited consolidated financial statements of the Parent and its Subsidiaries as at September 30, 2019, copies of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and other informational disclosures customarily omitted from interim financial statements and to normal year-end adjustments) and present fairly the consolidated financial condition of the Parent and its Subsidiaries as at such date and the results of their operations for the period then ended in accordance with GAAP.

9.5           No Material Adverse Change. Since December 31, 2018, there has been no material adverse change in the business, assets, operations, or financial condition of the Parent and its Subsidiaries taken as a whole.

9.6           Litigation. No litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding is pending or, to the Parent’s or any Borrower’s knowledge, threatened in writing against the Parent or any Subsidiary which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6.

9.7           Ownership of Properties; Liens. Each of the Parent and each Subsidiary owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, in each case necessary for the conduct of its business (including patents, industrial designs, trademarks, trade names, service marks and copyrights), except as could not reasonably be expected to have a Material Adverse Effect. The property of the Parent and each Subsidiary is owned free and clear of all Liens, charges and material claims (including material infringement claims that are pending or, to the knowledge of the Parent or any Subsidiary, threatened with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 10.8.

9.8          Subsidiaries. As of the date hereof, the Parent has no Subsidiaries except those listed in Schedule 9.8; and the Parent has no direct Subsidiary other than the Company.

9.9           Employee Benefit Plans.

9.9.1        ERISA Compliance.

(a)           Each U.S. Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such U.S. Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Parent, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the best knowledge of the Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any U.S. Pension Plan or Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any U.S. Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred with respect to a U.S. Pension Plan, or a Multiemployer Plan, within the five year period prior to the date hereof, and neither the Parent nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any U.S. Pension Plan or, to the knowledge of the Parent, Multiemployer Plan; (ii) the Parent and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each U.S. Pension Plan and, to the knowledge of the Parent, Multiemployer Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained by the Parent or an ERISA Affiliate; (iii) as of the most recent valuation date for any U.S. Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher, and for any Multiemployer Plan, the plan’s funding level (as set forth in Section 431 of the Code) is 60% or higher; (iv) neither the Parent nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no U.S. Pension Plan or, to the knowledge of the Parent, Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any U.S. Pension Plan or, to the knowledge of the Parent, Multiemployer Plan.

9.9.2        Non-U.S. Pension Plans.

(a)           Except as would not reasonably be expected to result in a Material Adverse Effect, all employer and employee contributions (including insurance premiums) required from any UK Loan Party or any of its Subsidiaries or Affiliates by applicable law or by the terms of any UK Pension Plans (including any policy held thereunder) have been made, or, if applicable, accrued in accordance with normal accounting practices.

(b)           Except as would not reasonably be expected to result in a Material Adverse Effect, each UK Pension Plan has been maintained in compliance with its terms and with the requirements of all applicable laws.

9.9.3       Foreign Plans. Except as would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in compliance with its terms and with the requirements of all applicable laws.

9.10           Investment Company Act. Neither the Parent nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940 and none of the UK Loan Parties carries on any business in the United Kingdom that requires it to be authorized by the United Kingdom Financial Conduct Authority or the United Kingdom Prudential Regulation Authority.

9.11           Regulation U; Etc. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.12           Taxes.

(a)           Each of the Parent and each Subsidiary has filed all United States federal income tax returns and other material tax returns required by law to have been filed by it and has paid all material Taxes thereby shown to be owing, except any such tax returns or Taxes that (i) are not delinquent or (ii) are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b)           No Loan Party carries on or has ever carried on any trade through a permanent establishment outside its jurisdiction of incorporation.

9.13         Solvency, etc.

(a)                At the Effective Time (and after giving effect to any right of contribution and subrogation), (i) the present fair saleable value of each Loan Party’s (other than UK Loan Parties) assets will exceed the amount that will be required to pay the probable liability of its debts and other liabilities, contingent or otherwise, as such debts and other liabilities become absolute and matured, and (ii) each Loan Party (other than UK Loan Parties) will be “solvent,” will be able to pay its debts as they mature, will own property with “fair saleable value” greater than the amount required to pay its debts as they become absolute and matured and will not have “unreasonably small capital” with which to carry on its business as then constituted (all quoted terms used in the foregoing clause (ii) having the respective meanings given thereto in applicable federal and state laws governing determinations of the insolvency of debtors). At the Effective Time, no Canadian Borrower is an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada).

(b)                Immediately prior to and after giving effect to the making of each Credit Extension hereunder and the use of proceeds thereof (and after giving effect to any right of contribution or subrogation), (i) the present fair saleable value of the assets of the Loan Parties, on a consolidated basis, will exceed the amount that will be required to pay the probable liability of the consolidated debts and other liabilities, contingent or otherwise, of the Loan Parties, as such debts and other liabilities become absolute and matured, and (ii) the Loan Parties, on a consolidated basis, will be “solvent,” will be able to pay their consolidated debts as they mature, will own consolidated property with “fair saleable value” greater than the amount required to pay their consolidated debts as they become absolute and matured and will not have “unreasonably small capital” on a consolidated basis with which to carry on their business as then constituted (all quoted terms used in the foregoing clause (ii) having the respective meanings given thereto in applicable federal and state laws governing determinations of the insolvency of debtors).

(c)                At the Effective Time, no UK Loan Party will (i) (A) be unable to or have admitted its inability to pay its debts as they fall due, (B) be deemed to or have been declared to be unable to pay its debts under applicable law, (C) have suspended or threatened to suspend making payments on any of its debts or (D) by reason of actual or anticipated financial difficulties, have commenced negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; (ii) have aggregate assets that are less than its liabilities (taking into account contingent and prospective liabilities); or (iii) have had declared a moratorium in respect of any Debt.

9.14         Environmental Matters. The Parent and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and Environmental Claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Parent has reasonably concluded that, except as specifically disclosed in Schedule 9.14, such Environmental Laws and Environmental Claims would not, individually or in the aggregate, have a Material Adverse Effect.

9.15         Information. All written information (other than projections, estimates and other forward-looking information, and other information of a general economic or industry nature) heretofore or contemporaneously herewith furnished in writing by the Parent or any Subsidiary to any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby, and all written information, other than projections and other information of a general economic or industry nature, hereafter furnished by or on behalf of the Parent or any Subsidiary to any Lender pursuant hereto or in connection herewith, in each case, taken as a whole, does not contain any material misstatement of a material fact and is not incomplete by omitting to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made as of the dates thereof (it being recognized by the Administrative

Agent and the Lenders that (a) any projections and forecasts provided by the Parent or any Subsidiary are based on good faith estimates and assumptions believed by the Parent or such Subsidiary to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts will likely differ from projected or forecasted results and (b) any information provided by the Parent or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Parent or any Subsidiary shall, for all periods prior to the date of such Acquisition, be limited to the knowledge of the Parent or the acquiring Subsidiary after reasonable inquiry).

9.16         No Default. No Loan Party is in default under any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which would reasonably be expected to have a Material Adverse Effect. No Event of Default or Unmatured Event of Default exists.

9.17         No Burdensome Restrictions. No Loan Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

9.18         Centre of Main Interests. In the case of any UK Loan Party and for the purposes of Regulation (EU 2015/848 of 20 May 2015 on insolvency proceedings (recast)), its centre of main interest (as that term is used in Article 3(1) therein) is situated in England and Wales and it has no “establishment” (as that term is used in Article 2(h) therein) in any other jurisdiction.

9.19         OFAC. Neither the Parent, nor any Subsidiary, nor, to the knowledge of any Loan Party and its Subsidiaries, any director, officer or employee thereof, is an individual or entity (i) currently the subject or target of any Sanctions (“target of Sanctions” signifying a person with whom a U.S. Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business, or other activities pursuant to Sanctions), (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other Sanctions Authority nor (iii) is the Parent or any Subsidiary located, organized or resident in a Designated Jurisdiction.

9.20         Anti-Corruption Laws and Sanctions. Except where failure to do so would not reasonably be expected to result in a Material Adverse Effect, each of the Parent and each Subsidiary has conducted its businesses in compliance with applicable anti-corruption and Sanctions laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

9.21         Beneficial Ownership Certification. As of the Effective Time, the information included in any Beneficial Ownership Certification delivered in connection with this Agreement is true and correct in all material respects.

Section 10        COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations of the Borrowers are paid in full (other than unasserted contingent obligations, Hedging Obligations and Cash Management Obligations) and all Letters of Credit have been terminated (other than any Letter of Credit that has been Cash Collateralized or otherwise backstopped or provided for in a manner reasonably satisfactory to the Administrative Agent and the Issuing Lender), the Parent agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1         Reports, Certificates and Other Information. Furnish to the Administrative Agent (which will promptly forward copies thereof to each Lender):

10.1.1      Audit Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2019), a copy of the annual audit report of the Parent and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Parent and its Subsidiaries for such Fiscal Year reported on without a “going concern” exception (other than a going concern qualification resulting from an upcoming maturity date under any Debt occurring within one year from the time such opinion is delivered) or a qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent auditors of recognized standing selected by the Parent and reasonably acceptable to the Required Lenders.

10.1.2      Quarterly Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter) of each Fiscal Year, consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flow for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by a Responsible Financial Officer of the Parent.

10.1.3      Compliance Certificates. Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and of each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit A, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Responsible Financial Officer of the Parent, containing (a) a computation of each of the financial ratios and restrictions set forth in Section 10.6; (b) contemporaneously with the furnishing of the annual audit report pursuant to Section 10.1.1 only, an updated organizational chart showing all Subsidiaries and the jurisdictions of their respective organization; (c) confirmation that there has not been (or a reasonably detailed description of) any cancellation (without replacement), material reduction in the amount or other material negative change with respect to any material insurance maintained by the Parent or any Subsidiary; and (d) a statement that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

10.1.4      Reports to SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Parent or any Subsidiary filed with the SEC (excluding exhibits thereto, provided that the Company shall promptly deliver any such exhibit to the Administrative Agent or any Lender upon request therefor); copies of all registration statements of the Parent or any Subsidiary filed with the SEC; and copies of all proxy statements or other communications made to shareholders generally concerning material developments in the business of the Parent or any Subsidiary.

10.1.5      Notice of Default, Litigation, ERISA and Environmental Matters. Promptly upon any Responsible Officer becoming aware of any of the following, written notice describing the same and the steps being taken by the Parent or the Subsidiary affected thereby with respect thereto:

(a)           the occurrence of an Event of Default or an Unmatured Event of Default;

(b)           any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Parent to the Lenders which has been instituted or, to the knowledge of the Parent or any Borrower, is threatened against the Parent or any Subsidiary or to which any of the properties of any thereof is subject which (i) has a reasonable likelihood of being adversely determined and (ii) if so determined, would reasonably be expected to have a Material Adverse Effect;

(c)            the occurrence of an ERISA Event, (ii) any failure to make any material required contribution to a UK Pension Plan, or Foreign Plan, or (iii) the creation of any ERISA Lien with respect to any U.S. Pension Plan; or

(d)           any other event that would reasonably be expected to have a Material Adverse Effect.

10.1.6      Management Reports. Promptly upon the request of the Administrative Agent, copies of all detailed financial and management reports submitted to the Parent by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Parent.

10.1.7      Projections. As soon as practicable and in any event within 60 days after the commencement of each Fiscal Year, financial projections for the Parent and its Subsidiaries for such Fiscal Year prepared in a manner consistent with those projections delivered by the Parent to the Administrative Agent prior to the Effective Time.

10.1.8      Other Information. From time to time such other information concerning the Parent and its Subsidiaries as the Administrative Agent or any Lender may reasonably request, including without limitation, promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

Documents required to be delivered pursuant to Section 10.1.1, 10.1.2 or 10.1.3 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at the website address listed on Schedule 15.3; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”).

10.2        Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, at any reasonable time during normal business hours and with reasonable prior notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to inspect any of its offices, properties and operations, to discuss its financial matters with its officers and its independent auditors (and the Parent hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof whether or not any representative of the Parent or any Subsidiary is present provided that the Parent or the Company is given the opportunity to be present for such discussion), and to examine (and, at the expense of the Parent or the applicable Subsidiary, photocopy extracts from) any of its books or other corporate records; and unless all security interests of the Administrative Agent have been released pursuant to Section 10.12(vii), permit, and cause each Subsidiary to permit, the Administrative Agent to perform periodic field examinations of the Parent and its Subsidiaries at such times as the Administrative Agent or the Required Lenders (in each case in consultation with the Company) may elect; provided that the Loan Parties shall not be obligated to pay for more than one field examination in any Fiscal Year (excluding any field examination conducted at a time when any Event of Default exists).

10.3         Insurance. Maintain, and cause each Subsidiary to maintain such insurance (giving effect to reasonable and prudent self-insurance) as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon reasonable request of the Administrative Agent, furnish to the Administrative Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Parent and its Subsidiaries.

10.4         Compliance with Laws; Material Contracts; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all material applicable laws, rules, regulations, decrees, orders, judgments, licenses, material contracts and permits, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all United States federal income taxes and all other material Taxes and governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property, other than Liens permitted by Section 10.8; provided that the foregoing shall not require the Parent or any Subsidiary to pay any such Tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

10.5         Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.10) cause each Loan Party and Material Foreign Subsidiary to maintain and preserve, (a) its existence and, if applicable, good standing in the jurisdiction of its formation; provided that any Subsidiary (other than a Borrower) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders, and (b) its qualification and good standing as a foreign company in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).

10.6         Financial Covenants.

10.6.1      Interest Coverage Ratio. Not permit the Interest Coverage Ratio as of the last day of any Computation Period to be less than 3.00 to 1.00.

10.6.2      Secured Leverage Ratio. Not permit the Secured Leverage Ratio as of the last day of any Computation Period (other than during a Covenant Holiday Period) to exceed ~~4.00~~:

(a)                ~~to 1.00; or to exceed 4.50 to~~if the Elevated Covenant Period is not in effect, 3.50 to 1.00 as of the last day of each Computation Period (or 4.00 to 1.00 during any Covenant Holiday Period.); and

(b)                if the Elevated Covenant Period is in effect, (i) 3.50 to 1.00 as of the last day of the third Fiscal Quarter of Fiscal Year 2020, (ii) 4.50 to 1.00 as of the last day of the fourth Fiscal Quarter of Fiscal Year 2020, (iii) 4.50 to 1.00 as of the last day of the first Fiscal Quarter of Fiscal Year 2021 and (iv) 4.25 to 1.00 as of the last day of the second Fiscal Quarter of Fiscal Year 2021.

10.7         Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

(a)           obligations under this Agreement and the other Loan Documents;

(b)           unsecured seller Debt which represents all or part of the purchase price payable in connection with Permitted Acquisitions; provided that (i) the aggregate outstanding principal amount of all such Debt shall not at any time exceed $40,000,000 and (ii) all such Debt shall have terms that are reasonably acceptable to the Administrative Agent;

(c)           Debt secured by Liens permitted by Section 10.8(d); provided that the aggregate principal amount of all such Debt at any time outstanding shall not exceed $100,000,000;

(d)           Debt of Subsidiaries owed to the Parent or any other Subsidiary;

(e)            Hedging Obligations of the Company or any Subsidiary incurred in the ordinary course of business for bona fide hedging purposes and not for speculation;

(f)            unsecured Debt of the Company to Subsidiaries;

(g)           Subordinated Debt;

(h)           Debt existing on the date hereof and listed on Schedule 10.7(h) (including, for the avoidance of doubt, revolving advances incurred from time to time under the agreements listed on such Schedule governing such Debt), including refinancings, amendments, restatements, supplements, refundings, renewals or extensions of any such Debt so long as the maximum available principal amount of such Debt (as so refinanced or otherwise modified) is not increased except to the extent of any premium, accrued interest, fees, costs and expenses incurred in connection therewith and the terms applicable to such Debt (as so refinanced or otherwise modified) are no less favorable to the Company or the applicable Subsidiary in any material respect than the terms in effect immediately prior to such refinancing or other modification (except that interest and fees payable with respect to such Debt (as so refinanced or modified) may be at the then-prevailing market rates);

(i)            Debt from the Parent owing to the Company solely to the extent that the proceeds of such Debt are used by the Parent to pay its Taxes and reasonable accounting, legal and corporate overhead expenses, in each case as they become due;

(j)            subject to the limitations set forth in Section 10.8(k), Debt arising under Capital Leases;

(k)           Suretyship Liabilities permitted by Section 10.18(d), (i), (j), (n), (o) or (~~p~~q);

(l)            Debt of Foreign Subsidiaries, provided that the aggregate principal amount of all such Debt at any time outstanding shall not exceed $150,000,000;

(m)          Securitization Obligations in an aggregate outstanding amount not exceeding at any time $200,000,000;

(n)           Debt arising out of performance guarantees, completion guarantees, performance bonds, bid bonds, appeal bonds, surety bonds, judgment bonds, replevin bonds and similar bonds and other similar obligations in the ordinary course of business (including in connection with Permitted Securitizations);

(o)           Debt incurred solely to finance insurance premiums in the ordinary course of business;

(p)           obligations arising from agreements providing for customary indemnification, earnouts, adjustment of purchase price, non-compete, consulting or other similar obligations, in each case arising in connection with acquisitions or dispositions of any business, assets or Subsidiary; and

(q)           (A) other Debt (including Permitted Junior Capital, Permitted Capital Hedging Arrangements and including Debt of a Person that becomes a Subsidiary after the Effective Time) so long as, both immediately before and immediately after giving effect to the incurrence or assumption of such Debt (or acquisition of such Person)~~,~~ (and the application of the proceeds of such Debt), on a pro forma basis immediately after giving effect thereto (x) the Leverage Ratio of Parent does not exceed 5.50 to 1.00 as of the last day of the Computation Period most recently ended and (y) the Parent is in ~~pro forma~~ compliance with the ~~Leverage Ratio then in effect pursuant to~~covenant in Section 10.6.2 (including after giving effect to any Covenant Holiday Period), in each case based on the most recently available quarterly financial statements of the Parent. and (B) any refinancings, amendments, restatements, supplements, refundings, renewals or extensions of any such Debt so long as the maximum available principal amount of such Debt (as so refinanced or otherwise modified) is not increased except to the extent of any premium, accrued interest, fees, costs and expenses incurred in connection therewith and the terms applicable to such Debt (as so refinanced or otherwise modified) are no less favorable to the Parent, the Company or the applicable Subsidiary in any material respect, taken as a whole, than the terms in effect immediately prior to such refinancing or other modification (except (x) in the case of Debt, for the interest, original issue discount and fees payable with respect to such Debt (as so refinanced or modified) may be at the then-prevailing market rates and (y) for any refinancing of Convertible Notes, with respect to the conversion rate thereof).

10.8         Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)           Liens for Taxes or other governmental charges not at the time delinquent or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b)           Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, landlords, mechanics, repairmen and materialmen and other similar Liens imposed by law provided that any such Lien is for sums not overdue for a period of more than 60 days or is being contested in good faith by appropriate proceedings, and for which it maintains adequate reserves to the extent required in accordance with GAAP, (ii) deposits to secure trade contracts entered into in the ordinary course of business and (iii) Liens incurred or deposits made in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with leases, surety bonds, bids, performance bonds, utilities and similar obligations), in each case including cash collateral for obligations in respect of letters of credit and bank guarantees, provided that any such Lien is not otherwise involving any deposits (other than deposits in the ordinary course of business that are customary with respect to the type of obligations secured and deposits permitted by Section 10.18(f), but excluding deposits to secure bonds of the types described in subsection (e) below) or advances or borrowed money or the deferred purchase price of property or services;

(c)           Liens identified in Schedule 10.8 and Liens securing refinancings, refundings, renewals, replacements or extensions of the Debt originally secured by such Liens; provided that the principal amount of Debt secured thereby is not increased other than in respect of any accrued interest, premium, fees, costs or expenses payable in connection with such refinancing, refunding, extension, renewal or replacement;

(d)           subject to the limitations set forth in Section 10.7(c), (i) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary, or existing on property of any Person that becomes a Subsidiary after the Effective Time (and, in each case, not created in contemplation of such acquisition), (ii) Liens that constitute security interests on any property securing debt incurred for the purpose of financing any part of the cost of acquiring, constructing or improving such property, provided that any such Lien attaches to such property within 180 days of the acquisition, construction or improvement thereof and such Lien attaches solely to the property so acquired, constructed or improved, and (iii) any refinancing, replacement, amendment, restatement, supplement, renewal or extension of any Lien referred to in clauses (i) or (ii) (or the debt secured thereby) so long as the principal amount of the obligations secured by such Lien is not increased (other than in respect of any accrued interest, premium, fees, costs or expenses payable in connection therewith) and such Lien does not extend to any other property of the Company or any Subsidiary;

(e)            attachments, Liens or deposits to secure appeal bonds, judgment liens and other similar Liens, for sums not exceeding $100,000,000 in the aggregate at any time outstanding, arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)            leases, subleases, encroachments, subdivisions, easements, rights of way, restrictions, zoning, entitlement and other land use and environmental regulations by any Governmental Authorities, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(g)           Liens arising under the Loan Documents;

(h)            Liens relating to banker’s liens, rights of set-off or similar rights and remedies as to accounts or other funds maintained with a depository institution, including Liens (x) in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments on deposit with or in possession of such bank, (y) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or (z) in favor of banking institutions arising as a matter of law or standard business terms and conditions encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(i)             licenses, sublicenses and other grants of rights to use of patents, trademarks, or other intellectual property rights (a) granted in the ordinary course of business and not interfering with the business of any Loan Party in any material respect or (b) between or among Parent and its Subsidiaries;

(j)             any interest or title of a lessor, licensor or sublessor under any lease or license entered into the ordinary course of its business and covering only the assets so leased or licensed;

(k)            Liens arising under Capital Leases, Liens securing Subordinated Debt and other Liens not otherwise permitted by this Section 10.8 so long as the aggregate outstanding principal amount of the obligations secured by the foregoing does not exceed $100,000,000 at any time;

(l)             Liens deemed to exist in connection with Investments in repurchase agreements permitted by Section 10.18;

(m)          Liens on cash earnest money deposits or arising under escrow arrangements or other similar funding arrangements, in each case made in connection with any letter of intent or purchase agreement, or in connection with the defeasance, satisfaction and discharge or redemption of Debt;

(n)           Liens securing Debt permitted by Section 10.7(l); provided that any such Lien shall be terminated promptly after the Debt securing such Lien has been repaid;

(o)           customary rights of first refusal arising under joint venture agreements;

(p)           Liens on Unrestricted Margin Stock;

(q)           Liens securing Securitization Obligations; and

(r)            Liens on insurance policies securing the financing of insurance premiums permitted by Section 10.7(o).

10.9         Restricted Payments. Not, and not permit any Subsidiary to,

(a)           declare or pay any dividends on any of its capital stock (other than stock dividends);

(b)           purchase or redeem any such stock or any warrants, options or other similar rights in respect of such stock;

(c)           make any other distribution to any shareholder with respect to such shareholder’s equity interest;

(d)           pay any principal or interest on, or purchase, redeem or defease, any Subordinated Debt; or

(e)           set aside funds for any of the foregoing; provided that:

(i)       any Subsidiary may declare and pay dividends to the Company or to any other Subsidiary;

(ii)       the Company or the Parent, as the case may be, may make regularly scheduled payments on any Subordinated Debt if the holder of such Subordinated Debt is permitted to receive such payments at such time under the applicable agreement or instrument governing such Subordinated Debt and any applicable subordination agreement and/or intercreditor agreement;

(iii)       the Company or any Subsidiary may declare and pay dividends to the Parent to the extent necessary to enable the Parent to pay its taxes, accounting, legal and corporate overhead expenses as they become due;

(iv)       the Parent and any of its Subsidiaries may (A) purchase, redeem, retire or otherwise acquire shares of its capital stock or warrants or options in respect thereof from current or former officers, directors or employees of the Parent or any of its Subsidiaries upon the death, disability, resignation or termination of employment of such individual in an aggregate amount not to exceed $1,000,000 in any Fiscal Year and (B) redeem stock or options in connection with its equity plans in an aggregate amount not to exceed $10,000,000 in any Fiscal Year (and the Company may declare and pay dividends to the Parent to the extent necessary to enable the Parent to make such redemptions);

(v)       so long as no Event of Default or Unmatured Event of Default exists or will result therefrom, the Company and any of its Subsidiaries may declare and pay dividends to the Parent to the extent necessary to enable the Parent to make regularly scheduled payments on any Subordinated Debt if the holder of such Subordinated Debt is permitted to receive such payments at such time under any applicable subordination agreement and/or intercreditor agreement;

(vi)       the Parent and any of its Subsidiaries may redeem, repurchase, retire or otherwise acquire equity interests to the extent such redemption, repurchase, retirement or other acquisition is deemed to occur upon exercise of stock options or the vesting of restricted stock if such equity interests represent a portion of the exercise price of such options or the amount of the restricted stock so vested;

(vii)       ~~so long as no Event of Default or Unmatured Event of Default exists or will result therefrom,~~ the Parent may declare cash dividends to its shareholders or purchase, redeem, retire or otherwise acquire shares of its capital stock or options or warrants in respect thereof (such dividends, purchases, redemptions, retirements or other acquisitions, “Shareholder Payments”) ~~so long as~~(A) during the Elevated Covenant Period, in an aggregate amount not to exceed $50,000,000 and (B) if the Elevated Covenant Period is not in effect, in unlimited amounts, in either case, so long as (x) no Event of Default or Unmatured Event of Default

exists or will result therefrom and (y) both immediately before, and on a pro forma basis immediately after giving effect thereto, the ~~Leverage Ratio is not greater than 4.00 to 1.00 measured as of the most recently ended fiscal quarter~~Parent is in compliance with the covenant in Section 10.6.2 (including after giving effect to any Covenant Holiday Period), in each case based on the most recently available quarterly financial statements of the Parent~~, in unlimited amounts~~; and

(viii)       the Parent may pay cash dividends declared in accordance with the foregoing clause (vii) and the Company may pay dividends to the Parent to the extent necessary to enable the Parent to make permitted Shareholder Payments.

It is understood and agreed, for the avoidance of doubt, that none of the actions described in clauses (a) – (e) above shall restrict the ability of the Parent to make any payment or delivery (A) pursuant to the terms of any Permitted Junior Capital (including, without limitation, upon conversion, redemption, required repurchase, an interest payment date or maturity), (B) pursuant to the terms of any Permitted Capital Hedging Arrangement or in connection with its exercise or the early termination, unwind or settlement thereof or (C) in connection with any refinancings, conversions, exchanges, amendments, restatements, supplements, refundings, renewals or extensions of any such Permitted Junior Capital.

10.10       Mergers, Consolidations, Sales. Not, and not permit any Subsidiary to, merge, amalgamate or consolidate with any Person, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or (except for the sale or lease of inventory in the ordinary course of business) sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for:

(a)           the Parent or any Subsidiary may merge, amalgamate or consolidate (x) with the Parent or any Subsidiary or (y) with any other Person to complete a Permitted Acquisition; provided that (i) the Parent shall be the continuing or surviving Person in any such transaction involving the Parent, (ii) the applicable Borrower shall be the continuing or surviving Person in any such transaction involving such Borrower and (iii) subject to the preceding clauses (i) and (ii), a Loan Party shall be the continuing or surviving Person in any such transaction involving a Loan Party (unless such Loan Party is ceasing to be a Subsidiary as a result of such transaction);

(b)           any such purchase or other acquisition (and the corresponding sale or other transfer) by the Company or any wholly-owned Subsidiary of the assets or stock of any Subsidiary;

(c)           any Permitted Acquisition;

(d)           sales or assignments of receivables in the ordinary course of business consistent with past practice;

(e)           sales and other dispositions of Margin Stock;

(f)            dispositions of accounts receivable, lease receivables, other financial assets and other rights and related assets pursuant to a Permitted Securitization;

(g)           Investments permitted by Section 10.18;

(h)           other sales and dispositions of assets (including the stock of Subsidiaries and including through a merger) so long as (i) such sale or disposition of assets complies with any required prepayments payable pursuant to Section 6.4.2(a) and (ii) the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $100,000,000; and

(i)            other sales and dispositions of assets (including the stock of Subsidiaries and including through a merger) so long as (i) both immediately before, and on a pro forma basis immediately after giving effect thereto, the ~~Leverage Ratio is not greater than 4.00 to 1.00~~Parent shall be in compliance with the financial covenant in Section 10.6.2 as then in effect (including after giving effect to any Covenant Holiday Period) based on the most recently available quarterly financial statements of the Parent and (ii) no Event of Default exists or will result therefrom.

10.11       Use of Proceeds; Restrictions on Margin Stock. Use the proceeds of the Loans to refinance existing Debt of the Parent and its Subsidiaries, to finance the working capital of the Company and its Subsidiaries, to pay expenses and fees in connection with the refinancing of existing Debt, for permitted capital expenditures, to support the issuance of Letters of Credit, for Permitted Acquisitions and for other general corporate purposes; not, and not permit any Subsidiary to, purchase or otherwise acquire, directly or indirectly, any Restricted Margin Stock if, after giving effect thereto, the aggregate fair market value of all Restricted Margin Stock held by the Parent and its Subsidiaries would exceed the Margin Stock Basket (as defined below); and not permit the value of all Restricted Margin Stock held by the Parent and its Subsidiaries to exceed 25% of the value of all assets of the Parent and its Subsidiaries. For purposes of the foregoing, “Margin Stock Basket” means the lesser of (a) $35,000,000 and (b) the total of (i) $35,000,000 minus (ii) all losses on sales of Restricted Margin Stock after the date of this Agreement plus (iii) all gains on sales of Restricted Margin Stock after the date of this Agreement minus (iv) all unrealized losses on Restricted Margin Stock held by the Parent or any Subsidiary.

10.12       Further Assurances. Take, and cause each Subsidiary to take, such actions as are necessary, or as the Administrative Agent (or the Required Lenders acting through the Administrative Agent) may reasonably request, from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, financing statements, Collateral Access Agreements and other documents, the filing or recording of any of the foregoing, the delivery of stock certificates, notes and other collateral with respect to which perfection is customarily obtained by possession, and the delivery of customary opinions of counsel with respect to any of such documents) to ensure that:

(a)                the Obligations of the Domestic Borrowers hereunder and under the other Loan Documents are secured by first-priority Liens (subject only to Liens permitted by the Loan Documents) on substantially all of the assets of the Domestic Borrowers and guaranteed by all Domestic Subsidiaries (including, promptly upon the acquisition or creation thereof, any Domestic

Subsidiary acquired or created after the date hereof) by execution of a U.S. Guaranty, a Security Agreement and, if applicable, a U.S. Pledge Agreement; provided that (i) no Excluded Domestic Subsidiary or (ii) no Immaterial Subsidiary (so long as such Subsidiary is an Immaterial Subsidiary) shall have an obligation to provide or guaranty or execute a U.S. Guaranty, a Security Agreement or a U.S. Pledge Agreement;

(b)                except with respect to any member of the Aga Group, the Obligations of the Foreign Borrowers are guaranteed by (i) each other Foreign Borrower, (ii) all Material Foreign Subsidiaries of each Foreign Borrower that are organized under the laws of a jurisdiction in which a Foreign Borrower is organized (including, promptly upon the acquisition or creation thereof, any Material Foreign Subsidiary of any Foreign Borrower acquired or created after the date hereof), (iii) all material (as determined from time to time by the Administrative Agent in consultation with the Company) Foreign Subsidiaries organized under the laws of Australia and Spain, in each case by execution of a Foreign Guaranty and (iv) the Domestic Loan Parties; and

(c)                the Obligations of the Parent and of each Subsidiary Guarantor are secured by first-priority Liens (subject only to Liens permitted by the Loan Documents) on substantially all of the assets of the Parent and each Subsidiary Guarantor that is a Domestic Subsidiary.

Notwithstanding the foregoing or any other provision of any Loan Document:

(i)       neither the Parent nor any Subsidiary shall be required to guarantee any obligations or grant any security or to perfect any security to the extent that (w) providing such a guarantee or granting or perfecting, as applicable, such security is prohibited or impractical under local law or would result in material adverse Tax consequences, (x) the Administrative Agent, in its discretion, determines that the cost or difficulty of obtaining such a guarantee or granting or perfecting, as applicable, such security would be excessive relative to the value of such guarantee or security, (y) providing such a guarantee or granting or perfecting, as applicable, such security would conflict with the fiduciary duties of the directors of such Subsidiary or result in a risk of personal or criminal liability on the part of any officer of such Subsidiary or (z) the Administrative Agent (acting reasonably) otherwise consents;

(ii)       no Foreign Subsidiary or Excluded Domestic Subsidiary shall guarantee or be liable for any Obligations of the Parent or any Domestic Subsidiary;

(iii)       no member of the Aga Group shall guaranty or be jointly liable for any Obligations of any Loan Party other than the other members of the Aga Group;

(iv)      (t) none of the Parent, the Company or any other Subsidiary shall be required to pledge any real property or any Margin Stock, (u) without limiting clause (w) below, none of the Parent, the Company or any other Domestic Subsidiary shall be required to pledge (1) more than 65% of the voting equity interests of any Foreign Subsidiary or Excluded Domestic Subsidiary or (2) any stock of any Immaterial Subsidiary; (v) subject to clause (v) below, no Foreign Subsidiary shall be required to pledge any of its assets, including the stock of any other Foreign Subsidiary; (w) neither the assets nor the capital stock of any member of the Aga Group or the capital stock of the parent of Aga shall be required to be pledged in order to secure any of the obligations of the Parent or any Subsidiary (including any member of the Aga Group) and no mortgage, charge, lien, assignment or any other security interest shall be required to be granted over the assets of any member of the Aga Group in respect of any Obligations;

(v)       if a Trigger Event exists, the Administrative Agent may require that, within 120 days of the occurrence of such Trigger Event (or such longer period as may be agreed to by the Administrative Agent in its sole discretion), (x) any Loan Party that has pledged equity interests in a Material Foreign Subsidiary enter into a local law pledge of such equity interest and/or (y) any Foreign Borrower (other than Aga) that has outstanding Credit Extensions enter into security agreements, pledge agreements or other appropriate documents necessary to create a security interest in substantially all of its assets for the benefit of the Administrative Agent (subject to the other provisions of this Section 10.12) to secure its Obligations;

(vi)     no payments by any Foreign Subsidiary or Excluded Domestic Subsidiary nor the proceeds from the sale of any collateral held by a Foreign Subsidiary or Excluded Domestic Subsidiary shall be allocated to the repayment of any Obligation of a Domestic Loan Party or shall otherwise reduce the obligations of a Domestic Loan Party; and

(vii)       notwithstanding any of the foregoing to the contrary, if the Parent receives an investment grade rating by any two of Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc. (or any successor thereof), Moody’s Investors Service, Inc. (or any successor thereof) or Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (or any successor thereof), all security interests of the Administrative Agent in any property of the Parent or any Subsidiary shall be terminated and released.

The foregoing provisions of this Section 10.12 shall be limited to the extent necessary to comply with general statutory limitations, financial assistance, capital maintenance, fraudulent preference, corporate benefit, “thin capitalization” rules, retention of title claims and similar principles which limit the ability of a Person to provide a guarantee or security or require that the guarantee or security be limited to the maximum amount that such person may provide having regard to applicable law.

10.13        Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into any transaction, arrangement or contract with any of its other Affiliates (other than between Parent and its Subsidiaries or between or among Subsidiaries, except that if an Event of Default exists, no Loan Party shall enter into any material transaction or contract with any Subsidiary that is not a Loan Party other than Arm’s Length Transactions (as defined below)) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates (an “Arm’s Length Transaction”); provided that the foregoing shall not restrict (a) reimbursement of reasonable fees, costs and expenses, payment of reasonable compensation and provision of customary indemnification and insurance, in each case to the officers and directors of the Parent or any of its Subsidiaries; (b) license or lease agreements with any Subsidiary that is not a Loan Party or joint venture in which a Loan Party has an interest, in each case on terms that, taken as a whole together with all related transactions with such non-Loan Party Subsidiary or joint venture, are commercially reasonable; (c) payments of compensation, perquisites and fringe benefits arising out of any employment or consulting relationship in the ordinary course of business; or (d) employment and severance arrangements between the Borrowers or any of their Subsidiaries and their respective officers in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements and other compensation arrangements.

10.14        Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each U.S. Pension Plan, UK Pension Plan and Foreign Plan in compliance in all material respects with all applicable requirements of law and regulations and ensure that, except for (a) the Aga Rangemaster Group Pension Scheme and the Amari PLC Pension and Life Insurance Plan and (b) schemes established in the United Kingdom having aggregate liabilities that would not reasonably be expected to have a Material Adverse Effect, no UK Loan Party or any of its Subsidiaries is an employer (for purposes of ss38-51 of the United Kingdom’s Pensions Act 2004).

10.15        Environmental Laws. Conduct, and cause each Subsidiary to conduct, its operations and keep and maintain its property in material compliance with all Environmental Laws (other than Immaterial Laws).

10.16        Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any loan or credit agreement, indenture or other material instrument or document containing any provision which (i) would be violated or breached by any borrowing, or the obtaining of any Letter of Credit, by any Borrower hereunder or by the performance by the Parent, the Company or any other Subsidiary of any of its obligations hereunder or under any other Loan Document or (ii) would prohibit the Parent, the Company or any other Domestic Subsidiary or any Foreign Borrower from granting to the Administrative Agent, for the benefit of the Lenders, a Lien on any Collateral (as defined in any Collateral Document), other than:

(a)                in the case of clause (ii) above, any prohibition set forth in an agreement evidencing Debt permitted by Section 10.7(c), 10.7(e), 10.7(h), 10.7(j), 10.7(m) or 10.7(p) or a Lien permitted by Section 10.8, to the extent the restriction with respect to such Lien relates only to the asset or assets subject to such Lien;

(b)                customary non-assignment and non-subletting provisions in (A) leases and (B) other agreements in the ordinary course of business, in each case not prohibited by the terms of this Agreement;

(c)                any prohibition applicable solely to the property or assets of any Foreign Subsidiary;

(d)                any prohibition pursuant to customary agreements providing for the licensing of intellectual property by third parties to the Parent or any Subsidiary in the ordinary course of business that restricts the sublicensing, pledge, transfer or assignment of the licensee’s rights thereunder;

(e)                customary restrictions on cash or other deposits (including escrowed funds) received by the Parent or any Subsidiary in the ordinary course of business;

(f)                 customary restrictions set forth in joint venture agreements and other similar agreements concerning joint ventures and applicable soley to such joint venture;

(g)                customary restrictions and conditions relating to the sale of a Subsidiary pending such sale and applicable solely to such Subsidiary;

(h)                customary restrictions and conditions contained in any agreement relating to the disposition of any property pending the consummation of such disposition;

(i)                 restrictions set forth in any agreement relating to an asset being acquired existing at the time of acquisition or a Subsidiary existing at the time such Subsidiary is merged, consolidated or amalgamated with or into, or acquired by, the Company or any Subsidiary or becomes a Subsidiary and, in each case, not in contemplation thereof;

(j)                 restrictions contained in any trading, netting, operating, construction, service, supply, purchase, credit card, credit card processing service, debit card, stored value card, purchase card (including a so-called “procurement card” or “P-card”) or other agreement to which the Parent or any of its Subsidiaries is a party and entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Parent or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder, the accounts associated with such agreement, or the proceeds thereof and does not extend to any other asset or property of the Parent or such Subsidiary or the assets or property of any other Subsidiary;

(k)                restrictions (A) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Parent or any Subsidiary not otherwise prohibited by this Agreement (so long as such limitation or restriction applies only to the property or assets subject to such transfer, agreement to transfer, option, right or Lien), (B) contained in mortgages, pledges or other security agreements securing Indebtedness of a Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent or any Subsidiary, (D) pursuant to customary provisions in any swap or derivative transactions (including any Swap Agreement), or (E) pursuant to customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Parent has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Parent and its Subsidiaries to meet their ongoing obligations;

(l)                 with respect to clause (i) above for Sections 10.7(h), and 10.8 and with respect to clause (ix) above, any encumbrances or restrictions of the type referred to above imposed by amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to above that do not materially expand the scope of any such restriction or condition, taken as a whole so long as the principal amount of the obligations evidenced thereby is not increased (other than in respect of any accrued interest, premium, fees, costs or expenses payable in connection therewith).

10.17        Business Activities. (a) Not (i) engage in any business activity other than the ownership of the capital stock of the Company and activities that are customary for a public holding company, such as maintaining records and making SEC and other public filings, providing tax, accounting, administrative and other services to its Subsidiaries, maintaining insurance on behalf of itself and its Subsidiaries, guaranteeing obligations of and co-signing documents with its Subsidiaries and other activities incidental to its ownership of the Company; and (ii) have any direct Subsidiary other than the Company; and (b) not permit any Subsidiary to engage in any line of business other than those engaged in by the Company and its Subsidiaries at the Effective Time and businesses and activities (including Permitted Securitizations) which are extensions thereof or otherwise incidental, complementary, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition or permitted Investment)~~.~~; provided, that nothing in this Section 10.17, this Agreement, or in any Loan Document shall prohibit the Parent from issuing equity or Permitted Junior Capital, entering into Permitted Capital Hedging Arrangements or taking any action under such Permitted Junior Capital or Permitted Capital Hedging Arrangements that is required or permitted pursuant to the terms of such Permitted Junior Capital or Permitted Capital Hedging Arrangements.

10.18        Advances and Other Investments. Not, and not permit any Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except (without duplication) the following:

(a)                equity Investments existing at the Effective Time in Subsidiaries identified in Schedule 9.8;

(b)                equity Investments in Subsidiaries (or entities which are to become Subsidiaries) in connection with transactions permitted by Section 10.10(a), (b) or (c);

(c)                contributions by the Parent to the capital of the Company and, in the ordinary course of business, contributions by the Company to any of its Subsidiaries or by any such Subsidiary to the capital of any of its Subsidiaries;

(d)                Investments by the Parent in the Company or any Subsidiary of the Company, by the Company in any of its Subsidiaries or by any Subsidiary in the Company or any other Subsidiary of the Company, by way of intercompany loans, advances or guaranties of the obligations of such other Persons; provided that the Parent will not make any loans or advances to any Subsidiary other than the Company;

(e)                Suretyship Liabilities permitted by Section 10.7 (excluding Section 10.7(k));

(f)                 good faith deposits and the like made in connection with prospective Acquisitions permitted by Section 10.10;

(g)                Cash Equivalent Investments;

(h)                bank deposits in the ordinary course of business; provided that the aggregate amount of all such deposits (excluding (x) amounts in payroll accounts, disbursement accounts or for accounts payable, in each case to the extent that checks have been issued to third parties and (y) amounts maintained (in the ordinary course of business consistent with past practice) in accounts of any Person which is acquired by the Parent or a Subsidiary in accordance with the terms hereof during the 90 days following the date of such Acquisition) which are maintained by the Parent and its Domestic Subsidiaries with any bank that is not a Lender shall not at any time exceed $10,000,000 in the aggregate;

(i)                 Investments received in connection with the creation and collection of receivables in the ordinary course of business;

(j)                 Investments set forth on Schedule 10.18;

(k)                Permitted Acquisitions;

(l)                 Investments in mutual funds not otherwise permitted by clauses (a) through (k) above in an aggregate amount not to exceed $2,000,000 at any time outstanding;

(m)              loans to the Parent to the extent the corresponding Debt of the Parent is permitted by Section 10.7(i);

(n)                Investments of a Person at the time such Person becomes a Subsidiary;

(o)                Investments in any Subsidiary or any joint venture in connection with intercompany cash management arrangements, pooling agreements or related activities arising in the ordinary course of business consistent with past practice; ~~and~~

(p)                Investments in Permitted Capital Hedging Arrangements; and

(q)                ~~(p)~~ other Investments so long as both immediately before, and on a pro forma basis immediately after giving effect thereto, the Parent is in compliance with the covenant in Section 10.6.2 (including after giving effect to any Covenant Holiday Period) based on the most recently available quarterly financial statements of the Parent;

provided that if an Event of Default shall have occurred and be continuing, none of the Parent, the Company or any Subsidiary Guarantor shall make any Investment (i) in any Subsidiary that is not a Subsidiary Guarantor or (ii) that would be permitted solely by clause (e) or (f) above (without consideration of clause (~~p~~q) above).

10.19        Immaterial Subsidiaries. Not permit (a) the consolidated assets (other than goodwill and other intangible assets) of all Immaterial Subsidiaries that are Domestic Subsidiaries (and are not Loan Parties) other than Excluded Domestic Subsidiaries to exceed 10% of the consolidated assets (including goodwill and other intangible assets) of the Parent and its Domestic Subsidiaries or (b) more than 10% of the consolidated revenues of the Parent and its Subsidiaries for any Fiscal Quarter to be earned by Immaterial Subsidiaries that are Domestic Subsidiaries (that are not Loan Parties) other than Excluded Domestic Subsidiaries.

10.20        Amendments to Certain Documents. Not, and not permit any Subsidiary to, make or agree to any amendment to or modification of, or waive any of its rights under, any of the terms of any agreement or instrument governing any Subordinated Debt which would (a) have the effect of (i) providing for earlier payment in respect of principal or redemptions or otherwise, (ii) requiring collateral or guarantees to secure any Subordinated Debt or (iii) increasing the interest rate payable with respect to any Subordinated Debt or (b) otherwise adversely affect the interest of the Lenders in any material respect.

10.21        Sanctions. Not, and not permit any Subsidiary to, directly or indirectly, knowingly use the proceeds of any Loan or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business in any Designated Jurisdiction or with any Person that, at the time of such funding, is the target of Sanctions (“target of Sanctions” signifying a Person with whom a U.S. Person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business, or other activities pursuant to Sanctions), in each case to the extent such activities or businesses would be prohibited by applicable Sanctions or in any other manner would result in a violation by any Person that is a party hereto (including any Person participating in the transactions contemplated hereby, whether as Lender, Lead Arranger, Administrative Agent, Issuing Lender, Swing Line Lender, or otherwise) of Sanctions.

10.22        Anti-Corruption Laws. Not, and not permit any Subsidiary to, directly or knowingly indirectly use the proceeds of any Loan or Letter of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption Act of Foreign Public Officials Act (Canada) or other similar legislation in other jurisdictions.

Section 11        EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

11.1           Effectiveness. This Agreement shall become effective at the time (the “Effective Time”) at which the Administrative Agent shall have received (a) all amounts which are then due and payable pursuant to Section 5 and (to the extent billed) Section 15.6; (b) evidence satisfactory to the Administrative Agent that all filings required by the Administrative Agent to perfect the Administrative Agent’s Lien on the collateral under the Collateral Documents have been duly made and are in full force and effect; and (c) all of the following, each duly executed and dated a date reasonably satisfactory to the Administrative Agent, and each in form and substance reasonably satisfactory to (and in the number of counterparts reasonably requested by) the Administrative Agent.

11.1.1      Initial Subsidiary Borrower Constitutional Documents. Certified copies of the constitutional documents of each Initial Subsidiary Borrower.

11.1.2      Resolutions. Certified copies of resolutions (or in the case of the Australian Loan Parties, certified copies of extracts of resolutions) of the Board of Directors (or equivalent governing body) of each Loan Party authorizing or ratifying the execution, delivery and performance by such Person of each Loan Document to which it is a party.

11.1.3      Initial Subsidiary Borrower Shareholder Written Resolutions. Certified copies of written resolutions of all the shareholders of each UK Loan Party and each other Initial Subsidiary Borrower authorizing or ratifying the execution, delivery and performance by such UK Loan Party or such Initial Subsidiary Borrower of each Loan Document to which it is a party.

11.1.4      Other Consents, etc. Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance by each Loan Party of the documents referred to in this Section 11.

11.1.5      Incumbency and Signature Certificates. A certificate of the Secretary or an Assistant Secretary of each Loan Party (other than the UK Loan Parties and the Australian Loan Parties) as of the Effective Time certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

11.1.6      UK Formalities Certificates. A certificate of each UK Loan Party (signed by a director) (i) confirming that borrowing or guaranteeing or securing, as appropriate, the Revolving Commitment Amount would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded; (ii) containing a specimen of the signature of each person authorized by the resolution referred to in Section 11.1.2 in relation to the Loan Documents and related documents to which it is a party; (iii) certifying that each copy document relating to it specified in this Section 11.1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Effective Time; and (iv) certifying that it is not insolvent or will not become insolvent as a result of entering into this Agreement.

11.1.7      Pledge Agreement. A U.S. Pledge Agreement signed by each applicable Loan Party as of the Effective Time.

11.1.8      Security Agreement. A Security Agreement signed by each Loan Party (other than any Loan Party that is a Foreign Subsidiary) as of the Effective Time.

11.1.9      Subsidiary Guaranty. A Subsidiary Guaranty (or an amendment or confirmation of an existing Subsidiary Guaranty, as applicable) signed by each applicable Subsidiary as of the Effective Time.

11.1.10  Opinions of Counsel for the Loan Parties. Opinion letters of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Loan Parties and (ii) each local counsel agreed upon by the Administrative Agent and the Company.

11.1.11  Compliance Certificate. A compliance certificate substantially in the form of Exhibit A showing pro forma compliance with the financial covenants set forth in Section 10.6 as of September 30, 2019.

11.1.12  Anti-Money-Laundering; Beneficial Ownership. Upon the reasonable request of any Lender, and to the extent such Lender has requested at least seven (7) days prior to the Effective Time, the Borrower shall have provided to such Lender the documentation and other information required by bank regulatory authorities in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act, and the Proceeds of Crime Act, and any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each Lender that so requests at least seven (7) days prior to the Effective Time, a Beneficial Ownership Certification required by the Beneficial Ownership Regulations in relation to such Borrower.

11.1.13  Material Adverse Effect. There shall not have occurred a Material Adverse Effect since December 31, 2018.

11.1.14  Insurance. Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect.

11.1.15  Other. Such other documents as the Administrative Agent or any Lender through the Administrative Agent may reasonably request (including a Note issued by the Company in favor of each Lender that has requested a Note hereunder at least three Business Days prior to the Effective Date).

11.2           Conditions to All Credit Extensions. The obligation (a) of each Lender to make any Loan and (b) of each Issuing Lender to issue any Letter of Credit is subject to the condition that the Effective Time shall have occurred and to the following further conditions precedent:

11.2.1      Compliance with Representations and Warranties, No Default, etc. Both before and after giving effect to each Credit Extension, the following statements shall be true and correct:

(a)                subject to Section 6.2.2(d) in the case of a Credit Extension constituting an Incremental Term Loan or a Tranche Increase that constitutes a new tranche (and not an increase to an existing tranche), in each case, related to a Limited Condition Acquisition, the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b)                subject to Section 6.2.2(d) in the case of a Credit Extension constituting an Incremental Term Loan or a Tranche Increase that constitutes a new tranche (and not an increase to an existing tranche) related to a Limited Condition Acquisition, no Event of Default or Unmatured Event of Default shall have then occurred and be continuing; and

(c)                in the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of Loans) or the applicable Issuing Lender (in the case of a Letter of Credit) would make it impracticable for such Credit Extension to be denominated in such Alternative Currency.

11.2.2      Confirmatory Certificate. If requested by the Administrative Agent or any Lender (acting through the Administrative Agent), the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Credit Extension and signed by a duly authorized representative of the Company as to the matters set out in Section 11.2.1 (it being understood that each request by the Company for a Credit Extension shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 11.2.1 will be satisfied at the time of the making of such Credit Extension), together with such other documents as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request in support thereof.

11.3           ~~11.3~~      Initial Loans to a Subsidiary Borrower. The Lenders shall not be required to make Revolving Loans to any Subsidiary Borrower unless (i) the conditions precedent set forth in

Sections 11.1 and 11.2 have been satisfied and (ii) the Administrative Agent shall have received all of the following, each duly executed and dated a date reasonably satisfactory to the Administrative Agent, and each in form and substance reasonably satisfactory to (and in the number of counterparts reasonably requested by) the Administrative Agent:

(a)                Certified copies of resolutions of the Board of Directors (or equivalent governing body) of such Subsidiary Borrower authorizing or ratifying the execution, delivery and performance by such Subsidiary Borrower of each Loan Document to which it is a party and the borrowings by such Subsidiary Borrower hereunder.

(b)                Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance by such Subsidiary Borrower of each Loan Document to which it is a party.

(c)                A certificate of the Secretary or an Assistant Secretary (or other appropriate representative) of such Subsidiary Borrower certifying a copy of the organizational documents of such Subsidiary Borrower and the names of the officers or other representatives of such Subsidiary Borrower authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer or representative (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

(d)                A good standing certificate or certificate of status for such Subsidiary Borrower from the Secretary of State (or similar applicable Governmental Authority) of its jurisdiction of formation if available in such jurisdiction.

(e)                A customary written opinion of counsel to such Subsidiary Borrower.

(f)                 Such other documents as the Administrative Agent or any Lender through the Administrative Agent may reasonably request (including a Note issued by such Subsidiary Borrower in favor of each Lender that has requested a Note hereunder).

11.4           Anti-Cash Hoarding. At the time of and immediately after giving effect to the making of a Loan on the date of such borrowing (including the application of proceeds thereof), the aggregate Free Cash of the Parent and its Subsidiaries shall not exceed $500,000,000; provided that such amount may be exceeded to the extent that the Company delivers a certificate to the Administrative Agent certifying that it requires such excess amount to effect Acquisitions or other Investments or make other payments in respect of other general corporate purposes, in each case within ten (10) Business Days after the date such Loan is made (or such longer period as the Administrative Agent may agree).

Section 12        EVENTS OF DEFAULT AND THEIR EFFECT.

12.1           Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

12.1.1      Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; default, and continuance thereof for three Business Days after notice from the applicable Issuing Lender, in the payment when due of any reimbursement obligation with respect to any Letter of Credit; or default, and continuance thereof for five days, in the payment when due of any interest, fee or other amount payable by the Company hereunder or under any other Loan Document.

12.1.2      Non-Payment of Other Debt. Any default shall occur, under the terms applicable to any Debt of the Parent or any Subsidiary in an aggregate outstanding principal amount (for all such Debt so affected) exceeding $75,000,000 and such default shall (a) consist of the failure to pay such Debt when due (beyond the expiration of any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof (beyond the expiration of any applicable grace period), or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

12.1.3      Bankruptcy, Insolvency, etc.

(a)                Any Loan Party (other than a UK Loan Party, an Australian Loan Party and a Spanish Loan Party) or any Material Foreign Subsidiary (other than a Material Foreign Subsidiary incorporated in England and Wales) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or any such Loan Party or any such Material Foreign Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver, interim receiver, monitor or other custodian or similar official for such Loan Party or such Material Foreign Subsidiary or any substantial part of the property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver, interim receiver, monitor or other custodian or similar official is appointed for any such Loan Party or any such Material Foreign Subsidiary or for any substantial part of the property thereof and is not discharged within 60 days; or any bankruptcy, receivership, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of any such Person other than the Parent, the Company or any Borrower), is commenced in respect of any such Loan Party or any such Material Foreign Subsidiary, and if such case or proceeding is not commenced by such Loan Party or such Material Foreign Subsidiary, it is consented to or acquiesced in by such Loan Party or such Material Foreign Subsidiary, or remains for 60 days undismissed; or any such Loan Party or any such Material Foreign Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

(b)                With respect to a UK Loan Party, an Australian Loan Party, a Spanish Loan Party or a Material Foreign Subsidiary incorporated in England and Wales (together, a “Relevant Loan Party”):

(i)       any corporate action, legal proceeding or other procedure or step is taken for:

(1)                the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Relevant Loan Party (other than as permitted by Section 10.10);

(2)                a composition, compromise, assignment or arrangement with any creditor of any Relevant Loan Party;

(3)                the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Relevant Loan Party or any of its material assets, including, in relation to a Spanish Loan Party or a Material Foreign Subsidiary incorporated in Spain, an administrador concursal, an examiner, administrative receiver, compulsory manager or any other similar officer in respect of such Spanish Loan Party or Material Foreign Subsidiary incorporated in Spain;

(4)                in relation to a Spanish Loan Party or a Material Foreign Subsidiary incorporated in Spain, any petition filed under article 5 bis or article 231 of the Spanish Insolvency Law or similar proceedings available to such Spanish Loan Party or Material Foreign Subsidiary incorporated in Spain;

(5)                the enforcement of any security over any material assets of any Relevant Loan Party;

or any procedure or step analogous to the items in the preceding clauses (1) through (4) is taken with respect to any Relevant Loan Party or its material assets in any applicable jurisdiction provided that this clause (i) shall not apply to any winding-up petition that is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement;

(ii)       any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any Relevant Loan Party having an aggregate value of the Dollar Equivalent Amount of $75,000,000 and is not discharged within 21 days;

(iii)       any Relevant Loan Party is unable or admits inability to pay its debts as they fall due (or is deemed to or declared to be unable to pay its debts under applicable law);

(iv)       any Relevant Loan Party suspends (or any UK Loan Party threatens to suspend) making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Lender in its capacity as such) with a view to rescheduling any of its indebtedness;

(v)       the value of the assets of any UK Loan Party is less than its liabilities; or

(vi)       a moratorium is declared in respect of any indebtedness of any Relevant Loan Party. If a moratorium occurs, the ending of such moratorium will not remedy any Event of Default caused by that moratorium.

12.1.4      Non-Compliance with Provisions of this Agreement. (a) Failure by the Parent to comply with or to perform any covenant set forth in Sections 10.2, 10.5(a) (with respect to the Parent or the Company), 10.6 through 10.13, 10.16, 10.17, 10.18, 10.20, 10.21 or 10.22; or (b) failure by the Parent to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 12) and continuance of such failure for 30 days (less, in the case of Section 10.1.5(a), the number of days elapsed from the second Business Day after a Responsible Officer obtains knowledge of such failure to the date on which the Company provides the notice required by such Section) after notice thereof to the Company from the Administrative Agent.

12.1.5      Representations and Warranties. Any representation or warranty made by any Loan Party herein or in any other Loan Document, or in any statement or certificate at any time given by such Loan Party in writing in connection herewith or therewith, is false or misleading in any material respect on or as of the date made or deemed made.

12.1.6      ERISA. (i) A contribution failure occurs with respect to any U.S. Pension Plan sufficient to give rise to a lien under Section 303(k) of ERISA; (ii) one or more ERISA Events occurs with respect to a U.S. Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Parent under Title IV of ERISA to the U.S. Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $75,000,000; (iii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which failure to pay results in liability in an aggregate amount in excess of $75,000,000; or (iv) the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any Loan Party unless the aggregate liability of the Loan Parties under all Financial Support Directions and Contributions Notices is less than $75,000,000.

12.1.7      Judgments. Final judgments which exceed an aggregate (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) of $75,000,000 shall be rendered against the Parent or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

12.1.8      Invalidity of Guarantees, etc. Any Subsidiary Guaranty or the Parent/Company Guaranty shall cease to be in full force and effect with respect to any Subsidiary Guarantor, the Parent or the Company, respectively (unless, in the case of a Subsidiary Guarantor, such Subsidiary Guarantor ceases to be a Subsidiary pursuant to a transaction permitted hereby); any Subsidiary Guarantor, the Parent or the Company shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of such Subsidiary Guaranty or the Parent/Company Guaranty, respectively; or any Subsidiary Guarantor, the Parent (or any Person by, through or on behalf of such Subsidiary Guarantor or the Parent) or the Company shall contest in any manner the validity, binding nature or enforceability of such Subsidiary Guaranty or the Parent/Company Guaranty, respectively, with respect to such Subsidiary Guarantor, the Parent or the Company, respectively.

12.1.9      Invalidity of Collateral Documents, etc. (a) Any Collateral Document shall cease to be in full force and effect with respect to any Loan Party (unless such Loan Party ceases to be a Subsidiary pursuant to a transaction permitted by Section 10.10); (b) any Loan Party shall fail to comply with or to perform any applicable provision of any Collateral Document to which such entity is a party and such failure (i) affects a material portion of the collateral granted under such Collateral Document or (ii) continues for ten (10) days after a Responsible Officer obtains knowledge thereof; or (c) any Loan Party (or any Person by, through or on behalf of such Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

12.1.10  Change in Control. A Change in Control shall occur.

12.2           Effect of Event of Default. If any Event of Default described in Section 12.1.3 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to deliver to the Administrative Agent Cash Collateral in an amount equal to the outstanding Dollar Equivalent Amount face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent (upon written request of the Required Lenders) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately deliver to the Administrative Agent Cash Collateral in amount equal to the Dollar Equivalent Amount of the outstanding face amount of all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to deliver to the Administrative Agent Cash Collateral in an amount equal to the Dollar Equivalent Amount of the face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any Cash Collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such Cash Collateral shall be applied by the Administrative Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

12.3           Application of Funds. After the exercise of remedies provided for in Section 12.2 (or after the Loans have automatically become immediately due and payable and the Letters of

Credit have automatically been required to be Cash Collateralized as set forth in Section 12.2), any amount received on account of the Loans and other Obligations shall, subject to the provisions of Sections 2.9 and 2.10, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 7.7) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Section 7 and Section 8), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and the Unreimbursed Amounts, ratably among the Lender Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Unreimbursed Amounts, and Obligations then owing in respect of any Qualified Hedging Agreement and overdrafts and similar amounts then owing that are Cash Management Obligations, ratably among the Lender Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize that portion of the Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.3.9, 2.9 and 12.2; and

Last, the balance, if any, after all of the Loans and other Obligations (other than contingent obligations not yet due and payable and as to which no claim has been made) have been paid in full, to the applicable Loan Party or as otherwise required by applicable law.

Subject to Sections 2.3.3 and 2.9, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other obligations hereunder or to the Loan Parties, if any, in the order set forth above.

Notwithstanding the foregoing, Cash Management Obligations and Obligations under Qualified Hedging Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Party. Each Lender Party not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 14 for itself and its Affiliates and branches as if a “Lender” party hereto.

Section 13        PARENT/COMPANY GUARANTY

13.1           The Guaranty. Each of the Parent and the Company hereby irrevocably and unconditionally guarantees as a primary obligor the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of all Obligations of each other Loan Party, including all principal of the Loans, all reimbursement obligations in respect of Letters of Credit, all interest on the foregoing and all fees payable hereunder (including all interest and fees accruing after the commencement of a bankruptcy, insolvency or similar proceeding with respect to a Borrower, regardless of whether such interest or fees constitute an allowed claim in such proceeding) and all other amounts payable hereunder or any other Loan Document. The guaranty set forth in this Section 13 is a guaranty of payment and not merely of collection.

13.2           Guaranty Unconditional. The obligations of the Parent and the Company under this Section 13 shall be irrevocable, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)                any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrower or any Subsidiary Guarantor under this Agreement, any other Loan Document or any Qualified Hedging Agreement, by operation of law or otherwise (other than payment in full of the Obligations);

(b)                any modification or amendment of or supplement to this Agreement, any other Loan Document or any Qualified Hedging Agreement;

(c)                any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Borrower under this Agreement, any other Loan Document or any Qualified Hedging Agreement;

(d)                any change in the existence, structure or ownership of any Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any of its assets or any resulting release or discharge of any obligation of such Borrower contained in this Agreement, any other Loan Document or any Qualified Hedging Agreement (other than payment in full of the Obligations);

(e)                the existence of any claim, set-off or other right which the Parent or the Company may have at any time against any other Loan Party, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, any Qualified Hedging Agreement or any unrelated transaction;

(f)                 any invalidity or unenforceability relating to or against any other Loan Party for any reason of this Agreement, any other Loan Document or any Qualified Hedging Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower of the principal of or interest on any Loan, any amounts payable with respect to any Letter of Credit, any other amount payable by it under this Agreement, any other Loan Document or any Qualified Hedging Agreement; or

(g)                any other act or omission to act or delay of any kind by any other Loan Party, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Parent’s obligations hereunder.

13.3           Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. The Parent’s and the Company’s respective obligations under this Section 13 shall remain in full force and effect until the Commitments and all Letters of Credit shall have terminated and all Obligations shall have been paid in full in cash (other than in respect of contingent indemnification obligations with respect to which the Administrative Agent and the Lenders have not asserted a claim against any Loan Party). If at any time any payment of principal of or interest on any Loan, any amount payable with respect to any Letter of Credit, any other amount payable by a Loan Party under this Agreement, any other Loan Document or any Qualified Hedging Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise, the obligations hereunder of the Parent and the Company, as applicable, with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

13.4           Waiver by the Parent and the Company. Each of the Parent and the Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Loan Party or any other Person.

13.5           Delay of Subrogation. Notwithstanding any payment made by or on behalf of the Parent or the Company under this Section 13, neither the Parent nor the Company shall exercise any right of subrogation to any right of the Administrative Agent or any Lender until such time as the Administrative Agent and the Lenders shall have received payment in cash of the full amount of all Obligations, the expiration or termination of all Letters of Credit and the termination of the Commitments.

13.6           Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under this Agreement, any other Loan Document or any Qualified Hedging Agreement is stayed upon insolvency, bankruptcy or reorganization of such Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Parent (and, unless such Borrower is the Company, the Company) under this Section 13 forthwith on demand by the Administrative Agent made at the written request of the Required Lenders.

13.7           Keepwell. Each of the Company and the Parent, to the extent that is a Qualified ECP Guarantor, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 13 voidable under any applicable fraudulent transfer or conveyance act, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been repaid in full in cash or Cash Collateralized and all Commitments terminated. Each Loan Party intends this Section to constitute, and this

Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each other Loan Party for all purposes of the Commodity Exchange Act.

Section 14        THE ADMINISTRATIVE AGENT.

14.1           Appointment and Authorization.

(a)                Each Lender hereby irrevocably (subject to Section 14.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith. Each Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included such Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Lenders.

(c)                The Swing Line Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made or proposed to be made by it as fully as if the term “Administrative Agent”, as used in this Section 14, included the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Swing Line Lender.

14.2           Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects in the absence of gross negligence or willful misconduct.

14.3           Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for such Agent-Related Person’s own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders or their participants for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy or insolvency law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy or insolvency law.

14.4           Reliance by Administrative Agent. The Administrative Agent and the Lead Arrangers shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company or any Subsidiary), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all of the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders (or, if required hereunder, all Lenders) otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate a solicitation for the consent or a vote of the Lenders.

14.5           Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders) unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 12; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.6           Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company or its Affiliates which may come into the possession of any of the Agent-Related Persons.

14.7           Indemnification. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 15.6 or 15.14 to be paid by it to the Administrative Agent, an Issuing Lender, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent, such Issuing Lender, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Percentage) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, an Issuing Lender or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent, such Issuing Lender or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this Section 14.7 are subject to the provisions of Section 2.5.

14.8           Administrative Agent in Individual Capacity. Bank of America and its Affiliates and branches may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent, the Issuing Lenders or the Swing Line Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates or branches may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans, Bank of America and its Affiliates and branches shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Bank of America were not the Administrative Agent and an Issuing Lender and the Swing Line Lender, and the term “Lender” include Bank of America and its Affiliates and branches, to the extent applicable, in their individual capacities.

14.9           Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor administrative agent for the Lenders. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.6 and 15.14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above. Notwithstanding the foregoing, Bank of America may not be removed as the Administrative Agent at the request of the Required Lenders unless Bank of America shall also simultaneously be replaced as an “Issuing Lender” and the “Swing Line Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.

14.10        Collateral Matters. Each Lender Party (including in its capacity as a holder of obligations under any Qualified Hedging Agreement or Cash Management Obligation) irrevocably authorizes the Administrative Agent (and the Administrative Agent shall), (a) to release any Lien on any property granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Borrowers hereunder (other than contingent indemnification obligations not yet due and payable and as to which no claim has been made), the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made) and the termination of all Qualified Hedging Agreements (other than Qualified Hedging Agreements as to which other arrangements reasonably satisfactory to the applicable Lender Party shall have been made); (ii) which is sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Collateral Document to the holder of any Lien on such property which is permitted by Section 10.8(c), (d), (k) (with respect to Capital Leases), (l), (m), (q) or (r); or (c) to release any Subsidiary from its obligations under the applicable Subsidiary Guaranty if such entity ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary from its obligations under the applicable Subsidiary Guaranty, pursuant to this Section 14.10. The Administrative Agent will, for the benefit of the Loan Parties and at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Lien granted on any item of collateral under the Collateral Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under any Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 14.10. Any release of Collateral or Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under any Qualified Hedging Agreement or Cash Management Obligations. No Lender Party to whom Cash Management Obligations or Hedging Obligations are owed that obtain the benefits of Section 12.3 or any Loan Document by virtue of the provisions hereof or thereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the collateral (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any other Loan Document) other than in such Lender Party’s capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

14.11         Other Agents. No Lender identified on the facing page of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being a Lead Arranger, a Co-Syndication Agent or a Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

14.12         Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the

Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)       such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this agreement,

(ii)      the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)      (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such

Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 15        GENERAL

15.1           Waiver; Amendments. No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by Lenders having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders and, in the case of an amendment or other modification, the Company, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall increase the Percentage of any Lender or increase or extend the Commitment of any Lender without the consent of such Lender. No amendment, modification, waiver or consent shall (A) (i) extend the scheduled maturity date of any principal of any Loan of any Lender (excluding any such extension resulting from a non-pro-rata extension of the Termination Date pursuant to Section 6.3) or extend the date for payment of any interest on any Loan or any fees payable hereunder to any Lender or (ii) reduce the principal amount of any Loan of any Lender, the rate of interest thereon or any fees payable hereunder to any Lender, without, in each case, the consent of such Lender, (B) (i) release (x) the Parent or the Company from its obligations under the Parent/Company Guaranty, (y) all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guarantees or (z) all or substantially all of the collateral granted under the Collateral Documents, except any amendment required to effectuate Section 10.12(vii) or (ii) reduce the aggregate Percentage required to effect an amendment, modification, waiver or consent without, in each case, the consent of each Lender directly affected thereby, (C) waive any condition set forth in Section 11.2 as to any Credit Extension under the Revolving Facility or the Term Facility without the written consent of the Required Revolving Lenders or the Required Term Lenders, as the case may be or (D) change the order of application of any prepayment of Term Loans from the application thereof set forth in the applicable provisions of Section 6.4.2 in any manner that materially and adversely affects the Term Lenders without the written consent of the Required Term Lenders. No amendment, waiver or consent shall (i) alter the pro rata sharing of payments required by Section 7.6 or the pro rata reduction in Commitments required by Section 6.2.1 or (ii) amend the definition of “Eligible Jurisdictions” (provided for the avoidance of doubt that Company’s exercise of its right to add Subsidiary Borrowers in jurisdictions other than Eligible Jurisdictions pursuant to Section 2.7(a) shall not be deemed to be an amendment, waiver or consent with respect to the definition of “Eligible Jurisdictions”) without, in each case, the consent of each Lender. No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of an Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of such Issuing Lender. No provision of this Agreement affecting the Swing Line

Lender in its capacity as such shall be amended, modified or waived without the written consent of the Swing Line Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, (a) the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any other Loan Document (i) to cure any ambiguity, omission, mistake, defect or inconsistency or (ii) to the extent the Administrative Agent determines is necessary or appropriate to implement the provisions of Section 6.2, Section 6.3, Section 8.2 (subject to the terms thereof) or Section 10.12(vii) and (b) this Agreement may be amended by delivery of a fully executed Subsidiary Borrower Supplement without the consent of any other party.

The Borrowers may replace any Non-Consenting Lender in accordance with Section 15.10, provided that such amendment, waiver or consent can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

15.2           Confirmations. The Company and each Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding to such Lender.

15.3           Notices; Effectiveness; Electronic Communication.

15.3.1      Notices Generally.

(a)                Except as otherwise provided in Sections 2.2 and 2.4, all notices hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or email transmission as follows and shall be sent to the applicable party at its address shown on Schedule 15.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent and receipt of such facsimile is confirmed; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. Notices and other communications delivered through electronic communications shall be effective as provided in Section 15.3.2. For purposes of Sections 2.2 and 2.4, the Administrative Agent and the Swing Line Lender shall be entitled to rely on telephonic instructions from any person that the Administrative Agent or the Swing Line Lender in good faith believes is a Responsible Officer of the Company, and the Company shall hold the Administrative Agent, the

Swing Line Lender and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

(b)                Each Foreign Borrower hereby irrevocably designates and appoints the Company, in the case of any suit, action or proceeding brought in the United States, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any other Loan Document. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Company at the Company’s address set forth in Schedule 15.3, and each Foreign Borrower hereby irrevocably authorizes and directs the Company to accept such service on its behalf. Each Foreign Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15.3.2      Electronic Communications. Notices and other communications to the Issuing Lenders and the other Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Issuing Lender or other Lender pursuant to Section 2 if such Issuing Lender or other Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent, the Swing Line Lender, each Issuing Lender or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Subject to the last sentence of the preceding paragraph, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

15.3.3    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS,

IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

15.3.4    Change of Address, Etc. Each Borrower, the Administrative Agent, any Issuing Lender and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number or email address for notices and other communications hereunder by notice to the Company, the Administrative Agent, the Issuing Lenders and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

15.4           Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

15.5           Regulation U. Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

15.6           Costs and Expenses. The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and charges of one counsel for the Administrative Agent and of any local or foreign counsel reasonably deemed appropriate by such counsel) in connection with the preparation, execution, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendments, supplements or waivers to any Loan Documents), and all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, court costs and other legal expenses) incurred by the Administrative Agent and each Lender during the existence of an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any amendments, supplements or waivers to any of the foregoing. In addition, the Company agrees to pay, and to save the Administrative Agent, the Lead Arrangers and the Lenders harmless from all liability for, (a) any stamp or similar Taxes (excluding, for the avoidance of doubt, any Excluded Taxes) that may be payable in connection with the execution and delivery of any Loan Document or any other document delivered or to be delivered in connection herewith and (b) any fees of the auditors of the Parent or any Subsidiary in connection with any reasonable exercise by the Administrative Agent or any Lender of its rights pursuant to Section 10.2. All obligations provided for in this Section 15.6 shall survive repayment of the Loans and any termination of this Agreement.

15.7           Subsidiary References. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Company has one or more Subsidiaries.

15.8           Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.9           Assignments; Participations.

15.9.1     Assignments.

(a)                The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee in accordance with the provisions of this Section 15.9.1, (ii) by way of participation in accordance with the provisions of Section 15.9.2 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the penultimate paragraph of this Section 15.9.1 (and, in each case, any other attempted assignment or transfer by any Lender party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than a Lender, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.9.2 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Any Lender may, with the prior written consent of the Administrative Agent and, so long as no Event of Default under Section 12.1.1, 12.1.3 or 12.1.4 (solely with respect to an Event of Default arising due to non-compliance with Section 10.6) has occurred and is continuing, the Company (which consents of the Administrative Agent and the Company shall not be unreasonably delayed or withheld and, with respect to the consent of the Company, such consent shall be deemed to have been given if the Company has not objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof), at any time assign and delegate to one or more Eligible Assignees (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”), all or any fraction of such Lender’s Loans and Commitment in a minimum aggregate amount (in the case of an assignment to an Assignee other than a Lender hereunder) equal to the lesser of (i) the amount of the assigning Lender’s remaining Loans and, without duplication,

Commitments and (ii) $5,000,000 (or such lesser amount as the Company and the Administrative Agent may agree in their discretion); provided that (v) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Borrowers would be obligated to pay any greater amount under Section 7.7 or Section 8 to the Assignee than the Borrowers are then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Borrowers will not be required to pay the incremental amounts), (w) any assignment to a Person other than a Lender shall be subject to the prior written consent of the Issuing Lenders and the Swing Line Lender (which consents shall not be unreasonably withheld or delayed), (x) no consent of the Company or the Administrative Agent shall be required in connection with any assignment from a Lender to a Lender, an Affiliate or branch of a Lender or an Approved Fund, (y) no consent of the Administrative Agent shall be required in connection with any assignment to another Lender and (z) the Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(i)       the Assignee shall have complied with the requirements set forth in Section 7.7.5, if applicable,

(ii)       five Business Days (or such lesser period of time as the Administrative Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Administrative Agent by such assigning Lender and the Assignee,

(iii)      the assigning Lender and the Assignee shall have executed and delivered to the Company and the Administrative Agent an assignment agreement substantially in the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent (an “Assignment Agreement”), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Administrative Agent and, if required, the Company, and

(iv)     unless the Assignee is an Affiliate or branch of the assigning Lender, the assigning Lender or the Assignee shall have paid the Administrative Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met, (A) such Assignee shall be deemed automatically to have become a party hereto as a Lender with respect to the interest assigned and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder (in addition, if applicable, to rights and obligations previously held by such Lender), and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder (and, in the case of an assignment of all of its Commitments and Loans, shall cease to be a Lender (but shall continue to have all rights and obligations under provisions hereof which by their terms survive the termination hereof)); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such

Lender’s having been a Defaulting Lender. Any attempted assignment and delegation not made in accordance with this Section 15.9.1 shall be null and void.

The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s office specified for payments pursuant to Section 7.1 a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and reimbursement obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). No assignment shall be effective unless it is recorded in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Notwithstanding the foregoing provisions of this Section 15.9.1 or any other provision of this Agreement, (a) no assignment shall be made to (i) the Company or any Affiliate or Subsidiary thereof, (ii) any Defaulting Lender or any Subsidiary thereof, or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) or (iii) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons), and (b) any Lender may at any time assign all or any portion of its Loans to a Federal Reserve Bank or any other central bank by way of a pledge or assignment of a security interest to secure its obligations to such bank; provided that no such assignment shall (i) release any Lender from any of its obligations hereunder or (ii) substitute any such Federal Reserve Bank for such Lender as a party hereto; and provided, further, that no such Federal Reserve Bank shall be entitled to exercise any right (or shall have any obligation) of a Lender under the Loan Documents unless it becomes a Lender in compliance with the other provisions of this Section 15.9.1.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Lender or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

15.9.2      Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or a Borrower or any of the Borrowers’ respective Affiliates or Subsidiaries) participating interests in any Loan owing to such Lender (other than Loans to UK Borrowers), the Commitment of such Lender, the direct or participation interest of such Lender in any Letter of Credit or Swing Line Loan or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain responsible for all of its obligations as a Lender hereunder for all purposes of this Agreement, (y) the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (z) all amounts payable by the Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the fourth sentence of Section 15.1. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Borrowers also agree that each Participant shall be entitled to the benefits of Section 7.7 and Section 8 as if it were a Lender (provided that no Participant shall receive any greater amount pursuant to Section 7.6 or Section 8 than would have been paid to the participating Lender if no participation had been sold unless the relevant Loan Party has failed to comply with its obligations under Section 7.7.5 or 7.7.6). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

15.10       Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 8.7, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.9), all of its interests, rights (other than its existing rights to payments pursuant to Sections 7.7 and 8.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 15.9.1;

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and its Percentage of all Unreimbursed Amounts, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 8.1 or payments required to be made pursuant to Section 7.7, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable laws; and

(e)           in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Notwithstanding the foregoing, each Lender agrees that if a Borrower exercises its option pursuant to this Section 15.10 to cause an assignment by such Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 15.9; provided that each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment Agreement executed by the Company, the Administrative Agent and the assignee, and (ii) the Lender required to make such assignment does not execute the assignment required to be signed by the applicable Lender within ten (10) Business Days of notice thereof, then such Lender need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof. Any removal of Bank of America or its successor as a Defaulting Lender pursuant to this Section 15.10 shall also constitute the removal of Bank of America or its successor as the Administrative Agent pursuant to Section 14.9.

15.11       Governing Law; Severability. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (EXCEPT 735 ILLINOIS COMPILED STATUTE §105/5-5). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.12       Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

15.13       PATRIOT ACT NOTICE. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

15.14       Indemnification by the Company.

(a)           Subject to Section 10.12(c) each Borrower shall indemnify the Administrative Agent, each Lender and each of their respective Related Parties (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of a law firm as counsel for all Indemnitees in connection with any event or circumstance giving rise to claims hereunder except that if, in the reasonable opinion of an Indemnitee, representation of all Indemnitees by one firm as counsel would be inappropriate due to the existence of an actual or potential conflict of interest, each Borrower shall reimburse the reasonable fees and charges of no more than the number of additional law firms as counsel for the various Indemnitees as is necessary to avoid any such actual or potential conflict of interest), incurred by or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party) arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 7.7), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission by any Borrower or any of their respective Affiliates and that is brought by an Indemnitee against another Indemnitee (other than any claim, litigation, investigation or proceeding brought against the Administrative Agent solely in its capacity as, or in fulfillment of its role as, an agent under this Agreement). Without limiting the provisions of Section 7.7.3, this Section 15.14(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and expenses arising from a non-Tax claim.

(b)           All obligations provided for in this Section 15.14 shall survive repayment of the Loans, any foreclosure under, or any modification, release or discharge of any or all of the Collateral Documents, the sale, transfer or conveyance of all or part of the past and present properties and facilities or any circumstances which might otherwise constitute a legal or equitable discharge, in whole or in part, of the Borrowers under this Agreement and any termination of this Agreement.

15.15       Forum Selection and Consent to Jurisdiction. THE PARENT AND EACH OTHER BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE PARENT AND THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY (A) SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY LITIGATION ABOVE; (B) CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID TO ITS ADDRESS AS DETERMINED PURSUANT TO SECTION 15.3, BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS; AND (C) WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.16       Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN

CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY THAT IS A PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

15.17       Electronic Execution of Assignments and Certain Other Documents.

(a)           The words “delivery”, “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment Agreements, amendments or other modifications, Loan Notices, Swingline Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

(b)           Subject to Section 15.19, each Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. The Administrative Agent and each Lender may, on behalf of the Borrowers, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the other Loan Documents. The Administrative Agent and each Lender may store the electronic image of this Agreement and the other Loan Documents in its electronic form and then destroy the paper original as part of the Administrative Agent’s and each Lender’s normal business practices, with the electronic image deemed to be an original and of the same legal effect, validity and enforceability as the paper originals.

15.18       Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an ~~EEA~~Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~any EEA~~the applicable Resolution Authority.

15.19       Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, branches and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that, so long as not prohibited from doing so by any applicable law, regulation or order, the Administrative Agent and the Lenders, as applicable, shall use commercially reasonable efforts to notify the Company promptly upon receipt of any subpoena or similar legal process), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 6.2.2 or 6.3 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the prior written consent of the Company, (i) to market data collectors with such Information to consist of deal terms and other information customarily found in such publications but limited to (1) the name and industry of the Loan Parties, (2) the Effective Time, (3) the aggregate principal amount of the Loans as of the Effective Time, (4) the Term Loan Maturity Date or Termination

Date of the Loans, as applicable and (5) the respective agent roles of the Lenders, as applicable, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates or branches on a nonconfidential basis from a source other than the Parent or any Subsidiary. For purposes of this Section, “Information” means all information received from or on behalf of the Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

15.20       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

15.21       Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act

(together with the regulations promulgated thereunder, the “U.S. Special Resolution Regime”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

15.22       Canadian Anti-Money Laundering Legislation. If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of the Proceeds of Crime Act and other applicable anti-terrorism Laws and “know your client” policies, regulations, Laws or rules (the Proceeds of Crime Act and such other anti-terrorism laws, applicable policies, regulations, Laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), then the Administrative Agent:

(a)           shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(b)           shall provide to the Lenders, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Parties or any such authorized signatory in doing so.

[signatures begin on the following page]

ANNEX II

Exhibit A

[See Attached]

EXHIBIT a

FORM OF
COMPLIANCE CERTIFICATE
FOR THE PERIOD ENDED __________

To:	Bank of America, N.A., as Administrative Agent

Please refer to Section 10.1.3 of the Seventh Amended and Restated Credit Agreement dated as of January 31, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Middleby Marshall Inc., The Middleby Corporation (the “Parent”), the Subsidiary Borrowers party thereto, various financial institutions and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.

The Parent hereby certifies and warrants to you that [(a)] set forth on Attachments 1 and 2 are true and correct computations of the financial ratios set forth in Section 10.6 of the Credit Agreement as of the last day of the relevant Computation Period [and (b) set forth on Attachment 3 is an accurate and complete organizational chart for the Parent and its Subsidiaries as of the date of the preparation of this Compliance Certificate, including the correct name and jurisdiction of organization of each entity included therein]1.

The Parent further certifies to you that, as of the date hereof:

(a) there has not been any cancellation (without replacement) of, material reduction in the amount of or other material negative change with respect to any material insurance maintained by the Parent or any Subsidiary [except as follows:]; and

(b) no Event of Default or Unmatured Event of Default has occurred and is continuing [except as follows: [describe Event of Default or Unmatured Event of Default and the steps, if any, being taken to cure it].

IN WITNESS WHEREOF, the Parent has caused this Compliance Certificate to be executed and delivered by a duly authorized officer this ____ day of _________, 20__.

THE MIDDLEBY CORPORATION

By:
Title:

1 Bracketed language only required in connection with fiscal year end compliance certificates.

Attachment 1

10.6.1 Interest Coverage Ratio

1.	Consolidated Net Income for Computation Period[2]	$_______
2.	Interest Expense for Computation Period	$_______
3.	Non-cash foreign exchange losses, non-cash equity compensation and non-cash losses with respect to Hedging Obligations for Computation Period	$_______
4.	Income tax expense for Computation Period	$_______
5.	Depreciation and amortization for Computation Period	$_______
6.	Charges taken during the Computation Period in connection with the refinancing or repayment of Debt under the Existing Credit Agreement, including the write-off of deferred financing costs	$_______
7.	All other non-cash expenses and charges incurred during such Computation Period	$_______
8.	Facilities relocation or closing costs incurred during such Computation Period	$_______
9.	Non-recurring restructuring costs incurred during such Computation Period	$_______
10.	Integration costs and fees, including cash severance costs, in connection with Permitted Acquisitions incurred during such Computation Period[3]	$_______
11.	COVID-19 pandemic related expenses incurred on or after January 1, 2020 and prior to the first day of the third Fiscal Quarter for Fiscal Year 2022	$_______
12.	Other fees, charges and expenses paid in connection with any Permitted Acquisition, permitted disposition of assets, recapitalization, Investment, issuance or repayment of Debt, issuance of equity interests, refinancing transaction or modification or amendment of any debt instrument, including any transaction undertaken but not completed incurred during such Computation Period and payable in cash	$_______
13.	To the extent included in determining Consolidated Net Income and without duplication, non-cash foreign exchange gains and non-cash gains with respect to Hedging Obligations
14.	EBITDA for Computation Period (Sum of items 1 through 12 minus 13)		$_______

2 Items 2 through 12 to be included only to the extent deducted in determining Consolidated Net Income

3 Sum of items 8 through 11 shall not exceed 20% of EBITDA for such period

15.	Pro Forma EBITDA for Computation Period[4]		$_______
16.	Cash Interest Expense for Computation Period[5]	$_______
17.	Interest Coverage Ratio for Computation Period (Ratio of item 15 to item 16)		___ to 1.00
Interest Coverage Ratio required as of the last day of such Computation Period:			3.00 to 1.00

4 Adjusted for acquisitions and dispositions in accordance with to the definition of “Pro Forma EBITDA”

5 Adjusted for acquisitions and dispositions in accordance with the proviso to the definition of “Interest Coverage Ratio”

Attachment 2

10.6.2 Secured Leverage Ratio

1.	Funded Secured Debt as of last day of Fiscal Quarter		$_______
2.	Unrestricted Cash as of last day of Fiscal Quarter:
	(i) 100% of Free Cash of the Company and its Domestic Subsidiaries, plus	$_______

	(ii) 60% of Free Cash of Foreign Subsidiaries in excess of Funded Debt of Foreign Subsidiaries, plus	$_______

	(iii) 100% of Free Cash of Foreign Subsidiaries not to exceed Funded Debt of Foreign Subsidiaries.	$_______
$_______[6]
The positive result, if any of the result of (the sum of item (i) plus item (ii) plus item (iii)) minus $20,000,000
3.	Pro Forma EBITDA for Computation Period ending on the last day of such Fiscal Quarter (From Attachment 1, item 14)		$_______
4.	Leverage Ratio as of the last day of such Fiscal Quarter (Ratio of (item 1 - item 2) to item 3)		___ to 1.00
Maximum permitted Secured Leverage Ratio as of the last day of Fiscal Quarter:			[3.50][4.00][7] to 1.0

6 Not to be less an $0.

7 The maximum Leverage Ratio shall be increased to 4.00 to 1.00 during a Covenant Holiday Period. The maximum Leverage Ratio may be different from the two options set forth above if an Elevated Covenant Period is in effect, in which case, the applicable maximum stated in Section 10.6.2 should be inserted for this line item.

ANNEX III

Schedule 1.1

[See Attached]

SCHEDULE 1.1

PRICING SCHEDULE

The Commitment Fee Rate, Eurocurrency Margin, LC Fee Rate, Base Rate Margin and Canadian Prime Rate Margin, respectively, shall be determined in accordance with the table below and the other provisions of this Schedule 1.1.

	Commitment Fee Rate	Eurocurrency Margin/Daily Floating LIBOR Margin/LC Fee Rate	Base Rate Margin/Canadian Prime Rate Margin
Level I	40.00 bps	250.00 bps	150.00 bps
Level II	37.50 bps	225.00 bps	125.00 bps
Level III	35.00 bps	200.00 bps	100.00 bps
Level IV	30.00 bps	187.50 bps	87.50 bps
Level V	25.00 bps	162.50 bps	62.50 bps
Level VI	20.00 bps	137.50 bps	37.50 bps
Level VII	15.00 bps	112.50 bps	12.50 bps
Level VIII	12.50 bps	100.00 bps	00.00 bps

Level I applies when the Leverage Ratio is greater than or equal to 5.00 to 1.00.

Level II applies when the Leverage Ratio is greater than or equal to 4.50 to 1.00 but less than 5.00 to 1.00.

Level III applies when the Leverage Ratio is greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00.

Level IV applies when the Leverage Ratio is greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00.

Level V applies when the Leverage Ratio is greater than or equal to 2.50 to 1.00 but less than 3.50 to 1.00.

Level VI applies when the Leverage Ratio is greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00.

Level VII applies when the Leverage Ratio is greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00.

Level VIII applies when the Leverage Ratio is less than 1.00 to 1.00.

Beginning on October 1, 2020 and continuing through and including the last day of the Elevated Covenant Period, the applicable Level shall not be less than Level III. After the Elevated

Covenant Period terminates, the applicable Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last Fiscal Quarter of any Fiscal Year, 90 days) after the end of each Fiscal Quarter based on the Leverage Ratio as of the last day of such Fiscal Quarter; provided that if the Company fails to deliver the financial statements required by Section 10.1.1 or 10.1.2, as applicable, and the related certificate required by Section 10.1.3 by the 45th day (or, if applicable, the 90th day) after any Fiscal Quarter, Level I shall apply until such financial statements are delivered.